 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998

                                                     REGISTRATION NO. 333-61515
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         FOX ENTERTAINMENT GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

            DELAWARE                    4833                    95-4066193
  (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD           (I.R.S. EMPLOYER
      OF INCORPORATION OR            INDUSTRIAL            IDENTIFICATION NO.)
         ORGANIZATION)          CLASSIFICATION CODE
                                      NUMBER)
                            1211 AVENUE OF THE AMERICAS
                              NEW YORK, NEW YORK 10036
                                   (212) 852-7111
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            ARTHUR M. SISKIND, ESQ.
              SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         FOX ENTERTAINMENT GROUP, INC.
                          1211 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036
                                (212) 852-7111
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

           JEFFREY W. RUBIN, ESQ.                         VINCENT J. PISANO, ESQ.
            STEPHEN H. KAY, ESQ.                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
        SQUADRON, ELLENOFF, PLESENT &                         919 THIRD AVENUE
               SHEINFELD, LLP                             NEW YORK, NEW YORK 10022
              551 FIFTH AVENUE                                 (212) 735-3000
          NEW YORK, NEW YORK 10176
               (212) 661-6500

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical in all respects except for the front cover page, the Section entitled "Underwriting" and the back cover page. Pages included in the International Prospectus and not in the U.S. Prospectus are marked "Alternate Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1998

PROSPECTUS

                                85,000,000 SHARES
                         FOX ENTERTAINMENT GROUP, INC.
[LOGO]                        CLASS A COMMON STOCK

                                  ----------

  All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), offered hereby are being sold by Fox Entertainment Group, Inc. (the "Company"). Of the 85,000,0000 shares of Class A Common Stock offered hereby, 72,250,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 12,750,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price of the Class A Common Stock offered hereby will be between $21.00 and $24.00 per share. For a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock, see "Underwriting." The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange ("NYSE") under the symbol "FOX."

  Following the Offerings, the Company will have two classes of authorized common stock, the Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes on all matters submitted to a vote of stockholders. The News Corporation Limited, a South Australia corporation ("News Corporation"), indirectly beneficially owns all of the Company's outstanding common stock and will, immediately after the Offerings, indirectly beneficially own all of the Company's issued and outstanding Class B Common Stock. Upon consummation of the Offerings, such Class B Common Stock will represent approximately 98.5% of the voting power of the Company. As a result of such ownership, News Corporation will be able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. See "Risk Factors--Relationships Between the Company and News Corporation," "Principal Stockholder and Stock Ownership" and "Relationships Between the Company and News Corporation."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              PRICE TO    UNDERWRITING   PROCEEDS TO
                                               PUBLIC     DISCOUNT (1)   COMPANY (2)
------------------------------------------------------------------------------------
Per Share..................................      $             $             $
------------------------------------------------------------------------------------
Total (3).................................. $             $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at
    $                  .
(3) The Company has granted the U.S. Underwriters and the International
    Managers options, exercisable within 30 days after the date hereof, to purchase up to 10,625,000 and 1,875,000 additional shares of Class A Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the Total Price to Public, Underwriting
    Discount and Proceeds to Company will be $              ,
    $                    and $                   , respectively. See
    "Underwriting."

                                  ----------

  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in
New York, New York on or about                       , 1998.

                                  ----------
MERRILL LYNCH & CO.
           ALLEN & COMPANY INCORPORATED
                        GOLDMAN, SACHS & CO.
                                                      MORGAN STANLEY DEAN WITTER
BEAR, STEARNS & CO. INC.
         DONALDSON, LUFKIN & JENRETTE
                   J.P. MORGAN & CO.
                            NATIONSBANC MONTGOMERY SECURITIES LLC
                                    SALOMON SMITH BARNEY

                                  ----------

          The date of this Prospectus is                       , 1998.

                 DESCRIPTION OF PROSPECTUS INSIDE FRONT COVER

        The inside front cover of the prospectus consists of a three-panel gatefold. The first panel (i.e., the outside panel) consists of white and gray lettering against a black background with the following phrase: A LEADING GLOBAL ENTERTAINMENT COMPANY BUILT ON THE STRENGTH OF POWERFUL BRANDS. An image of the animated character Bart Simpson appears at the bottom of the page.

        The second and third panels of the gatefold (i.e., the two inside panels) include a photo montage (which covers approximately two-thirds of such panels) of images from the Company's feature films and television programming (in some cases, accompanied by the names of the films or programs), as well as a variety of logos associated with Company-owned businesses.

        The remaining one-third of the inside panels of the gatefold consists of a list of brand names associated with certain businesses in which the Company holds a direct or indirect interest (presented in white lettering against a black background). A 2-1/2" by 2" image of the Company's logo appears in the middle of the brand list.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing interim unaudited financial information.

                               ----------------

  For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Class A Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A Common Stock and the distribution of this Prospectus.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZATION, THE PURCHASE OF THE CLASS A COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


  The "Fox" name and mark and the Company's associated brand names and logos, as well as the names of several of its television series and motion picture titles, are trademarks and service marks of the Company. This Prospectus also includes trade names and trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." Throughout this Prospectus, except where the context otherwise requires, the term "Company" refers collectively to Fox Entertainment Group, Inc. and its direct and indirect subsidiaries, and their respective predecessors. Except where the context otherwise requires, all information in this Prospectus assumes: (i) an initial public offering price of $22.50 per share of Class A Common Stock, which represents the mid-point of the range set forth on the cover of this Prospectus and (ii) the Underwriters' over-allotment options, as described in "Underwriting," are not exercised. In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction. The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30 in each year. As set forth in this Prospectus, references to fiscal years of the Company or its predecessors are to the fiscal years of the Company or its predecessors ending in June or July, as appropriate, in each such year.

                                  THE COMPANY

  Fox Entertainment Group, Inc. is one of the world's leading vertically integrated entertainment companies. The Company is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programming, thus allowing the Company to retain a substantial portion of the economic value of its film and television programming. In fiscal 1998, the Company generated approximately $7 billion in combined revenues and approximately $900 million in Operating Income Before Depreciation and Amortization (as herein defined).

  The Company's three principal operating areas and related businesses are summarized below.

  Feature Film and Television Production and Distribution. The Company engages in feature film and television production and distribution principally through the following businesses: Fox Filmed Entertainment ("FFE"), a leading producer and distributor of feature films; Twentieth Century Fox Television, a leading producer of network television programming; and Twentieth Television, a producer and distributor of syndicated programming. Feature films recently released by units of FFE include The Full Monty, Anastasia, The X-Files, Dr. Dolittle, There's Something About Mary, Ever After and How Stella Got Her Groove Back. Units of FFE have produced or distributed six of the top ten domestic box office grossing movies of all time, including the Star Wars trilogy (Star Wars, The Empire Strikes Back, Return of the Jedi), Home Alone, Independence Day, and most recently, Titanic (together with Paramount Pictures), which has generated worldwide gross box office receipts of approximately $1.8 billion.

  Twentieth Century Fox Television is the leading television production studio based on hours of weekly programming ordered for broadcast on network television for the Fall 1998 television season. These television programs include such top-rated and highly-acclaimed series as The Simpsons, Ally McBeal, The X-Files, King of the Hill, Buffy the Vampire Slayer, Dharma & Greg, The Practice and Chicago Hope. In the United States, Twentieth Television distributes programming originally broadcast on the networks ("off-network programming") and first-run syndication programming to individual stations for broadcast during non-prime time periods and to basic cable programming services. Such programs include programs produced by Twentieth Century Fox Television such as The Simpsons and The X-Files, popular library series such as M*A*S*H, and original programs developed for first-run syndication.

  Television Broadcasting. The Company's television broadcasting operations consist primarily of the Fox Broadcasting Company ("FOX"), a leading free-to-air television network that reaches 98% of U.S. television households during prime time, and a group of 22 Company-owned and operated television broadcast stations (the "Fox Television Stations"). Since its launch 11 years ago, FOX, which consists of 203 television station affiliates (including the Fox Television Stations), has become the nation's second highest-rated network in prime time competition based on viewership of adults aged 18-49, the audience most sought after by advertisers. FOX broadcasts 15 hours per week of prime time programming to its affiliated stations, including such popular series as The Simpsons, The X-Files, Ally McBeal, King of the Hill, Beverly Hills 90210, Melrose Place and Party of Five, as well as games of the National Football League ("NFL"), Major League Baseball ("MLB") and the National Hockey League ("NHL"). During the 1998-1999 broadcast season, FOX will air the NFL's Super Bowl XXXIII, MLB's World Series and certain games of the NHL's Stanley Cup playoffs and finals.

  The Fox Television Stations group is the largest station group in the United States in terms of both audience reach and advertising revenues. The 22 Fox Television Stations include stations in nine of the top 10 designated market areas ("DMAs"). The Fox Television Stations operate in markets representing, in the aggregate, over 40% of U.S. television households and 50% of local television station advertising revenues. Among the entire group, 19 of the 22 Fox Television Stations ranked first or second in common prime time competition with stations affiliated with other broadcast networks in each station's respective market among adults aged 18-49, based on the November 1997 ratings sweep period.

  Cable Network Programming. The Company's cable network programming interests include the Fox News Channel ("Fox News"), a 50% interest in Fox/Liberty Networks, LLC ("Fox/Liberty Networks") and a 49.5% interest in Fox Family Worldwide, Inc. ("FFW"). Fox News is a 24-hour all-news cable programming service which is currently available to approximately 34 million cable and direct broadcast satellite ("DBS") households in the United States. Fox News benefits from the worldwide news gathering capabilities of News Corporation's subsidiaries and affiliates. Fox/Liberty Networks is the largest regional sports network ("RSN") programmer in the United States, holding interests in 21 RSNs (the "Fox Sports RSNs") and Fox Sports Net, a 24-hour national sports programming service. The Fox Sports RSNs, together with five additional Fox Sports Net affiliated RSNs, have rights to telecast games of 72 professional sports teams to over 62 million U.S. cable and DBS households. Fox/Liberty Networks also owns and operates FX, the eighth highest-rated basic cable network during prime time among adults aged 18-49, which reaches approximately 37 million U.S. cable and DBS households. FFW is an integrated global family entertainment company that acquires and produces family and children's programming and distributes this programming on a worldwide basis. FFW's programming is distributed to U.S. broadcast outlets through the Fox Kids Network, a children's daytime programming slate provided to affiliates of FOX, and through FFW's Fox Family Channel, one of the top 10 most widely distributed cable networks in the United States, which reaches approximately 73 million U.S. cable and DBS households. FFW's programming is distributed to broadcasters internationally and through Fox Kids branded channels in 28 countries.

  Related Businesses. In addition to minority interests in the New York Knickerbockers National Basketball Association ("NBA") franchise, the New York Rangers NHL franchise and certain entertainment venues held through Fox/Liberty Networks, the Company owns and operates the Los Angeles Dodgers MLB franchise and holds an indirect minority interest in the Staples Center, a sports and entertainment complex under construction in Los Angeles, California.

BUSINESS STRATEGY

  The Company's objective is to create successful film and television programming, to own substantially all rights to such programming and to maximize the value of such rights, including by owning significant segments of the programming distribution chain. The Company intends to continue to execute the following strategies, which are discussed under "Business--Business Strategy":

  . Create high-quality franchise programming;

  . Maximize the value of its programming, including through Company-owned distribution outlets;

  . Retain rights to programming licensed to third parties;

  . Leverage the Fox brand; and

  . Benefit from relationship with News Corporation.

THE X-FILES: VERTICAL INTEGRATION AT WORK

  The Company's popular series The X-Files provides an excellent example of the enhanced value that can be created by the Company through its distribution of Company-created programming through Company-owned distribution channels. Production and distribution of The X-Files operates as follows: (i) Twentieth Century Fox Television, in cooperation with the program's creator, produces the series; (ii) FOX licenses the first-run rights to the series from Twentieth Century Fox Television, including episodes of the series for airing during its Sunday prime time schedule, and FOX retains and sells the national advertising spots; (iii) the Fox Television Stations sell local advertising during these episodes in their respective markets; (iv) Twentieth Television then sells the series in syndication for exhibition on FX and various television stations, including the Fox Television Stations group; (v) FX sells the national advertising for these episodes and the Fox Television Stations sell local advertising; and (vi) units of FFE sell the series in markets outside the United States. By building an audience for The X-Files on FOX, the Company created a valuable programming franchise, from which many of its distribution outlets have benefitted. Most recently, FFE produced a major motion picture based on The X-Files, which, as of November 3, 1998, had grossed over $170 million in worldwide box office receipts and will ultimately be distributed to the home video, cable and broadcast television marketplaces and licensed for merchandising.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the shares of Class A Common Stock offered hereby, including risks associated with feature film and television production and distribution, dependence upon affiliation and carriage agreements and risks associated with sports programming.

                            RECENT DEVELOPMENTS

  On November 9, 1998, the Company announced its unaudited combined results of operations for the three months ended September 30, 1998. See "Recent Developments."

                             [CHART APPEARS HERE]


[THE CHART INSERTED SETS FORTH THE ORGANIZATION OF THE COMPANY. THE CHART DIVIDES THE COMPANY'S OPERATIONS INTO THREE PRINCIPAL AREAS: FEATURE FILM AND TELEVISION PRODUCTION AND DISTRIBUTION (INCLUDING FOX FILMED ENTERTAINMENT AND ITS UNITS, TWENTIETH TELEVISION AND FOX TELEVISION STUDIOS); TELEVISION BROADCASTING (INCLUDING FOX BROADCASTING COMPANY AND FOX TELEVISION STATIONS; AND CABLE NETWORK PROGRAMMING (INCLUDING FOX NEWS CHANNEL, FOX/LIBERTY NETWORKS, FOX/LIBERTY VENTURES AND FOX FAMILY WORLDWIDE). THE CHART AND ITS FOOTNOTES ALSO INDICATE THE COMPANY'S OWNERSHIP OF BUSINESSES IN WHOLE OR IN PART (INCLUDING PERCENTAGES FOR INTERESTS THAT ARE LESS THAN 100%).]

                      RELATIONSHIPS WITH NEWS CORPORATION

  Pursuant to a recapitalization effected prior to the consummation of the Offerings (the "Recapitalization"), the Company has authorized two new classes of common stock, Class A Common Stock and Class B Common Stock, and News Corporation is the beneficial owner of 547,500,000 shares of Class B Common Stock, which represent all of the Company's issued and outstanding Class B Common Stock. After the Offerings, such Class B Common Stock will represent approximately 86.6% of the equity and 98.5% of the voting power of the Company. As a result of such ownership, News Corporation will be able to control the vote on substantially all matters submitted to a vote of the Company's stockholders, including the election of directors and the approval of extraordinary corporate transactions. All of the Company's executive officers are also executive officers of News Corporation. In addition, Mr. K. Rupert Murdoch, Chairman and Chief Executive of News Corporation and Chairman and Chief Executive Officer of the Company, owns voting preferred stock representing 76% of the voting power of the Company's subsidiary Fox Television Holdings, Inc.

  Immediately prior to the Offerings, $4.5 billion of indebtedness will be owed by the Company to News Corporation and certain of its subsidiaries. Such debt bears interest at the rate equal to News Corporation's average cost of long term-debt (currently approximately 8% per annum), adjusted annually, and payable quarterly. The debt matures on June 30, 2003. The Company intends to use the entire net proceeds of the Offerings to repay a portion of such debt.

  News Corporation and certain of its subsidiaries, including the Company and certain of its significant subsidiaries (the "Fox Guarantors"), are guarantors of various obligations of News America Incorporated ("NAI"), a subsidiary of News Corporation, under various guaranteed debt instruments (the "Guaranteed Debt Instruments"). The principal amount of indebtedness outstanding under such Guaranteed Debt Instruments at June 30, 1998 was approximately $9.3 billion. Additional subsidiaries of the Company may from time to time be required to become guarantors of the Guaranteed Debt Instruments in certain circumstances.

  In addition, the Fox Guarantors have guaranteed the obligations of News Corporation and certain of its subsidiaries under a revolving credit agreement dated May 19, 1993, by and among certain subsidiaries of News Corporation and various banks (such agreement, as amended, the "Revolving Credit Agreement"). The Revolving Credit Agreement provides for borrowings of up to approximately $2.0 billion, and expires on June 30, 2004. As of the date of this Prospectus, there are no borrowings outstanding under the Revolving Credit Agreement. Additional subsidiaries of the Company may from time to time be required to become guarantors under the Revolving Credit Agreement in certain circumstances.

  In the case of any event of default by any of the obligors under the Guaranteed Debt Instruments or the Revolving Credit Agreement (including events of default which may arise from conduct or events outside the control of the Company), the Fox Guarantors will be directly liable to the holders of the Guaranteed Debt Instruments and the banks under the Revolving Credit Agreement under the terms of the various guarantees. News Corporation has agreed to indemnify the Fox Guarantors from and against any obligations they may incur pursuant to the guarantees.

  With respect to the matters set forth above, see "Risk Factors--Relationships Between the Company and News Corporation," "--Contingent Liabilities for Obligations of News Corporation," "Reorganization," "Principal Stockholder and Stock Ownership," "Relationships Between the Company and News Corporation" and "Shares Eligible for Future Sale."

                                 THE OFFERINGS

  Of the 85,000,000 shares of Class A Common Stock being offered by the Company, 72,250,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters and 12,750,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. See "Underwriting."

Class A Common Stock Offered by the
 Company(1):
  U.S. Offering..............................  72,250,000 shares
  International Offering.....................  12,750,000 shares
    Total....................................  85,000,000 shares
Common Stock Outstanding After the Offerings:
  Class A Common Stock.......................  85,000,000 shares(1)
  Class B Common Stock.......................  547,500,000 shares(2)
    Total Common Stock.......................  632,500,000 shares(1)

Relative Rights of Class A Common
Stock and Class B Common Stock........
                                       The Class A Common Stock and the
                                       Class B Common Stock have identical
                                       rights other than with respect to
                                       voting, conversion and transfer.
                                       The Class A Common Stock is
                                       entitled to one vote per share
                                       while the Class B Common Stock is
                                       entitled to ten votes per share on
                                       all matters submitted to a vote of
                                       stockholders. The shares of Class B
                                       Common Stock are convertible at any
                                       time at the option of the holder
                                       into shares of Class A Common Stock
                                       on a share-for-share basis. In
                                       addition, shares of Class B Common
                                       Stock will be automatically
                                       converted into a like number of
                                       shares of Class A Common Stock upon
                                       any transfer to any person or
                                       entity which is not a Permitted
                                       Transferee, which generally will
                                       include News Corporation, its
                                       direct and indirect subsidiaries,
                                       any Person in which News
                                       Corporation Beneficially Owns,
                                       directly or indirectly, at least
                                       50% of the equity or voting
                                       securities thereof, and any
                                       successor of any of the foregoing.
                                       All of the outstanding shares of
                                       Class B Common Stock are
                                       beneficially owned by News
                                       Corporation. See "Principal
                                       Stockholder and Stock Ownership"
                                       and "Description of Capital Stock."

Use of Proceeds....................... The Company currently intends to use the net proceeds from the
                                       Offerings to repay certain
                                       indebtedness to a subsidiary of
                                       News Corporation.

Listing............................... The Class A Common Stock has been approved for listing, subject to
                                       official notice of issuance, on the
                                       NYSE under the symbol "FOX."
--------
(1) Does not include up to an aggregate of 12,500,000 shares subject to over-allotment options granted by the Company to the Underwriters.

(2) All of the Class B Common Stock is indirectly beneficially owned by News Corporation.

                        SUMMARY COMBINED FINANCIAL DATA

  The summary historical combined financial data of the Company presented below for the years ended June 30, 1996, 1997 and 1998 and at June 30, 1998, have been derived from, and are qualified by reference to, the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. The summary historical combined financial data of the Company presented below for the years ended June 30, 1994 and 1995 have been derived from unaudited combined financial statements of the Company not included in this Prospectus. The summary pro forma financial data presented below have been derived from the unaudited pro forma combined financial statements included elsewhere herein. The pro forma financial data gives effect to the Reorganization, Recapitalization, and the Offerings and the application of the net proceeds therefrom as if such transactions, for purposes of the pro forma statement of operations, occurred on July 1, 1997 and, for purposes of the pro forma balance sheet, on June 30, 1998. The summary combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus.

  The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered.

                              FISCAL YEAR ENDED JUNE 30,             (UNAUDITED)
                         -----------------------------------------    PRO FORMA
                          1994   1995(1)  1996(2)  1997(3)   1998   AS ADJUSTED(4)
                         ------  -------  -------  -------  ------  --------------
                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Filmed Entertainment... $2,094  $2,215   $2,324   $3,112   $3,876      $3,876
 Television Broadcasting
  and Related
  Businesses............  1,294   1,700    2,224    2,698    3,075       3,075
 Cable Network
  Programming...........    --      --       --        37       72          72
                         ------  ------   ------   ------   ------      ------
    Total revenues......  3,388   3,915    4,548    5,847    7,023       7,023
 Operating income.......    325     391      481      320      663         663
 Income (loss) before
  income taxes..........    213     (39)     585       79      311         272
 Net income (loss)......   $127    $(23)    $411      $30     $176        $154
                         ======  ======   ======   ======   ======      ======
 Basic and diluted earn-
  ings (loss) per share.  $0.23  $(0.04)   $0.75    $0.05    $0.32       $0.24
                         ======  ======   ======   ======   ======      ======
OTHER OPERATING DATA:
 Segment Operating
  Income:
  Filmed Entertainment..    $93    $117     $118     $113     $266
  Television
   Broadcasting and
   Related Businesses...    232     274      363      360      555
  Cable Network
   Programming..........    --      --       --      (148)    (141)
  Other charges.........    --      --       --        (5)     (17)
                         ------  ------   ------   ------   ------
    Total Operating In-
     come...............   $325    $391     $481     $320     $663
                         ======  ======   ======   ======   ======
 Cash flows from operat-
  ing activities........   $185    $183     $321     $117     $306
 Cash flows used in in-
  vesting activities....   (324)   (372)    (838)    (278)    (876)
 Cash flows from financ-
  ing activities........    123     201      548      362      415
 Capital expenditures...    $55    $108      $85     $338     $208

                                                           AT JUNE 30, 1998
                                                       -------------------------
                                                                   (UNAUDITED)
                                                                    PRO FORMA
                                                         ACTUAL   AS ADJUSTED(4)
                                                       ---------- --------------
                                                         (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
 Cash and cash equivalents............................    $101          $101
 Total assets.........................................  12,630        12,630
 Due to intercompany affiliates.......................   3,702         2,661
 Senior Secured Discount Notes........................     206           206
 Film production financing and other..................     169           169
 Shareholders' equity.................................   3,941         4,981

                                                FISCAL YEAR ENDED JUNE 30,
                                              --------------------------------
OTHER DATA:                                   1994  1995  1996  1997(3)  1998
                                              ----- ----- ----- -------  -----
                                                   (DOLLARS IN MILLIONS)
 Segment Operating Income Before Depreciation
  and Amortization(5):
  Filmed Entertainment.......................  $114  $139  $142    $138   $292
  Television Broadcasting and
   Related Businesses........................   291   333   436     490    727
  Cable Network Programming..................   --    --    --     (123)   (96)
  Other charges..............................   --    --    --       (5)   (17)
                                              ----- ----- ----- -------  -----
    Total Operating Income Before Deprecia-
     tion and Amortization(5)................  $405  $472  $578    $500   $906
                                              ===== ===== ===== =======  =====

FOOTNOTES:

(1) Effective at the beginning of fiscal 1995, the Company changed its method of accounting for multi-year programming contracts resulting in a charge of $590 million related to FOX's NFL broadcast contract. Additionally, during fiscal 1995, the Company changed its estimate of the performance of this contract, resulting in a reversal of the charge of approximately $237 million. The net effect in fiscal 1995 of these two accounting changes was approximately $353 million and has been presented as other expense (not within operating income) to allow for comparable analyses of the results of operations and trends.

(2) The Company sold its television stations in Dallas and Atlanta in July and December 1995, respectively, resulting in a $183 million gain in fiscal 1996.

(3) Fiscal 1997 includes the operating performance of the ten television stations acquired as part of the January 1997 acquisition of New World Communications Group, Inc.

(4) Pro forma as adjusted amounts reflect adjustments for (i) the shares outstanding as the result of the Recapitalization and the Offerings and
    (ii) the after tax impact on interest expense resulting from (a) the application of the net proceeds from the Offerings as set forth under "Use of Proceeds," and (b) the adjustment to increase the interest rate from 5% to 8% under the terms of the remaining intercompany indebtedness after the Reorganization and the Offerings.

(5) Operating Income Before Depreciation and Amortization is defined as operating income (loss) before depreciation and amortization. Operating Income Before Depreciation and Amortization is presented supplementally as management believes it allows for the most appropriate measure for evaluating operating performance. The Company believes Operating Income Before Depreciation and Amortization is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. Operating Income Before Depreciation and Amortization eliminates the uneven effect across business segments of considerable amounts of depreciation and amortization primarily resulting from the value of intangible assets acquired in business combinations accounted for by the purchase method of accounting. While many in the financial community consider Operating Income Before Depreciation and Amortization to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP") which are presented in the audited financial statements included elsewhere in this Prospectus. Additionally, the Company's calculation of Operating Income Before Depreciation and Amortization may be different than the calculation used by other companies and therefore, comparability may be affected.

                                 RISK FACTORS

   Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Class A Common Stock offered hereby. Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

RISKS ASSOCIATED WITH FEATURE FILM AND TELEVISION PRODUCTION AND DISTRIBUTION

  Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home video and premium pay television with respect to feature films and syndication with respect to television series. The production and marketing of feature films and television series require substantial capital; and, in recent years, increases in production and marketing costs have generally outpaced domestic box office revenues (with respect to feature films) and license fees (with respect to television series). See "Business--Feature Film and Television Production and Distribution."

  Due to increased competition and costs associated with film production, film studios constantly evaluate the risks and rewards of production. Companies use various strategies to balance this risk with their capital needs, including, among other methods, co-production, contingent profit participations, acquisition of distribution rights only, and insurance. Pursuant to a series of film rights agreements with an independent third party ("New Millennium"), the Company has agreed to sell completed feature films produced over the period 1997 through 2001 to New Millennium at amounts which approximate cost. The Company is the distributor of these films. Additionally, the Company has the option to reacquire the films after a period when significantly all of the ultimate revenues have been earned based on a formula which considers the remaining projected ultimate revenues, net of cost, as defined at the time of reacquisition. Through this arrangement, New Millennium provides the Company with an external source of capital willing to share in the risks of motion picture production. In cases where the Company fully produces, retains and distributes motion pictures, the Company has the full risk and reward from such films. Under the arrangement with New Millennium, it participates in certain of the risks and rewards from the portfolio of films it has acquired. Although following the expiration of the New Millennium arrangement in 2001 the Company expects to be able to extend the existing arrangements or enter into alternative arrangements, there can be no assurance that such extension or alternative arrangements will be effected or, if effected, will be effected on similar terms to the existing arrangements. Unless this arrangement is extended or an alternate arrangement is entered into prior to the expiration of the film rights agreements in 2001, the Company expects that the funding of its film production activities will be met through internally generated funds or from other external sources of funds, which could include funds made available to the Company from News Corporation or its affiliates. See "Business--Feature Film and Television Production and Distribution."

DEPENDENCE UPON AFFILIATION AND CARRIAGE AGREEMENTS

  FOX has entered into network affiliation agreements with 203 television station affiliates, including the Fox Television Stations. Third-party owned FOX affiliates reach approximately 57% of all U.S. television households, with no single owner group reaching more than approximately 12% of U.S. television households.

FOX programming is provided to its affiliates pursuant to affiliation agreements of varying durations and staggered expirations. The Company is dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that such affiliation agreements will be renewed in the future on terms acceptable to the Company. The loss of a significant number of such affiliation arrangements could reduce the distribution of FOX, thereby adversely affecting the Company's ability to sell national advertising time. See "Business--Television Broadcasting."

  Similarly, the cable networks in which the Company holds interests, including Fox News, FX and the Fox Family Channel, and the Fox Sports RSNs maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and DBS households across the United States. Such cable networks also depend on achieving and maintaining carriage within the basic cable programming package, as the subscriber penetration rate for premium cable programming packages is substantially lower than that of basic cable programming packages. The loss of a significant number of carriage or affiliation arrangements or the loss of such carriage on basic programming tiers could reduce the distribution of such cable networks, thereby adversely affecting such networks' revenues from subscriber fees and ability to sell advertising time. See "Business--Cable Network Programming."

RISKS ASSOCIATED WITH SPORTS PROGRAMMING

  The sports rights contracts between FOX, the Fox Sports RSNs, Fox Sports Net and FX, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for such rights contracts or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by the Company and its affiliates and could adversely affect the Company's or such affiliates' advertising revenues and distribution. In addition, if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees, the Company's businesses that acquire or own such rights could be adversely affected. See "Business-- Television Broadcasting" and "Business--Cable Network Programming."

RISKS OF FOREIGN DISTRIBUTION

  The Company distributes motion picture and television programming in foreign countries and derives a material portion of its combined revenues from foreign sources. Furthermore, the Company's revenues derived from foreign sources have increased over time and may continue to increase in the future. As a result, the Company's business is subject to certain risks inherent in international trade, many of which are beyond its control, such as changes in laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes), differing degrees of protection for intellectual property and the instability of foreign economies and governments. In addition, fluctuations in foreign exchange rates may affect the Company's results of operations.

REGULATION

  In general, the television broadcasting and cable industries in the United States are highly regulated by Federal laws and regulations issued and administered by various federal agencies, including the Federal Communications Commission (the "FCC"). In particular, the Fox Television Stations are dependent upon the continuation and renewal of licenses granted by the FCC, and there can be no assurance that such stations' licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. The FCC has promulgated rules and regulations which require U.S. television broadcasting stations to transition from analog to digital transmission over the next several years. It is difficult to assess how digital television will affect the Company's broadcasting business with respect to competition with other broadcasters and video program providers. In addition, the U.S. Congress and the FCC are considering and may in the future consider and adopt new laws, regulations and policies regarding a wide variety of matters that may affect, directly or indirectly, the operation, ownership and profitability of several of the Company's businesses, including the Fox Television Stations, cable networks and television and cable programming businesses. It is impossible to predict the outcome of federal legislation and regulatory proposals currently under consideration or the potential effect thereof on the Company's business and results of operations. See "Business--Regulation."

COMPETITION

  As a diversified entertainment and media company with operations principally in the film, broadcast television and cable network programming businesses, the Company competes with other large diversified entertainment companies with substantial resources. The Company's businesses each compete, in varying degrees, with other leisure-time activities such as movie theaters, television, radio, print media, personal computers and other alternative sources of entertainment and information. In addition, future technological developments may affect competition within these businesses.

  Each of the film, broadcast television and cable network programming businesses is highly competitive. The Company competes with other film studios, independent production companies and others for the acquisition of artistic properties, the services of creative and technical personnel, exhibition outlets and the public's interest in its products. FOX directly competes for viewers and advertisers and, to a lesser extent, programming with ABC, NBC, CBS (collectively, the "Other Major Networks"), the WB and the UPN Network (collectively, with FOX and the Other Major Networks, the "Networks"). Each of the Other Major Networks broadcasts a greater number of hours of network programming than FOX and, accordingly, may be able to designate or change time periods in which programming is to be broadcast with greater flexibility than FOX. Further, each of the Other Major Networks has a greater number of affiliates with VHF signals, which are generally considered to be stronger affiliates in their markets and, therefore, more appealing to advertisers. Cable network programming services compete for distribution with other pay television programming services and, when distribution is obtained, compete for viewers and advertisers with broadcast television networks, radio and print media. See "Business--Competition."

LIMITATIONS ON CONTROL OF AFFILIATED COMPANIES

  The Company holds its interests in certain businesses, including certain cable network programming businesses and certain professional sports teams, in partnership with nonaffiliated third parties. As a result of such arrangements, the Company may be unable to control the operations, strategies and financial decisions of such partnership entities which could in turn result in limitations on the Company's ability to implement strategies that the Company may favor, or to cause dividends or distributions to be paid. In addition, the Company's ability to transfer its interests in businesses owned jointly with third parties is limited under certain partnership or similar agreements. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

RELATIONSHIPS BETWEEN THE COMPANY AND NEWS CORPORATION

  News Corporation indirectly beneficially owns all of the Company's outstanding Class B Common Stock. After the Offerings, such Class B Common Stock will represent approximately 98.5% of the voting power of the Company. As a result of such ownership, News Corporation will be able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. An aggregate of approximately 30% of the Ordinary Shares of News Corporation (the "Ordinary Shares") are owned by (i) Mr. K. Rupert Murdoch and members of his family; (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities; and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of the shares of News Corporation owned by such persons and entities and Mr. Murdoch's positions as Chairman and Chief Executive of News Corporation and as Chairman and Chief Executive Officer of the Company, Mr. Murdoch may be deemed to control the operations of News Corporation and the Company. Prior to the Offerings, 76% of the voting power of the Company, in the form of voting preferred stock, was held by Mr. Murdoch. Mr. Murdoch, who is a United States citizen, acquired such interest in accordance with a 1985 order of the Federal Communications Commission ("FCC") granting approval for the Company's initial acquisition of U.S. television stations. Such voting preferred stock has been acquired by FEG Holdings, Inc. for its par value of $760,000 plus accrued dividends, and Mr. Murdoch has acquired voting preferred stock of Fox Television Holdings, Inc., representing 76% of the voting power thereof. Through such ownership, Mr. Murdoch will retain voting control over the Company's subsidiaries which hold interests in the Fox Television Stations group. The voting preferred stock of Fox Television Holdings, Inc. has the same rights and preferences as the voting preferred stock previously held by Mr. Murdoch, including a par value of $760,000, and cumulative dividends at the rate of 12% per annum. Such voting preferred stock will be subject to redemption by the affirmative vote of the holder or holders of 66 2/3% of the issued and outstanding shares of common stock of Fox Television Holdings, Inc. All of such common stock of Fox Television Holdings, Inc., representing substantially all of the equity thereof, is owned by the Company. See "Reorganization," "Use of Proceeds," "Business--Regulation," "Principal Stockholder and Stock Ownership," "Relationships Between the Company and News Corporation" and "Shares Eligible for Future Sale."

  Prior to the consummation of the Offerings, News Corporation and its subsidiaries eliminated certain of the intercompany borrowings owed by the Company, and the Company issued notes (the "Intercompany Notes") to a subsidiary of News Corporation in an aggregate amount of $4.5 billion, representing the remaining intercompany borrowings and payment of dividends by the Company to a subsidiary of News Corporation. The Intercompany Notes constitute unsecured, general obligations of the Company and mature on June 30, 2003. The Intercompany Notes bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per annum), adjusted annually and payable quarterly. The Company intends to use the entire net proceeds from the Offerings to repay a portion of the amounts due under the Intercompany Notes. Immediately following consummation of the Offerings and the application of the net proceeds therefrom, the aggregate amount outstanding under the Intercompany Notes will be approximately $2.7 billion (approximately $2.4 billion if the Underwriters' over-allotment options are exercised in full).

  Historically, the Company has derived certain tangible and intangible benefits from being a subsidiary of News Corporation. The Company and News Corporation have developed and maintained a number of financial and other arrangements and have engaged in certain transactions which both the Company and News Corporation believe to have been of mutual benefit. As a subsidiary of News Corporation, the Company has used, and pursuant to the Master Intercompany Agreement with News Corporation, expects that it will continue to use various cash management, financial, tax, legal, and other services provided by News Corporation. It is anticipated that after completion of the Offerings various existing arrangements and transactions will continue and that additional arrangements and transactions will be entered into in the ordinary course of business. The Master Intercompany Agreement, as well as the other arrangements and transactions described above are, or will be, negotiated in the context of a parent-subsidiary relationship, rather than through arm's-length negotiations. News Corporation will be able to determine the nature and extent of the consideration to be paid by the Company for services rendered by News Corporation and its affiliates. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof, will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. Pursuant to the Master Intercompany Agreement, the Company and News Corporation will compensate each other with respect to the services provided thereunder. Furthermore, although all material future arrangements and transactions will be subject to approval by the Audit Committee of the Company's Board of Directors, there can be no assurance that they will continue to be as favorable to the Company, that News Corporation will continue to provide services for the Company's financial and other needs as it has in the past, or that future arrangements and transactions will not involve conflicts of interest. There can be no assurance that the Company, upon termination of any such assistance from News Corporation, will be able to provide adequately such services internally or obtain favorable arrangements from third parties to replace such services. The only provision for review by the Company of compensation and other consideration to be paid under the Master Intercompany Agreement is approval by the Audit Committee of the Company's Board of Directors. See "Reorganization," "Management" and "Relationships Between the Company and News Corporation."

  Although the Company or its subsidiaries have, in the past, entered into various financing arrangements relating to the production of motion pictures and television programs, the Company does not currently have any other independent credit facilities with banks or other institutions and may therefore be dependent upon News Corporation for its credit needs in excess of internally-generated funds. Although the Company believes that News Corporation currently has adequate financial capacity to fund its anticipated needs, there can be no assurance that such financing will remain adequate or that any additional financing will be available. If such financing is not available, the Company may be materially limited in its ability to fund capital expenditures and other investments. In addition, the Company's contingent obligations under its guarantees of the Guaranteed Debt Instruments and the Revolving Credit Agreement and the limitations imposed on the Fox Guarantors thereunder regarding the creation of liens on or other security interests in their properties, may affect the availability of independent credit facilities to the Company, as well as the terms thereof. See "Relationships Between the Company and News Corporation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Following the Offerings, the senior management of the Company will consist of the senior management of News Corporation. Although it is contemplated that such executives will spend a considerable amount of their business time in connection with the business of the Company, no specific time requirements have been established. Furthermore, such executives will also be engaged in activities for News Corporation not related directly to the business of the Company; and, pursuant to the Master Intercompany Agreement, News Corporation may terminate the availability of the services of such executives upon notice to the Company. In addition, the senior officers and certain other employees of the Company may, from time to time, render services to affiliates of News Corporation in addition to the Company. The executive officers and certain other employees of the Company will be eligible to participate in the News Corporation stock option plans. While members of News

Corporation's senior management will not be compensated by, or receive any other benefits directly from, the Company, the Master Intercompany Agreement provides for News Corporation and the Company to agree on an amount of consideration to be paid by the Company to News Corporation or its subsidiaries for the services rendered by such persons to the Company. See "Management" and "Relationships Between the Company and News Corporation."

  In addition, although the Company has historically had a close strategic relationship with News Corporation and certain of its subsidiaries and affiliates, neither the Company nor News Corporation or its subsidiaries and affiliates are obligated to engage in any future business transactions or jointly participate in any opportunities with the other, except as expressly provided in certain agreements discussed elsewhere in this Prospectus. News Corporation is not restricted from owning or acquiring businesses which engage in activities which are similar to, or compete with, those of the Company. Although News Corporation and the Company are subject to provisions of applicable corporate law relating to transactions with affiliates, the Company's organizational documents do not set forth any specific mechanism for dealing with potential conflicts of interest or corporate opportunities, and no formalized provisions to resolve potential or actual conflicts of interest have been adopted. See "Relationships Between the Company and News Corporation."

CONTINGENT LIABILITIES FOR OBLIGATIONS OF NEWS CORPORATION

  News Corporation and certain of its subsidiaries, including the Fox Guarantors, are guarantors of the obligations of NAI under the Guaranteed Debt Instruments. The principal amount of indebtedness outstanding under such Guaranteed Debt Instruments at June 30, 1998 was approximately $9.3 billion, which amount includes approximately $1 billion of obligations under Exchangeable Trust Originated Preferred Securities SM due 2016. The Guaranteed Debt Instruments mature at various times between 1999 and 2096, with a weighted average maturity of over 20 years, and are generally not redeemable prior to maturity. The indentures governing the Guaranteed Debt Instruments limit the ability of News Corporation and its subsidiaries (including the Fox Guarantors) to subject their properties to liens, and certain of the indentures impose limitations on the ability of News Corporation and its subsidiaries (including the Fox Guarantors) to incur indebtedness in certain circumstances. In addition, the holders of the Guaranteed Debt Instruments have the right to require NAI to make an offer to repurchase the outstanding debt in the event that both a change of control of News Corporation and a rating decline involving the Guaranteed Debt Instruments should occur. The Offerings do not constitute such a change of control. The indentures governing the Guaranteed Debt Instruments may require additional subsidiaries of the Company to guarantee certain Guaranteed Debt Instruments in certain circumstances. In addition, there can be no assurance that certain subsidiaries of the Company will not be required to guarantee additional indebtedness of News Corporation and its subsidiaries.

  In addition, the Fox Guarantors have guaranteed the obligations of News Corporation and certain of its subsidiaries under the Revolving Credit Agreement. The Revolving Credit Agreement provides for borrowings of up to approximately $2.0 billion, and expires on June 30, 2004. As of the date of this Prospectus, there are no borrowings outstanding under the Revolving Credit Agreement. Additional subsidiaries of the Company may from time to time be required to become guarantors under the Revolving Credit Agreement in certain circumstances. In addition to the foregoing, the Company and its subsidiaries may from time to time in the future, guarantee additional obligations of News Corporation and its subsidiaries.

  The guarantees, including those of the Company, represent contingent and not current obligations of the Fox Guarantors. In the case of any event of default under the Guaranteed Debt Instruments or the Revolving Credit Agreement (including events of default which may arise from conduct or events outside the control of the Company), the Fox Guarantors will be directly liable to the trustees and the holders of the Guaranteed Debt Instruments and to the banks under the Revolving Credit Agreement under the terms of the various guarantees. Although News Corporation has agreed to indemnify the Fox Guarantors from and against any liabilities they may incur pursuant to the guarantees, there can be no assurance that, if any such default occurs, News Corporation will have the financial capacity to adequately and timely provide such indemnity. The Company believes that the current fair market value of News Corporation's assets (including the value of its equity in the Company but excluding the value of the assets of the Fox Guarantors) is substantially in excess of the obligations guaranteed by the Fox Guarantors. See "Relationships Between the Company and News Corporation--Credit Arrangements."

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for shares of the Class A Common Stock. Although the Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE, there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price of the Class A Common Stock offered hereby will be established by negotiation between the Company and the representatives of the Underwriters. See "Underwriting." In recent years, the stock market in general, and the publicly-traded securities of companies in the entertainment industry in particular, have experienced extreme price fluctuations, sometimes without regard to the performance of particular companies. Factors such as variations in actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the industry, regulatory actions and general economic conditions, among others, may have a significant effect on the market price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offerings, the Company will have 85,000,000 shares of Class A Common Stock outstanding (97,500,000 shares if the Underwriters' over-allotment options are exercised in full). In addition, the Company will have outstanding 547,500,000 shares of Class B Common Stock, all of which are indirectly beneficially owned by News Corporation and will be convertible into Class A Common Stock on a share-for-share basis at the election of the holder or upon transfer or disposition to persons who are not Permitted

Transferees (as defined in the Company's Restated Certificate of Incorporation). Substantially all of the shares of Class A Common Stock outstanding following the Offerings will be freely tradeable, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"). The Company and News Corporation have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of any securities of the Company for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Subject to such restrictions and applicable law, News Corporation will be free to sell any and all of the shares of Class B Common Stock of the Company that it directly or indirectly beneficially owns. No predictions can be made as to the effect, if any, that sales of such shares, or the availability of such shares for future sale, will have on the market price of the Class A Common Stock. Sales of a significant number of such shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities, which in turn could adversely affect the Company's business or results of operations. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

RISKS RELATED TO THE YEAR 2000

  Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the Year 2000. The Year 2000 issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated systems and instrumentation. Also, there can be no guarantee that third parties of business importance to the Company will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure such systems are Year 2000 compliant. Based on the Company's current assessment, the costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company, its customers or vendors identify Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

ABSENCE OF DIVIDENDS

  Following the Offerings, the Company does not anticipate paying any dividends on shares of its Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors. See "Dividend Policy" and "Description of Capital Stock."

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation may make a change in control of the Company more difficult to effect. The Company's Class A Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders and the Company's Class B Common Stock is entitled to ten votes per share on all such matters. News Corporation indirectly beneficially owns all of the Company's outstanding Class B Common Stock. Upon consummation of the Offerings, such Class B Common Stock will represent approximately 98.5% of the voting power of the Company.

                                REORGANIZATION

  The Company was incorporated in Delaware in 1985 as Twentieth Holdings Corporation and changed its corporate name to Fox Entertainment Group, Inc. in 1998.

  Prior to the date of this Prospectus, News Corporation contributed to the Company certain assets and subsidiaries related to the production and distribution of feature films and television programming (the
"Reorganization"). Included in this contribution were TCFFC, certain of News Corporation's interests in Fox/Liberty Networks and other interests.

  Prior to the Offerings, 76% of the voting power of the Company, in the form of voting preferred shares, was held by Mr. K. Rupert Murdoch, the Chairman and Chief Executive Officer of the Company and Chairman and Chief Executive of News Corporation. Mr. Murdoch, who is a United States citizen, acquired such interest in accordance with a 1985 order of the FCC granting approval for the Company's initial acquisition of U.S. television stations. Such voting preferred stock has been acquired by FEG Holdings, Inc. for its par value of $760,000 plus accrued dividends, and Mr. Murdoch has acquired voting preferred stock of Fox Television Holdings, Inc., representing 76% of the voting power thereof. Through such ownership, Mr. Murdoch will retain voting control over the Company's subsidiaries which hold interests in the Fox Television Stations group. The voting preferred stock of Fox Television Holdings, Inc. will have the same rights and preferences as the voting preferred stock previously held by Mr. Murdoch, including a par value of $760,000, and cumulative dividends at the rate of 12% per annum. The voting preferred stock will be subject to redemption by the affirmative vote of the holder or holders of 66 2/3% of the issued and outstanding shares of common stock of Fox Television Holdings, Inc. All of such common stock of Fox Television Holdings, Inc., representing substantially all of the equity thereof, is owned by the Company. See "Business--Regulation."

  The following chart sets forth, in summary form, the structure of the Company and certain of its affiliates following the Offerings.


                             [CHART APPEARS HERE]

--------
(1) News Corporation is a South Australia corporation. Ordinary Shares and Preferred Limited Voting Ordinary Shares of News Corporation are currently traded publicly on the Australian Stock Exchange and on the London Stock Exchange, and American Depositary Shares representing such shares are currently traded on the NYSE.

(2) Mr. Murdoch owns voting preferred stock representing 76% of the voting power of Fox Television Holdings, Inc.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $1.8 billion (approximately $2.1 billion if the Underwriters' over-allotment options are exercised in full), assuming an initial public offering price of $22.50 per share, which represents the mid-point of the range set forth on the cover of this Prospectus.

  The Company intends to use the entire net proceeds from the Offerings to repay a portion of the amounts due under the Intercompany Notes. The Intercompany Notes were issued prior to the consummation of the Offerings and represent all outstanding intercompany borrowings and the payment of dividends by the Company to a subsidiary of News Corporation. The Intercompany Notes constitute unsecured, general obligations of the Company and mature on June 30, 2003. The Intercompany Notes bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per annum), adjusted annually and payable quarterly. Immediately following consummation of the Offerings and the application of the net proceeds therefrom, the aggregate amount outstanding under the Intercompany Notes will be approximately $2.7 billion (approximately $2.4 billion if the Underwriters' over-allotment options are exercised in full). The Company anticipates that cash provided by future operations will be sufficient to meet its working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Relationships Between the Company and News Corporation."

                                DIVIDEND POLICY

  Following the Offerings, the Company does not anticipate paying any dividends on shares of its Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company as of June 30, 1998, (ii) the pro forma capitalization to give effect to (a) the Reorganization and (b) the Recapitalization, and (iii) the pro forma as adjusted capitalization of the Company which gives effect to (a) the Reorganization, (b) the Recapitalization and (c) the Offerings. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

  The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered.

                                                         AT JUNE 30, 1998
                                                   ----------------------------
                                                                     PRO FORMA
                                                   ACTUAL PRO FORMA AS ADJUSTED
                                                   ------ --------- -----------
                                                      (DOLLARS IN MILLIONS)
Cash..............................................   $101    $101       $101
                                                   ======  ======     ======
Due to intercompany affiliates and Senior Secured
 Discount Note holders:
  Due to intercompany affiliates(1)(2)............ $3,702  $4,500     $2,661
  Senior Secured Discount Notes...................    206     206        206
                                                   ------  ------     ------
    Total......................................... $3,908  $4,706     $2,867
                                                   ======  ======     ======
Shareholders' equity:
  Preferred Stock, $100 par value per share;
   10,000, no and no shares authorized; 7,600, no
   and no shares issued and outstanding(3)........      1     --         --
  Common Stock(4).................................    --      --         --
  Preferred Stock, $.01 par value per share; no,
   100,000,000 and 100,000,000 shares authorized;
   no shares issued and outstanding...............    --      --         --
  Class A Common Stock, $.01 par value per share;
   no, 1,000,000,000 and 1,000,000,000 shares
   authorized; no, no and 85,000,000 shares issued
   and outstanding(5).............................    --      --           1
  Class B Common Stock, $.01 par value per share;
   no, 650,000,000 and 650,000,000 shares
   authorized; no, 547,500,000 and 547,500,000
   shares issued and outstanding(4)...............    --        5          5
  Paid-in capital(5)..............................  3,132   3,137      4,975
  Retained earnings and comprehensive income(1)...    808     --         --
                                                   ------  ------     ------
    Total shareholders' equity.................... $3,941  $3,142     $4,981
                                                   ======  ======     ======
Total capitalization.............................. $7,849  $7,848     $7,848
                                                   ======  ======     ======

--------
(1) Reflects the Company's payment, in connection with the Reorganization, of dividends to a subsidiary of News Corporation and the elimination of certain intercompany indebtedness.
(2) Reflects the application of the net proceeds derived from the Offerings to the repayment of the Intercompany Notes.
(3) Reflects the redemption, in connection with the Reorganization, of the Company's Preferred Stock, $100 par value, owned by Mr. Murdoch for its $760,000 par value, plus accrued dividends. Mr. Murdoch will acquire voting preferred stock of Fox Television Holdings, Inc., a wholly owned subsidiary of the Company, representing 76% of the voting power thereof. See "Reorganization."
(4) Reflects the conversion, in connection with the Recapitalization, of the Company's common stock, $1.00 par value, indirectly beneficially owned by News Corporation into 547,500,000 shares of Class B Common Stock.
(5) Reflects the issuance of 85,000,000 shares of Class A Common Stock as a result of the Offerings.

                       SELECTED COMBINED FINANCIAL DATA

  The selected historical combined financial data of the Company presented below for the years ended June 30, 1996, 1997 and 1998 and at June 30, 1997 and 1998, have been derived from, and are qualified by reference to, the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. The selected historical combined financial data of the Company presented below for the years ended June 30, 1994 and 1995 and at June 30, 1994, 1995 and 1996, have been derived from unaudited combined financial statements of the Company not included in this Prospectus. The selected pro forma financial data presented below have been derived from the unaudited pro forma combined financial statements included elsewhere herein. The pro forma financial data gives effect to the Reorganization, Recapitalization, and the Offerings and the application of the net proceeds therefrom as if such transactions, for purposes of the pro forma statement of operations, occurred on July 1, 1997 and, for purposes of the pro forma balance sheet, on June 30, 1998. The selected combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus.

  The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered.

                             FISCAL YEAR ENDED JUNE 30,                 (UNAUDITED)
                         --------------------------------------------    PRO FORMA
                          1994    1995       1996     1997(3)   1998   AS ADJUSTED(4)
                         ------  ------     ------    -------  ------  --------------
                          (DOLLARS IN MILLIONS, EXCEPT PER
                                     SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Filmed Entertainment... $2,094  $2,215     $2,324    $3,112   $3,876      $3,876
 Television Broadcasting
  and Related
  Businesses............  1,294   1,700      2,224     2,698    3,075       3,075
 Cable Network
  Programming...........    --      --         --         37       72          72
                         ------  ------     ------    ------   ------      ------
    Total revenues......  3,388   3,915      4,548     5,847    7,023       7,023
 Operating expenses.....  2,587   2,945      3,442     4,667    5,351       5,351
 Selling, general and
  administrative
  expenses..............    396     498        528       675      749         749
 Depreciation and
  amortization..........     80      81         97       180      243         243
 Other charges..........    --      --         --          5       17          17
                         ------  ------     ------    ------   ------      ------
    Operating income....    325     391        481       320      663         663
 Intercompany interest
  expense, net..........    (81)    (77)       (97)     (144)    (174)       (213)
 External interest
  expense, net..........    (31)    --         --        (47)     (97)        (97)
 Equity in earnings
  (loss) of affiliates..    --      --          18       (50)     (81)        (81)
 Other income (expense).    --     (353)(1)    183(2)    --       --          --
                         ------  ------     ------    ------   ------      ------
    Income (loss) before
     income taxes.......    213     (39)       585        79      311         272
 Income tax benefit
  (expense) on a stand-
  alone basis...........    (86)     16       (174)      (49)    (135)       (118)
                         ------  ------     ------    ------   ------      ------
    Net income (loss)...   $127    $(23)      $411       $30     $176        $154
                         ======  ======     ======    ======   ======      ======
 Basic and diluted
  earnings (loss) per
  share.................  $0.23  $(0.04)     $0.75     $0.05    $0.32       $0.24
                         ======  ======     ======    ======   ======      ======
OTHER OPERATING DATA:
 Segment Operating
  Income:
  Filmed Entertainment..    $93    $117       $118      $113     $266
  Television
   Broadcasting and
   Related Businesses...    232     274        363       360      555
  Cable Network
   Programming..........    --      --         --       (148)    (141)
  Other charges.........    --      --         --         (5)     (17)
                         ------  ------     ------    ------   ------
    Total Operating
     Income.............   $325    $391       $481      $320     $663
                         ======  ======     ======    ======   ======
 Cash flows from operat-
  ing activities........   $185    $183       $321      $117     $306
 Cash flows used in in-
  vesting activities....   (324)   (372)      (838)     (278)    (876)
 Cash flows from financ-
  ing activities........    123     201        548       362      415
 Capital expenditures...    $55    $108        $85      $338     $208

                                       AT JUNE 30,
                           ------------------------------------
                                                                  (UNAUDITED)
                                                                   PRO FORMA
                            1994   1995   1996   1997     1998   AS ADJUSTED(4)
                           ------ ------ ------ -------  ------  --------------
                                  (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:

 Cash and cash
  equivalents.............    $13    $24    $55   $256     $101        $101
 Total assets.............  4,379  5,008  6,207 11,697   12,630      12,630
 Due to intercompany
  affiliates..............  1,695  1,955  2,587  2,581    3,702       2,661
 Senior Secured Discount
  Notes and 11% Secured
  Notes...................    --     --     --     714      206         206
 Film production financing
  and other...............      3    172    141    351      169         169
 Shareholders' equity.....    958    942  1,358  3,767    3,941       4,981
                               FISCAL YEAR ENDED JUNE 30,
                           ------------------------------------
                            1994   1995   1996  1997(3)   1998
                           ------ ------ ------ -------  ------
                                  (DOLLARS IN MILLIONS)
OTHER DATA:
 Segment Operating Income
  Before Depreciation
  and Amortization(5):
  Filmed Entertainment....   $114   $139   $142   $138     $292
  Television Broadcasting
   and Related Businesses.    291    333    436    490      727
  Cable Network
   Programming............    --     --     --    (123)     (96)
  Other charges...........    --     --     --      (5)     (17)
                           ------ ------ ------ ------   ------
    Total Operating Income
     Before Depreciation
     and Amortization(5)..   $405   $472   $578   $500     $906
                           ====== ====== ====== ======   ======

FOOTNOTES:

(1) Effective at the beginning of fiscal 1995, the Company changed its method of accounting for multi-year programming contracts resulting in a charge of $590 million related to FOX's NFL broadcast contract. Additionally, during fiscal 1995, the Company changed its estimate of the performance of this contract, resulting in a reversal of the charge of approximately $237 million. The net effect in fiscal 1995 of these two accounting changes was approximately $353 million and has been presented as other expense to allow for comparable analyses of the results of operations and trends.

(2) The Company sold its television stations in Dallas and Atlanta in July and December 1995, respectively, resulting in a $183 million gain in fiscal 1996.

(3) Fiscal 1997 includes the operating performance of the ten television stations acquired as part of the January 1997 acquisition of New World Communications Group, Inc.

(4) Pro forma as adjusted amounts reflect adjustments for (i) the shares outstanding as the result of the Recapitalization and the Offerings and
    (ii) the after tax impact on interest expense resulting from (a) the application of the net proceeds from the Offerings as set forth under "Use of Proceeds," and (b) the adjustment to increase the interest rate, from 5% to 8%, under the terms of the remaining intercompany indebtedness after the Reorganization and the Offerings.

(5) Operating Income Before Depreciation and Amortization is defined as operating income (loss) before depreciation and amortization. Operating Income Before Depreciation and Amortization is presented supplementally as management believes it allows for the most appropriate measure for evaluating operating performance. The Company believes Operating Income Before Depreciation and Amortization is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. Operating Income Before Depreciation and Amortization eliminates the uneven effect across business segments of considerable amounts of depreciation and amortization primarily resulting from the value of intangible assets acquired in business combinations accounted for by the purchase method of accounting. While many in the financial community consider Operating Income Before Depreciation and Amortization to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow and other measures of financial performance prepared in accordance with GAAP which are presented in the audited financial statements included elsewhere in this Prospectus. Additionally, the Company's calculation of Operating Income Before Depreciation and Amortization may be different than the calculation used by other companies and therefore, comparability may be affected.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Combined Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

  The Company manages and reports its businesses in three segments: Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide and the production of original television programming; Television Broadcasting and Related Businesses, which principally consists of the distribution of network programming, the operation of broadcast television stations, the production and distribution of certain syndicated television programming and professional sports team ownership; and Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and DBS operators. The Company's interests in certain cable network programming and related ventures, including Fox/Liberty Networks, FFW, Fox/Liberty Ventures and International Sports Programming Partners, are included in equity in earnings (loss) of affiliates and, accordingly, are not reported in the segments set forth above.

  Prior to the Offerings, News Corporation will effect a Reorganization by contributing to the Company, at book value, certain of its subsidiaries engaged in the production and distribution of feature films and television programming. The Combined Financial Statements of the Company, which are discussed below, reflect the historical results of operations, financial position and cash flows of the Company's wholly owned subsidiaries prior to the Reorganization combined with the historical financial information of the businesses to be contributed to the Company from News Corporation as part of the Reorganization. Management believes the assumptions underlying the Company's Combined Financial Statements to be reasonable. The combined financial information included herein is not necessarily indicative of the consolidated results of operations, financial position and cash flows of the Company had the Reorganization occurred as of the beginning of the three year period ended June 30, 1998, and had the Company operated as a separate, stand-alone entity during this three year period. The combined financial information included herein does not reflect the changes that will occur in the funding and operations of the Company as a result of the Reorganization, Recapitalization and the Offerings. See "Reorganization" and "Relationships Between the Company and News Corporation."

SOURCES OF REVENUE

  Filmed Entertainment. The Filmed Entertainment segment derives revenue from theatrical distribution, home video sales, and distribution through pay-per-view, pay television services, broadcast and cable television. The revenues and operating results of the Filmed Entertainment segment are significantly impacted by the timing of the Company's theatrical and home video releases, the number of its original and returning television series that are aired by FOX and the other Networks and the number of its television series licensed in off-network syndication. Theatrical release dates are determined by several factors, including timing of vacation and holiday periods and competition in the marketplace. Each motion picture is a separate and distinct product with its financial success dependent upon many factors, including audience acceptance.

  Television Broadcasting and Related Businesses. The Television Broadcasting and Related Businesses segment derives revenues principally from the sale of advertising time. Generally, advertising time is sold to national advertisers by FOX and to local advertisers by the Fox Television Stations in their respective markets. The sale of advertising time is affected by viewer demographics, program ratings and market conditions. Adverse changes in general market conditions for advertising may also affect revenues.

  Cable Network Programming. The Cable Network Programming segment derives revenues from monthly subscriber fees as well as from the sale of advertising time. Monthly subscriber fees are dependent on maintenance of carriage arrangements with cable television systems and DBS operators. The sale of advertising time is affected by viewer demographics, program ratings and general market conditions.

COMPONENTS OF EXPENSES

  Filmed Entertainment. Costs incurred by the Filmed Entertainment segment include production, certain exploitation costs, primarily including prints and advertising, capitalized overhead and interest costs, participations and talent residuals. General and administrative expenses include salaries, employee benefits, rent and other routine overhead expenses as well as legal, accounting and consulting fees.

  Television Broadcasting and Related Businesses and Cable Network Programming. Expenses of the Television Broadcasting and Related Businesses segment and the Cable Network Programming segment include expenses related to producing original programming and acquiring programming and rights to programming, as well as general and administrative expenses. Production and technical expenses typically include expenses related to operating the technical facilities of the broadcaster or cable network. Marketing expenses include all promotional expenses related to improving the market visibility and awareness of the broadcaster or cable network. Advertising expenses include sales commissions paid to the in-house sales force involved in the sale of advertising and commissions paid to outside representatives.

INDUSTRY ACCOUNTING PRACTICES

  Revenue Recognition. Revenues from theatrical distribution of feature films are recognized on the dates of exhibition. Revenues from home video distribution, together with related costs, are recognized in the period in which the product is made widely available for sale by retailers. Revenues from television distribution are recognized when the motion picture or television program is available to the licensee for broadcast. Television advertising revenue is recognized as the commercials are aired. Subscriber fees received from cable system and DBS operators are recognized as revenue when services are provided.

  Accounting for Filmed Entertainment and Television Programming Costs. In accordance with GAAP and industry practice, the Company amortizes filmed entertainment and television programming costs using the individual-film-forecast method under which such costs are amortized for each film or television program in the ratio that revenue earned in the current period for such title bears to management's estimate of the total revenues to be realized from all media and markets for such title. Program rights for entertainment programs and sporting events are amortized over the license period. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title and contract basis, which may result in a change in the rate of amortization and/or a write-down of the film or television asset to net realizable value.

USE OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

  Management believes that an appropriate measure for evaluating the operating performance of the Company's business segments is Operating Income Before Depreciation and Amortization of primarily intangible assets. See "Summary Combined Financial Data" for a definition of Operating Income Before Depreciation and Amortization. Operating Income Before Depreciation and Amortization provides a basis to measure liquidity and operating performance of each business segment. Although historical results, including Operating Income Before Depreciation and Amortization, may not be indicative of future results (as operating performance is highly contingent on many factors including consumer tastes and preferences), Operating Income Before Depreciation and Amortization provides management a measure to analyze operating performance against historical and competitors' data. Operating Income Before Depreciation and Amortization eliminates the uneven effect across business segments of considerable amounts of depreciation and amortization primarily resulting from the value of intangible assets acquired in business combinations accounted for by the purchase method of accounting, including the Company's January 1997 acquisition (the "New World Acquisition") of New World Communications Group, Inc. ("New World"). The exclusion of amortization charges is consistent with management's belief that the Company's intangible assets, such as broadcast television licenses, film and television libraries, franchises and the goodwill associated with its brands, are generally increasing in value as the Company implements its business strategies of creating, extending and distributing recognizable brands and copyrights throughout the world. As such, the following comparative discussion of the results of operations of the Company includes, among other factors, an analysis of changes in business segment Operating Income Before Depreciation and Amortization. However, Operating Income Before Depreciation and Amortization should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with GAAP.

COMBINED RESULTS OF OPERATIONS--SUMMARY TABLE

  Combined revenues, operating income and Operating Income Before Depreciation and Amortization for the Company's 1996, 1997 and 1998 fiscal years were as follows. Fiscal 1997 and 1998 include the operating results of the 10 television stations acquired as part of the New World Acquisition.

                                               YEAR ENDED JUNE 30,
                          -----------------------------------------------------------------
                                                                           OTHER DATA
                                                                      ---------------------
                                                                        OPERATING INCOME
                                                                      BEFORE DEPRECIATION
                                REVENUES         OPERATING INCOME     AND AMORTIZATION(1)
                          -------------------- ---------------------  ---------------------
                           1996   1997   1998   1996   1997    1998    1996   1997    1998
                          ------ ------ ------ ------ ------  ------  ------ ------  ------
                                              (DOLLARS IN MILLIONS)

Filmed Entertainment....  $2,324 $3,112 $3,876   $118   $113    $266    $142   $138    $292
Television Broadcasting
 and Related Businesses.   2,224  2,698  3,075    363    360     555     436    490     727
Cable Network
 Programming............     --      37     72    --    (148)   (141)    --    (123)    (96)
                          ------ ------ ------ ------ ------  ------  ------ ------  ------
                           4,548  5,847  7,023    481    325     680     578    505     923
Other charges ..........     --     --     --     --      (5)    (17)    --      (5)    (17)
                          ------ ------ ------ ------ ------  ------  ------ ------  ------
  Total.................  $4,548 $5,847 $7,023   $481   $320    $663    $578   $500    $906
                          ====== ====== ====== ====== ======  ======  ====== ======  ======

--------
(1) Operating Income Before Depreciation and Amortization should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP in the Company's audited financial statements included elsewhere in this Prospectus. See "Summary Combined Financial Data" for definition of Operating Income Before Depreciation and Amortization.

RESULTS OF OPERATIONS--FISCAL 1998 VS. FISCAL 1997

  The following table sets forth the Company's operating results, by segment, for fiscal 1998 as compared to fiscal 1997:

                                                         YEAR ENDED
                                                          JUNE 30,
                                                        --------------
                                                         1997    1998   CHANGE
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
Revenues:
  Filmed Entertainment................................. $3,112  $3,876    $764
  Television Broadcasting and Related Businesses.......  2,698   3,075     377
  Cable Network Programming............................     37      72      35
                                                        ------  ------  ------
    Total revenues..................................... $5,847  $7,023  $1,176
                                                        ======  ======  ======
Operating Income:
  Filmed Entertainment.................................   $113    $266    $153
  Television Broadcasting and Related Businesses.......    360     555     195
  Cable Network Programming............................   (148)   (141)      7
                                                        ------  ------  ------
                                                           325     680     355
  Other charges........................................     (5)    (17)    (12)
                                                        ------  ------  ------
    Total operating income.............................    320     663     343
Intercompany interest expense, net.....................   (144)   (174)    (30)
External interest expense, net.........................    (47)    (97)    (50)
Equity in loss of affiliates...........................    (50)    (81)    (31)
                                                        ------  ------  ------
Income before income taxes.............................     79     311     232
Income tax expense on a stand-alone basis..............    (49)   (135)    (86)
                                                        ------  ------  ------
Net income.............................................    $30    $176    $146
                                                        ======  ======  ======
OTHER DATA:
Operating Income Before Depreciation and Amortization:
  Filmed Entertainment.................................   $138    $292    $154
  Television Broadcasting and Related Businesses.......    490     727     237
  Cable Network Programming............................   (123)    (96)     27
                                                        ------  ------  ------
                                                           505     923     418
  Other charges........................................     (5)    (17)    (12)
                                                        ------  ------  ------
    Total Operating Income Before Depreciation and Am-
     ortization........................................   $500    $906    $406
                                                        ======  ======  ======
Depreciation and Amortization:
  Filmed Entertainment.................................    $25     $26      $1
  Television Broadcasting and Related Businesses.......    130     172      42
  Cable Network Programming............................     25      45      20
                                                        ------  ------  ------
    Total depreciation and amortization................   $180    $243     $63
                                                        ======  ======  ======

  Filmed Entertainment. For fiscal 1998, revenues increased approximately 25% to $3.9 billion. During fiscal 1998, the Company released 25 new feature films as compared to 23 films released during fiscal 1997. The increase in revenues was primarily attributable to the international box office success of Titanic, the highest grossing motion picture of all time, the successful worldwide theatrical release of The Full Monty and the successful home video releases of The Star Wars Trilogy Special Edition and William Shakespeare's Romeo + Juliet. The late fiscal 1998 domestic theatrical releases of The X-Files and Dr. Dolittle have also contributed to these revenues, although a substantial percentage of these films' successes will be reflected in fiscal 1999 results.

  For fiscal 1998, operating expenses increased primarily as a result of the increased amortization of filmed entertainment costs related to the production of Titanic. Operating expenses also increased due to the increase in the number of full season series produced by Twentieth Century Fox Television for FOX and the other Networks to 11.5 hours in fiscal 1998 from 5.5 hours in fiscal 1997. In addition, operating expenses increased in fiscal 1998 due to increased costs relating to marketing and distribution initiatives for home video sales in certain targeted international markets.

  For fiscal 1998, operating income increased approximately 135% to $266 million. Operating results from the successful films mentioned above were partially offset by the disappointing results of Out to Sea, Home Alone 3, Bulworth and The Newton Boys, for which ultimate losses were recognized during fiscal 1998 in accordance with GAAP and industry practice. The growth in operating income was partially offset by the increase in the number of full season series produced by Twentieth Century Fox Television for FOX and the other Networks because original series license fees paid by broadcast networks generally do not fully recover production costs. Generally, a series must be broadcast for at least three to four television seasons for there to be a sufficient number of episodes to offer the series in syndication where additional revenues will be generated.

  For fiscal 1998, Operating Income Before Depreciation and Amortization increased approximately 112% to $292 million representing significantly improved operating performance primarily as a result of the factors described above.

  Television Broadcasting and Related Businesses. For fiscal 1998, revenues increased approximately 14% to $3.1 billion. The segment experienced revenue growth as a result of a full-year's contribution from the 10 television stations acquired as part of the New World Acquisition, as well as revenue growth at both the group's 12 base owned and operated television stations and the New World stations. This revenue growth was attributed to increases in market share and advertising rates. At FOX, revenue increased due to a strong programming line-up, resulting in strong ratings in the key targeted audience, adults aged 18-49 years old. FOX's ratings were supported by its new hit series Ally McBeal, as well as the continued success of The Simpsons, The X-Files and King of the Hill. As a result of FOX's strong ratings, advertising revenues increased as FOX was able to obtain higher rates for advertising targeted at adults aged 18-49 years old.

  For fiscal 1998, operating expenses of the Fox Television Stations increased primarily as a result of operating the New World stations for a full year in fiscal 1998, as well as the costs associated with the investment in local programming. This increase was partially offset by a decrease of operating expenses of FOX, which resulted from a reduction of general advertising and promotion costs, coupled with the absence of the development and production costs associated with the series 13 Bourbon Street, which was abandoned during fiscal 1997.

  For fiscal 1998, operating income increased approximately 54% to $555 million. Despite increased costs, operating margins at the Fox Television Stations improved under the Company's management. In addition, the operating performance of FOX in fiscal 1998 did not reflect the contribution from the broadcast of the Super Bowl, which was broadcast by FOX in fiscal 1997.

  For fiscal 1998, Operating Income Before Depreciation and Amortization increased approximately 48% to $727 million representing significantly improved operating performance primarily as a result of the factors described above, as well as the increase in depreciation and amortization. Depreciation and amortization reflects a full year's amortization of intangible assets relating to the New World Acquisition versus five months in fiscal 1997.

  Cable Network Programming. For fiscal 1998, Fox News' revenues increased approximately 95% to $72 million, reflecting a full year of operations as well as a larger subscriber base. Fox News was launched on October 7, 1996.

  For fiscal 1998, operating expenses increased as a result of the increased costs of news gathering and the operation of Fox News for a full year as compared to only nine months in fiscal 1997.

  For fiscal 1998, operating losses decreased approximately 5%, or $7 million, to a loss of $141 million from a loss of $148 million in fiscal 1997. Fox News continues to experience losses but has increased subscriber revenues as a result of its strengthened distribution base. Current subscribers now constitute approximately 34 million with future commitments above 41 million subscribers.

  For fiscal 1998, Operating Income Before Depreciation and Amortization increased approximately 22% or $27 million, to a loss of $96 million from a loss of $123 million in fiscal 1997 primarily as a result of the factors described above, as well as the increase in depreciation and amortization. These results represent an increase in operating performance. Depreciation and amortization principally represents a full year depreciation of Fox News' studio facilities and additional amortization of cable carriage fees.

  Other Charges. In fiscal 1998, the Company closed one of its film divisions resulting in a non-recurring charge.

  Interest Expense. For fiscal 1998, intercompany interest expense increased approximately 21% to $174 million from $144 million in fiscal 1997, principally reflecting the increase in average balances due to News Corporation and its affiliates.

  The increase in external interest expense reflects increases in the full year average balances of New World debt and production financing associated with feature films.

  Equity in Loss of Affiliates. For fiscal 1998, equity in loss of affiliates increased approximately 62% to $81 million as compared to equity in loss of affiliates of $50 million in fiscal 1997. This loss resulted primarily from additional interest expenses related to the expansion of Fox/Liberty Networks including its acquisition of a 40% interest in Regional Programming Partners and expanded services at International Sports Programming Partners. FFW also reported losses resulting primarily from interest expense incurred in connection with its acquisition of International Family Entertainment, Inc. in fiscal 1998.

  Income Tax Expense on a Stand-alone Basis. The Company has not provided for or paid current income taxes due to its net taxable losses. Deferred income tax expense on a stand-alone basis represents the federal, state and foreign taxes on earnings before income taxes. The effective income tax rate for fiscal 1998 was 43% compared with 62% in the prior year. The lower effective tax rate resulted from the relationship of non-deductible items to lower taxable income in fiscal 1997.

RESULTS OF OPERATIONS--FISCAL 1997 VS. FISCAL 1996

  The following table sets forth the Company's operating results, by segment, for fiscal 1997 as compared to fiscal 1996:

                                                         YEAR ENDED
                                                          JUNE 30,
                                                        --------------
                                                         1996    1997   CHANGE
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
Revenues:
  Filmed Entertainment................................. $2,324  $3,112    $788
  Television Broadcasting and Related Businesses.......  2,224   2,698     474
  Cable Network Programming............................    --       37      37
                                                        ------  ------  ------
    Total revenues..................................... $4,548  $5,847  $1,299
                                                        ======  ======  ======
Operating Income:
  Filmed Entertainment.................................   $118    $113     $(5)
  Television Broadcasting and Related Businesses.......    363     360      (3)
  Cable Network Programming............................    --     (148)   (148)
                                                        ------  ------  ------
                                                           481     325    (156)
  Other charges........................................    --       (5)     (5)
                                                        ------  ------  ------
    Total operating income.............................    481     320    (161)
Intercompany interest expense, net.....................    (97)   (144)    (47)
External interest expense, net.........................    --      (47)    (47)
Equity in earnings (loss) of affiliates................     18     (50)    (68)
Other income...........................................    183     --     (183)
                                                        ------  ------  ------
Income before income taxes.............................    585      79    (506)
Income tax expense on a stand-alone basis..............   (174)    (49)    125
                                                        ------  ------  ------
Net income.............................................   $411     $30   $(381)
                                                        ======  ======  ======
OTHER DATA:
Operating Income Before Depreciation and Amortization:
  Filmed Entertainment.................................   $142    $138     $(4)
  Television Broadcasting and Related Businesses.......    436     490      54
  Cable Network Programming............................    --     (123)   (123)
                                                        ------  ------  ------
                                                           578     505     (73)
  Other charges........................................    --       (5)     (5)
                                                        ------  ------  ------
    Total Operating Income Before Depreciation and Am-
     ortization........................................   $578    $500    $(78)
                                                        ======  ======  ======
Depreciation and Amortization:
  Filmed Entertainment.................................    $24     $25      $1
  Television Broadcasting and Related Businesses.......     73     130      57
  Cable Network Programming............................    --       25      25
                                                        ------  ------  ------
    Total depreciation and amortization................    $97    $180     $83
                                                        ======  ======  ======

  Filmed Entertainment. For fiscal 1997, revenues increased approximately 34% to $3.1 billion. During fiscal 1997, the Company released 23 new feature films as compared to 13 films released during fiscal 1996. The increase in revenues was mainly a result of the highly successful theatrical and video performance of Independence Day, as well as the theatrical release of The Star Wars Trilogy Special Edition and William Shakespeare's Romeo + Juliet. Additionally, fiscal 1997 revenues included the worldwide video sales of a number of episodes of The X-Files series and increased sales of television programming in the international free television marketplace.

  For fiscal 1997, operating expenses increased due to increased filmed entertainment production and exploitation costs, as well as the expansion of the Company's domestic and international video sell-through capabilities, including costs associated with its point of sale and inventory management initiatives designed to support the marketing and distribution of video product.

  For fiscal 1997, operating income decreased approximately 4% to $113 million, as a result of the disappointing results of Speed 2, Chain Reaction and Volcano, for which ultimate losses were recognized in fiscal 1997 in accordance with GAAP and industry practice.

  For fiscal 1997, Operating Income Before Depreciation and Amortization decreased approximately 3% to $138 million representing a marginal decrease in operating performance primarily as a result of the factors described above.

  Television Broadcasting and Related Businesses. For fiscal 1997, revenues increased approximately 21% to $2.7 billion. The segment experienced continued revenue growth at the group's 12 base owned and operated television stations combined with the initial five month revenue contribution from the 10 television stations acquired as part of the New World Acquisition. This revenue growth was attributable to increases in market share and advertising rates. The New World Acquisition increased the coverage of the Fox Television Stations from approximately 27% to approximately 40% of U.S. television households. FOX's revenue growth resulted from its broadcast of Super Bowl XXXI, the initial full year broadcast of MLB, including the World Series, as well as increases in prime time advertising rates.

  For fiscal 1997, operating expenses increased at the Fox Television Stations primarily as a result of including the operation of the New World stations for their initial five-month period. Operating expenses at FOX increased relating to the programming and production costs associated with the broadcast of MLB and Super Bowl XXXI. FOX's programming costs also increased as a result of the addition of a second movie night, the launch of daytime programming and the development costs associated with the abandonment of 13 Bourbon Street.

  For fiscal 1997, operating income decreased 1% to $360 million.

  For fiscal 1997, Operating Income Before Depreciation and Amortization increased approximately 12% to $490 million representing an improvement in operating performance and reflecting the increase in amortization of intangible assets relating to the New World Acquisition for five months.

  Cable Network Programming. Fox News, which was launched on October 7, 1996 into 17 million cable and DBS homes, reported $37 million of initial revenues and contributed operating losses before depreciation and amortization of $123 million and operating losses of $148 million during fiscal 1997. Depreciation and amortization relate to the initial amortization of cable carriage fees over their term and the depreciation of the Fox News' studio facilities.

  Interest Expense. For fiscal 1997, intercompany interest expense increased to $144 million from $97 million in fiscal 1996, principally reflecting the increase in average balances due to News Corporation and its affiliates.

  The increase in external interest expense reflects interest on the New World debt and production financing associated with feature films.

  Equity in Earnings (Loss) of Affiliates. For fiscal 1997, equity in loss of affiliates was $50 million as compared to equity in earnings of affiliates of $18 million in fiscal 1996. The results in fiscal 1997 reflected the Company's share of the first full year losses of Fox/Liberty Networks and International Sports Programming Partners.

  Income Tax Expense on a Stand-alone Basis. The Company has not provided for or paid current income taxes due to its net taxable losses. Deferred income tax expense on a stand-alone basis represents the federal, state and foreign taxes on earnings before income taxes. The effective income tax rate for fiscal 1997 was 62% compared with 30% in the prior fiscal year. The higher effective tax rate resulted from the initial amortization of non-deductible intangible assets arising from the New World Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of cash flow are from internally generated funds and borrowings from News Corporation and its subsidiaries.

  Net cash flows from operating activities in fiscal 1998 increased to $306 million from $117 million in fiscal 1997. This increase was primarily attributable to the increase in earnings and amortization of filmed entertainment costs.

  Net cash flows used in investing activities were $876 million and $278 million in fiscal 1998 and 1997, respectively. Capital expenditures during this period were principally for construction of new office buildings and renovations at the Company's Los Angeles Fox studios lot and the construction of the Fox News operations in New York. The Company's major acquisitions and investments during this period included the Los Angeles Dodgers MLB franchise and the sports programming and related joint ventures with Liberty Media Corporation. During fiscal 1997, the Company acquired New World in a noncash transaction which included the issuance of News Corporation stock and the assumption of New World's indebtedness.

  Future minimum payments under the Company's eight-year contract for program rights to broadcast certain NFL games aggregated approximately $4.6 billion at June 30, 1998, and are payable over the eight-year term. The Company's minimum commitments and guarantees under certain programming, production, licensing, artists, athletes, franchise and other agreements aggregated approximately $2.3 billion at June 30, 1998, which are payable principally over a five-year period.

  Financing activities reflect advances received from News Corporation and the repayments of outstanding indebtedness. The cash provided by News Corporation was primarily used to fund capital expenditures and to repay external debt assumed in connection with the New World Acquisition. The remaining New World debt matures during fiscal 1999.

  Due to increased competition and costs associated with film production, film studios constantly evaluate the risks and rewards of production. Companies use various strategies to balance this risk with their capital needs, including, among other methods, co-production, contingent profit participations, acquisition of distribution rights only, and insurance. Pursuant to a series of film rights agreements with New Millennium, the Company has agreed to sell completed feature films produced over the period 1997 through 2001 to New Millennium at amounts which approximate cost. The Company is the distributor of these films. Additionally, the Company has the option to reacquire the films after a period when significantly all of the ultimate revenues have been earned based on a formula which considers the remaining projected ultimate revenues, net of cost, as defined at the time of reacquisition. Through this arrangement, New Millennium provides the Company with an external source of capital willing to share in the risks of motion picture production. In cases where the Company fully produces, retains and distributes motion pictures, the Company has the full risk and reward from such films. Under the arrangement with New Millennium, it participates in certain of the risks and rewards from the portfolio of films it has acquired. Although following the expiration of the New Millennium arrangement in 2001 the Company expects to be able to extend the existing arrangements or enter into alternative arrangements, there can be no assurance that such extension or alternative arrangements will be effected or, if effected, will be effected on similar terms to the existing arrangements. Unless this arrangement is extended or an alternate arrangement is entered into prior to the expiration of the film rights agreements in 2001, the Company expects that the funding of its film production activities will be met through internally generated funds or from other external sources of funds, which could include funds made available to the Company from News Corporation or its affiliates.

  The Company does not record any revenue or expense from the sale of the films, at cost, to New Millennium. Thereafter, the Company accrues participations due to New Millennium in the same manner that the Company has historically amortized film costs under SFAS No. 53. As the participation payments due to New Millennium are payable over a two-to-three year period, amounts included in interest expense primarily reflect the direct pass through cost that New Millennium charges the Company for interest and related costs on its credit facility. Cumulatively, through June 30, 1997 and 1998, 24 and 45 films had been sold, respectively. No films have been reacquired as of June 30, 1998. As of June 30, 1997 and 1998, $474 million and $455 million of amounts due under these agreements were included in participations, residuals and royalties payable.

  Prior to the Offerings, the Company's net cash flow requirements were funded through News Corporation. Subsequent to the Offerings, it is contemplated that the Company will utilize the treasury and cash management services, including the use of bank overdraft facilities, of News Corporation and its subsidiaries. Interest expense or income on funds borrowed from or lent to News Corporation will be calculated at rates set forth in the Master Intercompany Agreement, or otherwise, and will approximate commercial market rates.

  Prior to the consummation of the Offerings, News Corporation and its subsidiaries eliminated certain of the intercompany borrowings owed by the Company, and the Company issued the Intercompany Notes to a subsidiary of News Corporation in an aggregate amount of $4.5 billion, representing the remaining intercompany borrowings and payment of dividends by the Company to a subsidiary of News Corporation. The Intercompany Notes constitute unsecured, general obligations of the Company and mature on June 30, 2003. The Intercompany Notes bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per annum), adjusted annually and payable quarterly. The Company intends to use the entire net proceeds from the Offerings to repay a portion of the amounts due under the Intercompany Notes. Immediately following consummation of the Offerings and the application of the net proceeds therefrom, the aggregate amount outstanding under the Intercompany Notes will be approximately $2.7 billion (approximately $2.4 billion if the Underwriters' over-allotment options are exercised in full). The Company anticipates that cash provided by future operations will be sufficient to meet its working capital requirements.

YEAR 2000

  The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by its computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Certain programs may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

  The Company has been focused on the Year 2000 issue for several years since its normal capital spending plan requires it to ensure that significant investments in technology in the periods prior to December 31, 1999, would be for systems which would be operational after December 31, 1999. As a result of its assessment and capital planning, no acceleration of material planned systems replacements were made due to Year 2000 issues.

  Between now and January 1, 2000, the Company will proceed through its various phases of assessment, strategy, detailed planning, implementation, testing and management. The Company expects to be fully Year 2000 compliant with respect to all significant business systems during the first half of calendar 1999.

  The Company has in place a Year 2000 program in each of its operating divisions. These programs, which are executed by project teams, do not rely to a significant degree on outside consultants. The objectives of these Year 2000 programs are to determine and assess the risks of the Year 2000 issue and to plan and institute mitigating actions to minimize those risks to acceptable levels.

  The Company's standard for compliance requires that for a computer system or a business process to be Year 2000 compliant, it must be designed to be used prior to, on and after January 1, 2000. Such systems or processes must be able to operate without error in dates and date-related data, including without limitation, calculating, comparing, indexing and sequencing prior to, on and after January 1, 2000.

  The Company's Year 2000 project teams are focusing on the following major areas:

  Core Computer Systems. Information technology systems account for much of the Year 2000 work and include all computer systems and technology managed by the Company. All core systems have been assessed, plans are in place and work is being undertaken to test and implement changes where required. No major remediation has been identified. In Filmed Entertainment, in-house systems play a limited role in the development and distribution of product. In Television and Cable Network Programming, the core systems relate to the broadcasting of programming and the placement of advertising, with respect to both of which the Company relies on standard package systems developed by vendors whose products are widely used in the industry. Information Technology vendors and suppliers have been contacted as to their Year 2000 compliance and their responses have been factored into the Company's plans.

  Equipment and Facilities. An inventory of all critical broadcast equipment, office equipment and building infrastructure has been completed for all major sites including the Company's Los Angeles lot and television stations.

  Customers and Vendors. The Company is communicating with its significant customers and vendors to understand their Year 2000 issues and how they might prepare themselves to manage those issues as they relate to the Company. To date, no significant customers or vendors have informed the Company that a material Year 2000 issue exists which will have a material effect on the Company.

  During calendar 1998 and 1999, the Company will continually review its progress against its Year 2000 plans and conclude on the appropriate and feasible contingency plans to reduce its exposure to Year 2000 related issues.

  Based on the Company's current assessment, the costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company, its customers or vendors identify Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Accordingly, the Company plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner.

                           RECENT DEVELOPMENTS

  On November 9, 1998, the Company announced its unaudited combined results of operations for the three months ended September 30, 1998. The Company reported a 22% increase in revenues, a 64% increase in operating income and a 53% increase in operating income before depreciation and amortization for the three months ended September 30, 1998 as compared to the corresponding period in fiscal 1998. First quarter fiscal 1999 revenues were $1.8 billion, operating income was $202 million and operating income before depreciation and amortization was $273 million. Net income for the quarter increased 104% to $57 million.

  Filmed Entertainment. For the first quarter of fiscal 1999, revenues increased 32%, operating income increased 150% and operating income before depreciation and amortization increased 135% versus the same three month period in fiscal 1998. Twentieth Century Fox Film captured the largest share of the U.S. summer box office receipts with the release of several successful pictures, including The X-Files, Dr. Dolittle, Ever After and There's Something About Mary, which has generated box office receipts of approximately $170 million domestically to date. Also included in the first quarter of fiscal 1999 were a portion of the domestic video sales of Titanic, which has already achieved record video sales. Subsequent periods will include the international video release of Titanic as well as the worldwide video releases of this past summer's theatrical hits.

  Television Broadcasting and Related Businesses. For the first quarter of fiscal 1999, revenues increased 8% above levels for the first quarter of the prior fiscal year, while operating income decreased by 3% and operating income before depreciation and amortization increased by 4%. The results of the Fox Television Stations declined slightly from the prior fiscal year reflecting softness in the U.S. television advertising market due in part to significantly reduced General Motors advertising as a result of its prolonged labor strike. The resumption of historical automotive advertising levels this fall in conjunction with the November elections raised October and November pacings above year ago levels. FOX reported improved results from the first quarter of the prior fiscal year, primarily due to higher pricing reflecting the prior season's ratings momentum. These results were partially offset by the weak performance of several new Fall 1998 series.

  Cable Network Programming. Fox News Channel reported a first quarter revenue increase of 93%, an 18% reduction in operating losses and a 38% reduction in operating losses before depreciation and amortization compared to the first quarter of fiscal 1998. Fox News Channel continues to expand its distribution and is currently in 35 million homes, an increase of over 50% since the end of the first quarter of fiscal 1998. Consistent with this subscriber increase, combined advertising and affiliate revenues almost doubled, while total operating costs remained constant.

  Equity Losses of Affiliates. In the first quarter of fiscal 1999 equity losses of affiliates increased to $42 million from $18 million in the first quarter of fiscal 1998. These increased losses are primarily due to higher interest expense and amortization related to the acquisition of International Family Entertainment by Fox Family Worldwide, which was completed in September 1997, and the acquisition of a 40% interest in Rainbow Media's regional sports networks and certain other businesses by Fox/Liberty Networks in December 1997.

  Interest Expenses. Results for the first quarter of fiscal 1999 also reflect increases in intercompany interest expense, primarily due to higher average debt balances from the comparable prior year quarter.

   The unaudited combined results of operations contained herein will be included in the unaudited combined financial statements of the Company for the three months ended September 30, 1998. Such financial statements, including the unaudited combined balance sheet and statement of cash flows, while not currently available, will be included in the Company's Quarterly Report on Form 10-Q which will be filed on or before 45 days after the effective date of the registration statement of which this Prospectus forms a part.

                       FOX ENTERTAINMENT GROUP, INC.

                UNAUDITED COMBINED STATEMENTS OF OPERATIONS

                     THREE MONTHS ENDED SEPTEMBER 30,

               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
Revenues................................................. $   1,478  $   1,802
Expenses:
  Operating..............................................     1,117      1,344
  Selling, general and administrative....................       182        185
  Depreciation and amortization..........................        56         71
                                                          ---------  ---------
Operating income.........................................       123        202
Other income (expense):
  Intercompany interest expense, net.....................       (35)       (47)
  External interest expense, net.........................       (20)       (18)
  Equity losses of affiliates............................       (18)       (42)
                                                          ---------  ---------
Income before income taxes...............................        50         95
Income tax expense on a stand-alone basis................       (22)       (38)
                                                          ---------  ---------
Net income............................................... $      28  $      57
                                                          =========  =========
Basic and diluted earnings per share..................... $    0.05  $    0.10
                                                          =========  =========
Basic and diluted weighted average number of common
 equivalent shares outstanding (in millions, pro forma)..       548        548
                                                          =========  =========

                       FOX ENTERTAINMENT GROUP, INC.

                       UNAUDITED SEGMENT INFORMATION

                     THREE MONTHS ENDED SEPTEMBER 30,

                           (DOLLARS IN MILLIONS)

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
Revenues:
  Filmed Entertainment................................... $     803  $   1,062
  Television Broadcasting and Related Businesses.........       661        713
  Cable Network Programming..............................        14         27
                                                          ---------  ---------
    Total Revenues....................................... $   1,478  $   1,802
                                                          =========  =========
Operating Income:
  Filmed Entertainment................................... $      50  $     125
  Television Broadcasting and Related Businesses.........       111        108
  Cable Network Programming..............................       (38)       (31)
                                                          ---------  ---------
    Total Operating Income............................... $     123  $     202
                                                          =========  =========
OTHER DATA:
Operating Income Before Depreciation and Amortization:
  Filmed Entertainment................................... $      57  $     134
  Television Broadcasting and Related Businesses.........       151        157
  Cable Network Programming..............................       (29)       (18)
                                                          ---------  ---------
    Total Operating Income Before Depreciation and
     Amortization........................................ $     179  $     273
                                                          =========  =========

                                   BUSINESS

COMPANY OVERVIEW

  Fox Entertainment Group, Inc. is one of the world's leading vertically integrated entertainment companies. The Company is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programming, thus allowing the Company to retain a substantial portion of the economic value of its film and television programming. The Company's objective is to create successful film and television programming, to own substantially all rights to such programming and to maximize the value of such rights, including by owning significant segments of the programming distribution chain. The Fox brand names are recognized throughout the world and are leveraged by the Company to enhance existing businesses and successfully launch new ones. In fiscal 1998, the Company generated approximately $7 billion in combined revenues and approximately $900 million in Operating Income Before Depreciation and Amortization.

  The address of the Company's principal executive offices is 1211 Avenue of the Americas, New York, New York 10036, and the telephone number is (212) 852-7111.

BUSINESS STRATEGY

  The Company's objective is to create successful film and television programming, to own substantially all rights to such programming and to maximize the value of such rights, including by owning significant segments of the programming distribution chain. The Company intends to continue to execute the following strategies:

  Create high-quality franchise programming. The Company aims to continue to produce high-quality film and television programming. The Company earned 21 Academy Award(TM) nominations in 1997 (more than any other film studio) and 52 Emmy Award (R) nominations for the 1997-1998 television season (more than any other television studio). In addition, during fiscal 1998, the Company's film studio ranked number one in worldwide gross box office receipts. Twentieth Century Fox Television is the leading television production studio based on hours of weekly programming ordered for broadcast on network television for the Fall 1998 television season. This success is due to several factors, among them a stable and experienced management team and strong relationships with the creative talent community.

  Maximize the value of the Company's programming, including through Company-owned distribution outlets. Because the Company owns multiple distribution outlets, the Company can provide many opportunities for new programming to develop a widespread audience and increase the programming's revenue potential. Once an FFE feature film is produced, the Company can generate revenues through theatrical release, home video, broadcast television and cable television. Furthermore, once a television series is produced by Twentieth Century Fox Television, its first-run rights can be licensed to FOX for distribution on the Fox Television Stations and other FOX affiliates and it can be syndicated by Twentieth Television. In addition, the Company derives revenues from foreign distribution of its feature films and television programs, as well as through licensing, merchandising, music publishing and interactive media. Furthermore, distributing popular programming through the Company's own distribution outlets enhances the franchise value of those outlets, as well as the value of the programming.

  Retain rights to programming licensed to third parties. In addition to distributing its creative content through Company-owned distribution channels, the Company actively seeks opportunities to sell programming to other networks. In contrast to independent producers that rely solely on third-party owned networks for distribution, the Company's ownership of a major broadcast distribution platform in FOX has strengthened its position as a programmer and has generally enabled the Company to retain substantial rights to its television programming in ancillary markets, such as syndication, where additional revenues can be generated to recover production costs and generate profits.

  Leverage the Fox brand. The Company believes that the Fox brand is recognized throughout the world and can be leveraged by the Company to enhance existing businesses and successfully launch new ones. Substantially all of the Company's businesses, including its joint ventures, carry Fox brand names. The public's familiarity with the Company's substantial film and television library, content creation capabilities and commitment to quality production have drawn viewers to the Company's newer distribution channels, such as Fox News, Fox Sports Net, the Fox Sports RSNs and FXM: Movies from Fox, and have contributed to the success of ventures such as FOX, the Fox Television Stations and FX.

  Benefit from the Company's relationship with News Corporation. The Company historically has benefited from, and believes it will continue to benefit from, its access to News Corporation's worldwide distribution outlets and other assets, management experience and financial resources. News Corporation is a leading global media company that distributes its programming through multiple distribution outlets, including broadcast television, cable networks, DBS services, newspapers, magazines and book publishing. The Company benefits from access to distribution platforms owned in whole or in part by News Corporation, including British Sky Broadcasting Group plc ("BSkyB"), Satellite Television Asian Region Limited ("STAR TV") and the Sky Latin America platforms, thereby enhancing the reach and value of its programming. Further, the Company expects to continue to benefit from the management services that certain key executive officers of News Corporation render to the Company.

VERTICAL INTEGRATION AT WORK

The X-Files

  The Company's popular series The X-Files provides an excellent example of the enhanced value that can be created by the Company through its distribution of Company-created programming through Company-owned distribution channels. The production and distribution history of The X-Files is as follows: (i) Twentieth Century Fox Television, in cooperation with the program's creator, produces the series; (ii) FOX licenses the first-run rights to the series from Twentieth Century Fox Television, including episodes of the series for airing during its Sunday prime time schedule, and FOX retains and sells the national advertising spots; (iii) the Fox Television Stations sell local advertising during these episodes in their respective markets; (iv) Twentieth Television then sells the series in syndication for exhibition on FX and various television stations, including the Fox Television Stations group; (v) FX sells the national advertising for these episodes and the Fox Television Stations sell local advertising; and (vi) units of FFE sell the series in markets outside the United States and Canada. By building an audience for The X-Files on FOX, the Company created a valuable programming franchise, from which many of its distribution outlets have benefitted. Most recently, FFE produced a major motion picture based on The X-Files, which, as of November 3, 1998, had grossed over $170 million in worldwide box office receipts and will ultimately be distributed to the home video, cable and broadcast television marketplaces and licensed for merchandising.

Other Examples

  The Simpsons represents another example of how the Company increases programming revenues and enhances value by distributing its creative content through Company-owned distribution outlets. The series was (i) produced by Twentieth Century Fox Television in cooperation with the program's creator,
(ii) licensed to FOX, where it has been a perennial ratings winner, (iii) syndicated by Twentieth Television to local broadcasting stations, including the Fox Television Stations, which used the program effectively as a lead-in to FOX's prime time programming, and (iv) sold in markets outside the U.S. and Canada by units of FFE, including sales to entities owned in whole or in part by News Corporation such as BSkyB and STAR TV. The program's characters have also been licensed and merchandised in connection with a wide range of highly popular consumer products. In addition, other Company-produced film and television programming has been distributed on various Company-owned distribution outlets, including such programming as Mrs. Doubtfire, the Star Wars trilogy, the Alien films, In Living Color and M*A*S*H.

FEATURE FILM AND TELEVISION PRODUCTION AND DISTRIBUTION

  The Company is an industry leader in producing and acquiring live-action and animated motion pictures for distribution and licensing to the theatrical, television and home video markets, and producing original television programming for distribution to broadcast networks, cable networks and television stations.

Feature Film Production and Distribution

  FFE is one of the world's largest producers and distributors of motion pictures. TCFFC, FFE's distribution unit, traces its origins to the earliest days of the motion picture business in the United States. In 1915, William Fox founded Fox Film Corporation, which became a leading producer and distributor of motion pictures. In the early 1930's, Darryl Zanuck founded Twentieth Century Pictures. In 1935, Zanuck's company merged with Fox Film Corporation to form the Twentieth Century-Fox Film Corporation. Under Darryl Zanuck the studio achieved great success with such films as The Grapes of Wrath, All About Eve and Miracle on 34th Street. News Corporation acquired TCFFC in 1985.

  FFE produces, finances, acquires and distributes motion pictures throughout the world under a variety of arrangements and during the current fiscal year, expects to place in general release in the United States approximately 25 motion pictures. During fiscal 1996, 1997 and 1998, FFE placed 13, 23 and 25 films, respectively, in general release in the United States. Those motion pictures were produced or acquired by the following units of FFE: Twentieth Century Fox and Fox 2000, which produce motion pictures for mainstream audiences; Fox Searchlight Pictures, which produces and acquires specialized motion pictures; and Fox Animation Studios, which produces feature length animated motion pictures. Successful motion pictures produced and/or distributed by FFE since the beginning of fiscal 1996 include Independence Day, Courage Under Fire, William Shakespeare's Romeo + Juliet, The Star Wars Trilogy Special Edition, The Full Monty, Nine Months, Broken Arrow, Waiting to Exhale, Anastasia, Hope Floats, The X-Files, Dr. Dolittle, There's Something About Mary, Ever After, How Stella Got Her Groove Back and Titanic (with Paramount Pictures Corporation).

  In addition, pursuant to an agreement that became effective at the end of May 1998 with Monarchy Enterprises Holdings B.V. ("MEH"), parent company of Regency Entertainment, Inc. ("New Regency"), a major independent production company headed by Arnon Milchan, TCFFC will distribute (subject to certain exceptions) essentially all New Regency films and all films co-financed by TCFFC and New Regency produced over a 15-year term in all media worldwide, including theatrical, home video, licensing and merchandising and domestic free television, but not including international television in most instances. The Company expects to release approximately four to six New Regency films during its current fiscal year. Among New Regency's previous motion pictures are such hits as Pretty Woman, A Time to Kill, Under Siege and L.A. Confidential. In connection with this distribution arrangement, an affiliate of the Company acquired a 20% interest in MEH. The parties also agreed to enter into certain motion picture financing arrangements and have formed Regency Television, a 50/50 joint venture to produce television programming.

  The following chart contains certain information regarding recent and forthcoming motion pictures distributed and to be distributed by TCFFC:

                                                                          PROJECTED
                                                                          RELEASE
 MOTION PICTURE(1)   TALENT              GENRE      PRODUCTION UNIT        DATE
 -----------------   ------              -----      ---------------       ---------
 Dr. Dolittle        Eddie Murphy        Comedy     Twentieth Century Fox   June
                                                                            1998
 The X-Files         David Duchovny,     Sci-Fi     Twentieth Century Fox   June
                     Gillian Anderson                                       1998
 There's Something   Ben Stiller,        Comedy     Twentieth Century Fox   July
 About Mary          Cameron Diaz, Matt                                     1998
                     Dillon
 Ever After... A     Drew Barrymore,     Modern-Day Twentieth Century Fox   July
 Cinderella Story    Angelica Huston     Fairy Tale                         1998
 Slums of Beverly    Natasha Lyonne,     Comedy     Fox Searchlight         August
 Hills               Marisa Tomei, Alan                                     1998
                     Arkin
 How Stella Got Her  Angela Bassett,     Drama      Twentieth Century Fox   August
 Groove Back         Whoopi Goldberg                                        1998

                                                                                PROJECTED
MOTION PICTURE(1)   TALENT              GENRE            PRODUCTION UNIT        RELEASE DATE
-----------------   ------              -----            ---------------        ------------
The Impostors       Stanley Tucci,      Comedy           Fox Searchlight        October 1998
                    Oliver Platt
The Siege           Ed Zwick            Action/Adventure Twentieth Century Fox  November 1998
                    (director), Bruce
                    Willis, Denzel
                    Washington, Annette
                    Benning
Thin Red Line       Terrence Mallick    Drama            Fox 2000               Christmas 1998
                    (director), Sean
                    Penn, George
                    Clooney, Woody
                    Harrelson, John
                    Travolta, John
                    Cusack, Bill
                    Pullman
Office Space        Mike Judge          Comedy           Twentieth Century Fox  Winter 1999
                    (director),
                    Jennifer Aniston
Brokedown Palace    Claire Danes, Bill  Drama            Fox 2000               Winter 1999
                    Pullman
Pushing Tin         Mike Newell         Comedy           Fox 2000/              Spring 1999
                    (director), John                     New Regency
                    Cusack, Billy Bob
                    Thornton, Cate
                    Blanchette
Never Been Kissed   Drew Barrymore      Comedy           Fox 2000               Spring 1999
Anywhere But Here   Susan Sarandon,     Drama            Fox 2000               Spring 1999
                    Natalie Portman
Entrapment          Sean Connery,       Action/Adventure Twentieth Century Fox/ Spring/
                    Catherine Zeta-                      New Regency            Summer 1999
                    Jones
William             Kevin Kline,        Drama            Fox Searchlight/       Summer 1999
Shakespeare's A     Michelle Pfeiffer,                   New Regency
Midsummer Night's   Calista Flockhart,
Dream               Rupert Everett
Star Wars Prequel   George Lucas        Sci-Fi           Twentieth Century Fox  Summer 1999
(currently          (director), Liam
untitled)           Neeson, Ewan
                    McGregor, Natalie
                    Portman, Samuel L.
                    Jackson
Fight Club          Brad Pitt, Edward   Drama            Fox 2000/New Regency   Summer 1999
                    Norton, Helena
                    Bonham-Carter
The Beach           Leonardo DiCaprio   Drama            Twentieth Century Fox  Christmas 1999
Planet Ice          Voices of Matt      Animated         Fox Animation Studios  Summer 2000
                    Damon, Drew         Sci-Fi
                    Barrymore, Bill
                    Pullman, Nathan
                    Lane

--------

(1) There can be no assurance that the Company will release motion pictures in accordance with this schedule, or under the titles listed above, or that other changes in the information contained in this chart will not take place.

  Units of FFE have entered into arrangements with many highly regarded producers and directors, including Arnold and Anne Kopelson (The Fugitive), James Cameron (Terminator 2, Titanic), Jan de Bont (Speed), Chris Columbus (Home Alone, Mrs. Doubtfire), Ed Zwick (Legends of the Fall, Courage Under
Fire), Mike Newell (Four Weddings and a Funeral, Donnie Brasco), John Davis (The Firm, Dr. Dolittle), Baz Lurhman (William Shakespeare's Romeo + Juliet), Peter and Bobby Farrelly (Dumb and Dumber, There's Something About Mary) and Art Linson (Heat, The Untouchables) with respect to the production and distribution of motion pictures. While these arrangements do not ensure that any of these individuals will produce or direct any films for distribution by TCFFC, the Company believes that the existence of such arrangements provides it with a strategic advantage in producing and distributing films from well-regarded producers and directors in a competitive environment for such films.

  The production and marketing of theatrical motion pictures require substantial capital, and the costs of producing and marketing motion pictures have generally increased in recent years at a faster rate than increases in revenues from domestic theatrical releases.

  Due to increased competition and costs associated with film production, film studios constantly evaluate the risks and rewards of production. Companies use various strategies to balance this risk with their capital needs, including, among other methods, co-production, contingent profit participations, acquisition of distribution rights only, and insurance. Pursuant to a series of film rights agreements with New Millennium, the Company has agreed to sell completed feature films produced over the period 1997 through 2001 to New Millennium at amounts which approximate cost. The Company is the distributor of these films. Additionally, the Company has the option to reacquire the films after a period when significantly all of the ultimate revenues have been earned based on a formula which considers the remaining projected ultimate revenues, net of cost, as defined at the time of reacquisition. Through this arrangement, New Millennium provides the Company with an external source of capital willing to share in the risks of motion picture production. In cases where the Company fully produces, retains and distributes motion pictures, the Company has the full risk and reward from such films. Under the arrangement with New Millennium, it participates in certain of the risks and rewards from the portfolio of films it has acquired. Although following the expiration of the New Millennium arrangement in 2001 the Company expects to be able to extend the existing arrangements or enter into alternative arrangements, there can be no assurance that such extension or alternative arrangements will be effected or, if effected, will be effected on similar terms to the existing arrangements. Unless this arrangement is extended or an alternate arrangement is entered into prior to the expiration of the film rights agreements in 2001, the Company expects that the funding of its film production activities will be met through internally generated funds or from other external sources of funds, which could include funds made available to the Company from News Corporation or its affiliates.

  Motion picture companies, such as FFE, typically seek to generate revenues from various distribution channels. FFE derives its worldwide motion picture revenues primarily from four basic sources (set forth in general chronology of exploitation): (i) distribution of motion pictures for theatrical exhibition in the United States and Canada and markets outside of the United States and Canada ("International" markets); (ii) distribution of motion pictures in various home video formats; (iii) distribution of motion pictures for exhibition on pay-per-view and premium pay television programming services; and (iv) distribution of motion pictures for exhibition on free television networks, other broadcast program services, independent television stations and basic cable programming services, including certain services which are affiliates of the Company and News Corporation. The Company does not always have rights in all media of exhibition to all motion pictures which it releases, and does not necessarily distribute a given motion picture in all of the foregoing media in all markets.

  The Company typically seeks to acquire substantially all worldwide distribution rights to films it places in general release, although from time to time it may acquire distribution rights for certain specified territories only. The Company distributes and markets its films worldwide principally through its own distribution and marketing companies. The Company believes that the pre-release marketing of a feature film is an integral part of its motion picture distribution strategy and generally begins marketing efforts three to six months in advance of a film's release date in any given territory. In addition, the Company has released motion pictures internationally for more than 50 years, and is committed to capitalizing on opportunities in European, Asian, Latin American and other International markets.

  Home video exhibition has become an increasingly important part of the Company's feature film and television production and distribution operations. Through Twentieth Century Fox Home Entertainment, Inc., the Company distributes motion pictures and other programming produced by units of FFE, its affiliates and other producers in the United States, Canada and International markets in all home media formats including rental and sell-through titles. Approximately 210 produced and acquired titles were released or re-released to the domestic home entertainment market in fiscal 1998. In International markets, the Company distributes both directly and through foreign distribution channels and approximately 100 produced and acquired titles were made available to the Company to the international home entertainment market in fiscal 1998. The Company has sold five of the top 10 live-action sell-through titles in the United States, including the Star Wars trilogy, The Star Wars Trilogy Special Edition, Independence Day, Mrs. Doubtfire and Home Alone. In addition, the Company also intends to further develop its activities in the direct-to-video business.

  Units of FFE license motion pictures and other programs in the United States, Canada and International markets to various third-party licensees and certain affiliated entities, including pay television services, pursuant to license agreements which generally provide for a specified number of exhibitions of the program during a fixed term in exchange for a license fee which is based on a variety of factors, including the number of subscribers to the service or system. Among third-party license agreements that units of FFE have in place in the United States for pay television exhibition of its motion pictures are exclusive agreements with Home Box Office ("HBO"), providing for the licensing of films initially released for theatrical exhibition through the year 2003, as well as arrangements with Encore and American Movie Classics. Units of FFE also license motion pictures in the United States to pay-per-view services such as Viewer's Choice and the pay-per-view service operated by DirecTV. In addition, in International markets, units of FFE license motion pictures to leading third-party pay television operators as well as to programming services operated by various affiliated entities.

  Units of FFE also license motion pictures to broadcast television networks, including FOX, independent broadcast television stations and basic cable networks, pursuant to agreements which generally allow a fixed number of telecasts of a motion picture over a stated period of time in exchange for a specified license fee.

Television Programming, Production and Distribution

  As television came into prominence in the United States, many of the motion picture studios, including FFE, entered into the television industry by producing television programming. Today, the Company is engaged in the production and distribution of television programming through a variety of its business units and affiliated entities, including Twentieth Century Fox Television, Twentieth Television, Fox Television Studios and Fox Family Worldwide. The Company believes that its television programming and distribution businesses benefit materially from the Company's and News Corporation's ownership interests in various domestic and international distribution channels for television programming, including FOX, the Fox Television Stations, FX, BSkyB Group and STAR TV. In many cases, the Company is able to develop an audience for and enhance the value of its television programming assets by licensing such programming to affiliated entities.

  Twentieth Century Fox Television

  Twentieth Century Fox Television produces original television programming for Network television exhibition, including many hit shows currently airing on the Networks. During the past three fiscal years, Twentieth Century Fox Television produced television programs for the FOX, ABC, CBS, NBC, WB and UPN television networks and the USA cable network. Twentieth Century Fox Television is the leading television production studio, based on hours of weekly programming ordered for broadcast on network television. The Networks have ordered from Twentieth Century Fox Television a total of 15 television series, including 12 returning series, for the Fall 1998 television season.

  Twentieth Century Fox Television currently produces or has orders to produce episodes of the following Network television series: Dharma & Greg, Two Guys, a Girl and a Pizza Place and The Practice for ABC; Chicago Hope and Martial Law (co-produced with CBS) for CBS; The Simpsons, Ally McBeal, The X-Files,

King of the Hill, Millennium, Living in Captivity and Holding the Baby (co-produced with Granada) for FOX; The Pretender (co-produced with NBC Studios) for NBC; Buffy the Vampire Slayer for WB; and Silk Stalkings for the USA cable network. Generally, a Network will license a specified number of episodes for exhibition on the Network during the license period. All other distribution rights, including international and off-network syndication rights, are typically retained by Twentieth Century Fox Television. Twentieth Century Fox Television also has long-term television programming development deals with the following highly-regarded creators of successful television programming:
David Kelley (Ally McBeal, The Practice, Chicago Hope), Chris Carter (The X-Files, Millennium), Mike Judge (King of the Hill), Greg Daniels (King of the
Hill), Chuck Lorre (Dharma & Greg), Danny Jacobson (Two Guys, a Girl and a Pizza Place) and Joss Whedon (Buffy the Vampire Slayer). In general, pursuant to such arrangements, Twentieth Century Fox Television acquires the producing or writing services of such individuals on an exclusive basis during the terms of such arrangements. In addition, many television series are produced in cooperation with their creators.

  Generally, television programs are produced under contracts that provide for license fees which may cover only a portion of the anticipated production costs. As these costs have increased in recent years, the resulting deficit between production costs and license fees for domestic first-run programming has also increased. Successful network television series are licensed (i) for first-run exhibition in International and Canadian markets, (ii) for off-network exhibition in the United States (including in syndication or to cable programmers) and (iii) for syndication in International markets. Such additional licensing is often critical to the financial success of a series since the license fee paid by a Network generally does not fully recover production costs. Generally, a series must be broadcast for at least three to four television seasons for there to be a sufficient number of episodes to offer the series in syndication in the United States or to cable and DBS programmers in the United States. The decision of a television network to continue a series through an entire television season or to renew a series for another television season depends largely on the series' audience ratings.

  Twentieth Television

  The Company is also engaged in television programming, production, distribution and licensing through Twentieth Television, Inc. ("Twentieth Television"). Twentieth Television produces and distributes television programs and distributes feature motion pictures for first-run syndication and on basic cable television in the United States. Twentieth Television also licenses programming which it, Twentieth Century Fox Television or third parties have produced and which has previously been exhibited on network television. The off-network television programming currently distributed by Twentieth Television in the United States includes The Simpsons, The X-Files, King of the Hill, NYPD Blue (a Steven Bochco production), Picket Fences, Cops and M*A*S*H. Twentieth Television produces and distributes for first-run syndication Access Hollywood (in association with NBC Productions) and Student Bodies (in association with Telecine Film Group).

  Fox Television Studios

  During fiscal 1998, the Company formed a new unit, Fox Television Studios, to produce television programming for the Networks and cable programming services. Fox Television Studios has three principal lines of business: production of original television programming for the Networks, primarily through its interest in Greenblatt/Janollari Studios, production of original television programming for cable programming services, including affiliates of the Company such as the Fox Family Channel and Fox Sports Net, and production of natural history programming through its interest in Natural History Limited (jointly owned by the Company and Television New Zealand). Greenblatt/Janollari Studios recently received orders for three Network television series, The Hughleys, a comedy for ABC; Maggie Winters (co-produced with CBS), a comedy starring Faith Ford for CBS; and To Have and To Hold (co-produced with CBS), a romantic drama for CBS.

  Fox Family Worldwide ("FFW")

  FFW, an entity in which the Company has a 49.5% interest, creates, produces and acquires live-action and animated family and childrens' television programming through its various operating subsidiaries and divisions, principally Saban Entertainment, Saban International and the Fox Family Channel. These programs are broadcast in the United States on the Fox Kids Network and the Fox Family Channel. The Fox Kids Network broadcasts 19 hours of children's programming each week through its affiliates, of which approximately 11.5 hours is being programmed for Fall 1998 with product owned or controlled by FFW. Childrens' programming on the Fox Kids Network is largely based on brand-name characters and themes which are either widely known to children, such as the Mighty Morphin Power Rangers ("Power Rangers"), Young Hercules, Godzilla and Mr. Potato Head, or which are or have been developed or purchased due to their likelihood of maturing into popular brands, such as Mystic Knights of Tir Na Nog or NASKIDS (in association with NASCAR), both of which will be supported by major toy and merchandise lines. The Fox Family Channel's programming format includes day-time programming for children followed by evening programming which targets adult viewers and demographics but which is suitable for the entire family. The childrens' programming on the Fox Family Channel is drawn largely from FFW's library. Programming produced or acquired by FFW is distributed internationally through Saban International. See "--Cable Network Programming--Fox Family Worldwide."

Motion Picture and Television Libraries

  The Company's motion picture and television library (the "Fox Library") consists of varying rights to over 2,500 previously released films, of which almost 300 have been released since 1980, and many well known television series. The motion pictures in the Fox Library include many successful, well-known and well-loved titles, such as The Sound of Music and Star Wars, and six of the top 10 domestic box office grossing films of all time. The Company earns significant revenues through the licensing of titles in the Fox Library in many media, including television and home entertainment formats, and through licensing and merchandising of films and characters in films. The Company expects to continue to earn significant revenues from the Fox Library as new technologies for the licensing of films evolve and as the Fox Library is continuously refreshed with the addition of new properties.

  In addition, the Fox Library provides the Company with many opportunities to realize the value inherent in established properties through remakes and sequels. For example, the Company released the original version of the science-fiction picture The Fly, starring Vincent Price, in 1954 and released a successful remake of The Fly, starring Jeff Goldblum, in 1986. Similarly, the Company recently released a remake of Dr. Dolittle, starring Eddie Murphy and based on the 1967 original, which, as of November 3, 1998, had generated theatrical box office gross receipts in excess of $143 million in North America. The original Alien, released in 1979, spawned Aliens (1986), Alien 3
(1992) and Alien Resurrection (1997), and the original Die Hard, released in 1987, led to two sequels. The Company's film properties can also have value as the basis for television programming. For example, the Company's film M*A*S*H led to the Company's perennially successful television series of the same name. The Company has also had success turning its original television programming into feature films as with The X-Files, a recent successful motion picture based on the Company's television series of the same name.

  Many titles in the Fox Library are now considered to be Hollywood classics, and many have won or been nominated for Academy Awards(TM). The following list contains a sampling of some of the well-known films in the Fox Library, listed by decade of original release:

DECADE  MOTION PICTURE(1)              TALENT
------  -----------------              ------
1930's  Cavalcade (1933)               Frank Lloyd (director), Clive Brook, Frank Lawton
        The Little Colonel (1935)      Shirley Temple, Lionel Barrymore
        Poor Little Rich Girl (1936)   Shirley Temple, Gloria Stuart
        In Old Chicago (1938)          Tyrone Power, Alice Faye
1940's  The Grapes of Wrath (1940)     John Ford (director), Henry Fonda, Jane Darwell,
                                       John Carradine
        How Green Was My Valley (1941) John Ford (director), Maureen O'Hara, Walter Pidgeon,
                                       Roddy McDowell
        Gentleman's Agreement (1947)   Elia Kazan (director), Gregory Peck, Dorothy McGuire,
                                       John Garfield, Celeste Holm
        Miracle on 34th Street (1947)  Maureen O'Hara, Natalie Wood, Edward Gwenn

DECADE  MOTION PICTURE(1)                 TALENT
------  -----------------                 ------
1950's  All About Eve (1950)              Joseph L. Mankiewicz (director), Bette Davis,
                                          Anne Baxter, George Sanders, Celeste Holm
        How to Marry a Millionaire (1953) Marilyn Monroe, Betty Grable, Lauren Bacall
        The King and I (1956)             Yul Brynner, Deborah Kerr, Rita Moreno
        Peyton Place (1957)               Hope Lange, Lana Turner, Lloyd Nolan
1960's  The Hustler (1961)                Paul Newman, Piper Laurie, Jackie Gleason,
                                          George C. Scott
        Cleopatra (1963)                  Joseph L. Mankiewicz (director), Elizabeth Taylor,
                                          Richard Burton, Rex Harrison
        The Sound of Music (1965)         Robert Wise (director), Julie Andrews, Christopher Plummer
        Planet of the Apes (1968)         Charlton Heston, Kim Hunter, Roddy McDowell
        Butch Cassidy and the             George Roy Hill (director), Paul Newman, Robert Redford,
        Sundance Kid (1969)               Katherine Ross
        Hello Dolly (1969)                Barbra Streisand, Walter Matthau, Louis Armstrong
1970's  Patton (1970)                     George C. Scott, Karl Malden
        The French Connection (1971)      William Friedkin (director), Gene Hackman, Roy Scheider
        The Poseidon Adventure (1972)     Gene Hackman, Ernest Borgnine, Shelley Winters,
                                          Red Buttons, Roddy McDowell
        Young Frankenstein (1974)         Mel Brooks (director), Gene Wilder, Marty Feldman,
                                          Madeline Kahn, Cloris Leachman
        Star Wars (1977)                  George Lucas (director), Mark Hamill, Harrison Ford,
                                          Carrie Fisher, Alec Guinness
        Alien (1979)                      Sigourney Weaver, Tom Skerritt, Harry Dean Stanton
        Norma Rae (1979)                  Sally Field, Beau Bridges
1980's  Nine to Five (1980)               Jane Fonda, Lily Tomlin, Dolly Parton, Dabney Coleman
        Chariots of Fire (1981)           Ben Cross, John Gielgud
        Return of the Jedi (1983)         Harrison Ford, Carrie Fisher, Mark Hamill, Billy Dee Williams
        Broadcast News (1987)             James Brooks (director), Holly Hunter, William Hurt,
                                          Albert Brooks
        Wall Street (1987)                Oliver Stone (director), Michael Douglas, Charlie Sheen,
                                          Martin Sheen, Daryl Hannah
        Die Hard (1987)                   Bruce Willis, Alan Rickman, Alexander Gudunov,
                                          Bonnie Bedelia
        Working Girl (1988)               Mike Nichols (director), Melanie Griffith, Sigourney Weaver,
                                          Harrison Ford, Alec Baldwin, Joan Cusack
        Big (1988)                        Penny Marshall (director), Tom Hanks, Elizabeth Perkins
1990's  Home Alone (1990)                 Chris Columbus (director), Macaulay Culkin, Joe Pesci,
                                          Daniel Stern, Catherine O'Hara
        Die Hard 2 (1990)                 Bruce Willis, Bonnie Bedelia

DECADE  MOTION PICTURE(1)       TALENT
------  -----------------       ------
        Mrs. Doubtfire (1993)   Chris Columbus (director), Robin Williams, Sally Field
        Speed (1994)            Jan de Bont (director), Keanu Reeves, Sandra Bullock, Dennis Hopper
        True Lies (1994)        James Cameron (director), Arnold Schwarzeneger, Jamie Lee Curtis
        Braveheart (1995)       Mel Gibson, Sophie Marceau, Catherine McCormack
        Independence Day (1996) Will Smith, Bill Pullman, Jeff Goldblum
        The Full Monty (1997)   Robert Carlyle, Mark Addy
        Titanic (1997)          James Cameron (director), Leonardo DiCaprio,
                                Kate Winslet, Gloria Stuart, Billy Zane, Kathy Bates, Bill Paxton

--------
(1) The Company's rights to distribute and otherwise exploit the filmed entertainment product in the Fox Library are in some instances subject to material restrictions relating to the term of their rights and the media and geographical markets in which such rights may be exploited.

  In addition, the Fox Library contains varying rights to certain television series and made-for-television motion pictures. The television library contains such classic series as Batman, The Mary Tyler Moore Show, M*A*S*H, Hill Street Blues, Doogie Howser, M.D., L.A. Law, The Wonder Years, Peyton Place, Picket Fences, Room 222, Trapper John, M.D. and Daniel Boone, and such recent hits as The Simpsons, The X-Files, NYPD Blue, Chicago Hope and King of the Hill. M*A*S*H, for example, which ran for 11 years on Network television through 1983, is currently syndicated on 133 stations in the United States, including certain of the Fox Television Stations.

Licensing and Merchandising

  The Company believes that the diversity and quality of the Fox Library, as well as the popularity of certain of its film and television characters, affords it significant competitive advantages. The Company capitalizes on its characters and properties by entering into licensing agreements. For example, the characters in The Simpsons appear on approximately 1,800 consumer products. Additional programs and films which have experienced success in licensing and merchandising include The X-Files, Alien and Anastasia. See "-- Cable Network Programming--Fox Family Worldwide."

Fox Interactive

  Fox Interactive develops and markets entertainment computer software and video game titles. Since the reorganization of the division in 1996, Fox Interactive has experienced significant revenue growth, primarily as a result of the success of games based on film and television properties, including Die Hard, Independence Day, and The Simpsons. In addition to creating games and entertainment software inspired by Company properties, Fox Interactive develops or acquires games based on original characters, such as Croc, which can then be exploited in other media by the Company. Fox Interactive has also launched a line of Fox Sports Interactive games including Fox Sports NHL Hockey '99, Fox Sports NCAA College Hoops '99, Fox Sports Soccer '99, and Fox Sports Golf '99.

Fox Music and Music Publishing

  Fox Music produces and licenses for distribution through third parties soundtracks of the Company's film and television productions. The Company's successful film and television soundtracks include Titanic, Back to Titanic, Soul Food, Hope Floats, Ally McBeal, The X-Files, Dr. Dolittle and How Stella Got Her Groove Back. As of November 4, 1998, four of the top 10 selling soundtracks in release were from Fox Music. In addition, Fox Music Publishing generally owns the publishing rights for songs and scores commissioned for the Company's film and television programming. Fox Music Publishing licenses these rights to third parties for many uses in different media.

Studio Facilities

  Covering approximately 53 acres near Century City in Los Angeles, California, Twentieth Century Fox Studios (the "Fox Studios Lot") is one of the premiere motion picture and television production facilities of its kind in the world. The Fox Studios Lot, which dates back to 1925, encompasses 15 sound stages used in the production of motion pictures and television programming. In addition, the Fox Studios Lot is currently undergoing certain improvements, which include the construction of a new FOX operations center, the first all digital network facility in the United States, which is used to broadcast Fox Sports News, as well as a 172,000 square feet office building, a production services facility and certain other improvements.

  In September 1996, the Company completed the construction of a studio facility in Rosarito, Mexico. The facility is located on approximately 37 acres of land and consists of approximately 150,000 square feet of office and studio space and fresh and salt water tanks aggregating an area of over nine acres. The facility, which was built for the filming of Titanic, is the largest underwater filming studio facility in the world, and is rented out by the Company to other film studios and production companies for the production of motion pictures.

  In November 1995, News Corporation and its subsidiary, Fox Studios Australia, entered into an agreement with the Government of New South Wales to construct an integrated facility for film and television production with an associated public entertainment facility in Sydney. Fox Studios Australia is a 50/50 joint venture between the Company and Lend Lease Corporation. In September 1996, Fox Studios Australia entered into a 40-year lease for the site with an option to renew for an additional 10 years. The production facility, which opened in May 1998, incorporates six state-of-the-art sound stages, back lots for exterior filming, comprehensive post-production facilities, workshops and space for production offices, set construction, wardrobe and storage. Members of the public will be able to visit areas of Fox Studios Australia, which are scheduled to open in the last quarter of calendar 1999 and will include two multiplexed movie theaters, restaurants, cafes and bars, street theaters, retail shops as well as a ticketed studio tour that will take visitors on a behind-the-scenes journey through the world of film and television.

TELEVISION BROADCASTING

  The Company is engaged in the distribution of network programming and the operation of broadcast television stations. FOX and the Fox Television Stations are Fox Television's principal operating units.

Fox Broadcasting Company ("FOX")

  FOX has 203 affiliated stations, including the 22 Fox Television Stations, which reach, during prime time, approximately 98% of all U.S. television households. Each week, FOX regularly delivers to its affiliates generally 15 hours of prime time programming, one hour of late-night programming on Saturday and, through the Fox Kids Network, programmed by FFW, 19 hours of children's daytime programming. FOX's prime time programming features such series as The Simpsons, The X-Files, Ally McBeal, King of the Hill,
Beverly Hills 90210, Melrose Place, Party of Five and various movies and specials. In addition, a significant component of FOX's programming consists of Fox Sports programming, with FOX providing live coverage of three major professional sports leagues to its affiliates: the National Football Conference ("NFC") of the NFL, the MLB and the NHL. During the 1998-1999 television season, FOX will broadcast Super Bowl XXXIII, the World Series and certain games of the Stanley Cup playoffs and finals.

  FOX derives its revenues from sales in the national advertising marketplace of commercial advertising time. FOX's programming line-up is intended to appeal primarily to target audiences of 18 to 49-year old adults, the demographic group that advertisers seek to reach most often. Since the creation of FOX, FOX's ratings have increased substantially. Furthermore, with respect to household ratings and shares for FOX and the Other Major Networks based on viewership of adults aged 18-49, FOX improved from fourth place for the 1987-1988 broadcast season (with a 2.8 rating and a 7 share in total prime time for all U.S. television households) to second place for the 1997-1998 broadcast season (with a 5.0 rating and a 14 share in total prime time for all U.S. television households). The median age of the FOX viewer is 33 years, as compared to 40 years for each of ABC and NBC and 52 years for CBS.

  The Company believes that its ownership of film and television production companies is highly advantageous to its television broadcasting business because the Company's television broadcasting business has access to popular programming produced by the Company's production businesses and is better able to ensure a consistent supply of high quality programming to its broadcasting business. The Company obtains programming for FOX from Twentieth Century Fox Television, Twentieth Television and Fox Television Studios as well as other major television studios and independent television production companies pursuant to license agreements. The terms of such agreements generally provide the Company with the right to broadcast a television series for four seasons. FOX licenses its film programming from many sources, including FFE, and licenses made-for-television films from a number of sources, including Fox Television Studios.

  National sports programming, such as NFL, MLB and NHL programming, is obtained under license agreements with professional sports leagues. The Company's current licenses with the NFL, MLB and NHL extend until 2006, 2000 and 1999, respectively. According to Nielsen Media Research Inc. ("Nielsen"), during calendar 1997, the Company's sports programming line-up achieved the highest rating of any Network's sport programming line-up.

  The Company is entering the first year of an eight-year agreement with the NFL, which contains certain termination clauses. Under this agreement, the Company holds the rights to broadcast Super Bowls in 1999, 2002 and 2005. Under the terms of this agreement, the Company has rights to broadcast regular season and playoff games of the National Football Conference to its affiliates. Under the terms of the NFL's various television rights agreements, the NFL may elect, in 2003, to simultaneously renegotiate all of its current television rights agreements. In addition, the Company is in the third year of a five-year agreement with MLB pursuant to which FOX is MLB's exclusive regular season national broadcast carrier through 2000. In addition, FOX, which broadcast the 1998 World Series in October, will broadcast the World Series in 2000 and the All-Star Game in 1999. Under the terms of this agreement, the Company has rights to broadcast four regional MLB games on 18 consecutive Saturday afternoons from June to September, as well as certain games of the division and league championship series. Further, FOX is in the final year of a five-year agreement with the NHL pursuant to which FOX will broadcast 11 weekend season games and certain games of the Stanley Cup playoffs and finals. FOX's contract with the NHL will not be renewed following the expiration of its current term.

  FOX provides programming to each of its television station affiliates in accordance with affiliation agreements of varying durations, which grant to each affiliate the right to broadcast network television programming on the affiliated station (the "Fox Affiliates"). Such agreements typically run for five to ten years. The Company's affiliation agreements have staggered expiration dates. These affiliation agreements generally require FOX's full-time television station affiliates to carry FOX programming in all time periods in which FOX programming is offered to such affiliates, subject to certain exceptions stated in affiliation agreements. In addition, the Fox Kids Network, which is owned and distributed by FFW, is broadcast on primary and secondary affiliates covering 97% of all U.S. television households. The Fox Kids Network carries such popular programs as Power Rangers, Teenage Mutant Ninja Turtles, Goosebumps, Bobby's World and the X-Men. See "--Cable Network Programming--Fox Family Worldwide."

Fox Television Stations

  The 22 Fox Television Stations are located in nine of the top 10 largest DMAs, and all are affiliates of FOX. The Fox Television Stations reach over 40% of all U.S. television households, giving the Fox Television Stations the broadest coverage of any television station group in the United States. Fox Television Stations are located in markets representing, in the aggregate, approximately 50% of local television market advertising revenues. In March 1986, the Company acquired its first six television stations and various other assets from Metromedia Broadcasting Corporation. The acquired television stations were located in New York City, Los Angeles, Chicago, Dallas/Ft. Worth, Washington, DC and Houston. Thereafter, the Company created the FOX broadcast network, having as network affiliates the various Fox Television Stations, as well as independently owned television stations. The Fox Television Stations group has grown from the initial six stations to 22 television stations. The Company acquired 10 of these additional stations in January 1997 through its acquisition of New World.

  The following table lists certain information, as of September 1998, about each Fox Television Station.

                                                    PERCENTAGE OF U.S.
                                                        TELEVISION
            DMA/RANK         STATION CHANNEL/TYPE  HOUSEHOLDS REACHED(3)
     ------------------------------- ------------  ---------------------
     New York, NY          1  WNYW        5 VHF             6.9%
     Los Angeles, CA       2  KTTV       11 VHF             5.2%
     Chicago, IL           3  WFLD       32 UHF             3.2%
     Philadelphia, PA      4  WTXF       29 UHF             2.7%
     Boston, MA            6  WFXT       25 UHF             2.2%
     Washington, DC        7  WTTG        5 VHF             2.0%
     Dallas, TX(1)         8  KDFW        4 VHF             2.0%
     Detroit, MI           9  WJBK        2 VHF             1.9%
     Atlanta, GA          10  WAGA        5 VHF             1.7%
     Houston, TX          11  KRIV       26 UHF             1.7%
     Cleveland, OH        13  WJW         8 VHF             1.5%
     Tampa, FL            15  WTVT       13 VHF             1.5%
     Phoenix, AZ          17  KSAZ       10 VHF             1.4%
     Denver, CO(2)        18  KDVR       31 UHF             1.2%
     St. Louis, MO        21  KTVI        2 VHF             1.1%
     Kansas City, MO      31  WDAF        4 VHF             0.8%
     Milwaukee, WI        32  WITI        6 VHF             0.8%
     Salt Lake City, UT   36  KSTU       13 VHF             0.7%
     Memphis, TN          42  WHBQ       13 VHF             0.6%
     Greensboro, NC       46  WGHP        8 VHF             0.6%
     Birmingham, AL       51  WBRC        6 VHF             0.6%
     Austin, TX           60  KTBC        7 VHF             0.5%
                                                           -----
         Total:                                            40.6%
                                                           =====

--------
(1) The Company also has an operating agreement with KDFI, Channel 27, Dallas,
    TX.
(2) The Company also owns and operates KFCT, Channel 22, Fort Collins, CO, as a satellite station of KDVR, Channel 31, Denver, CO.
(3) VHF stations transmit on Channels 2 through 13 and UHF stations on Channels 14 through 69. UHF television stations in many cases have a weaker signal and therefore do not achieve the same coverage as VHF stations. To address this disparity, the FCC's ownership rule applies a UHF discount (the "UHF Discount") which attributes only 50% of the television households in a local television market to the audience reach of a UHF station for purposes of calculating whether that station's owner complies with the 35% national audience reach cap imposed by FCC regulations. The percentages listed do not take into account the UHF Discount. The FCC is currently reviewing whether the 35% cap should be raised and whether the UHF Discount should be retained, modified or eliminated. See "--Regulation."

  Several benefits accrue to the Company from owning a large group of FOX affiliate stations, together with its motion picture and television programming production and other network operations. The Fox Television Stations, due to their coverage of over 40% of all U.S. television households and most major DMAs, are attractive local vehicles for national advertisers, and have the exclusive services of a single national advertising representative firm. The Fox Television Stations are located in 12 of the 15 NFC local markets, 19 of 26 U.S. MLB local markets and in 15 of 20 U.S. NHL local markets and garner top local advertising rates from FOX's telecasts of such games. The Fox Television Stations' substantial audience coverage also provides greater bargaining power in acquiring programming to fill off-network hours. In addition, because the Fox Television Stations can also provide distribution of Twentieth Television's syndicated programming to 40% of the total potential audience, Twentieth Television can more easily sell those programs to other station groups.

  In recent years, individual Fox Television Stations have increased their own production of television programming, including local programming such as news and public affairs programs, although the Fox Television Stations continue to depend to a significant degree on FOX programming and syndicated motion pictures and television series as sources of programming. The Company believes that the production and broadcasting of local news can provide a link to the community and lead to increased viewership. In addition, local news programming can provide access to advertising sources targeted specifically to local news. Of the 22

Fox Television Stations, 20 broadcast local news programs in the morning, 17 broadcast local news programs at midday, 13 broadcast local news programs in the late afternoon or early evening, 21 broadcast local news in prime time and 13 of the 22 stations broadcast local news programs in all four day parts. Certain stations in heavy news markets such as New York City and Washington, D.C., run three news programs daily.

  The Fox Television Stations derive substantially all of their revenues from national spot and local advertising. Advertising rates are determined by each Fox Television Station in response to market conditions in the area which it serves. In addition to cash sales, the Fox Television Stations enter into customary barter agreements with syndicators, pursuant to which the Fox Television Stations acquire programming and the rights to sell a specified amount of advertising time for use in national spot and local advertising markets in exchange for allowing the syndicator to retain a specified amount of advertising time for sale in the national advertising market in lieu of cash consideration.

CABLE NETWORK PROGRAMMING

  The Company holds interests in cable network programming businesses in the areas of news, sports, general entertainment, family entertainment and movies.

Fox News Channel ("Fox News")

  In October 1996, the Company launched Fox News, a 24-hour all news cable programming service which is currently available to approximately 34 million U.S. cable and DBS households and has commitments that will expand Fox News' distribution to approximately 41 million U.S. cable and DBS households by the end of 2001.

  In launching Fox News, the Company sought to take advantage of the worldwide news gathering capabilities that exist among News Corporation's subsidiaries and affiliates, as well as the strength of the "Fox News" brand that has been created by FOX's affiliates. The programming and appearance of Fox News are designed to appeal to young audiences by providing faster-paced coverage with news updates every half hour.

  Fox News' access to a worldwide news gathering network, including 3,300 print journalists and 14 news bureaus worldwide (with 10 located across the United States), produces both cost savings for the network and better coverage of breaking news for the audience. In addition, the Company has established cooperative relationships among Fox News and the Fox Television Stations whereby Fox News receives news footage from the Fox Television Stations and, through Fox News Edge, sells a news feed to FOX affiliates to use as part of their local news broadcasts. Fox News also produces programming, including a weekly news magazine, Fox Files, and a popular weekend commentary show, Fox News Sunday, for broadcast on FOX.

Fox/Liberty Networks; Fox/Liberty Ventures and International Sports Programming Partners

  The Company and Liberty Media Corporation ("Liberty"), a wholly owned subsidiary of Tele-Communications, Inc. ("TCI") have formed three separate 50/50 joint ventures: (i) Fox/Liberty Networks, LLC (together with its subsidiaries, "Fox/Liberty Networks"); (ii) Fox/Liberty Ventures, LLC (together with its subsidiaries, "Fox/Liberty Ventures"); and (iii) International Sports Programming Partners (together with its subsidiaries, "ISPP"). See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

  Fox/Liberty Networks

  The Company and Liberty each own 50% of Fox/Liberty Networks. Fox/Liberty Networks operates two principal business units: (i) cable sports programming and (ii) general entertainment. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

  Sports Programming. Fox/Liberty Networks is the largest RSN programmer in the United States, focusing on live professional and major collegiate home team sports events. Fox/Liberty Networks' sports programming business consists of equity interests in 21 RSNs and Fox Sports Net, a national sports programming service, which is owned in a 50/50 partnership between Fox/Liberty Networks and Rainbow Media Sports Holdings, Inc. ("Rainbow"), an indirect subsidiary of Cablevision Systems Corporation ("Cablevision"). Fox Sports Net provides 24-hour national sports programming featuring live and replay sporting events and original programming, a national sports news program, Fox Sports News, and other national sports programming services. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

  Fox/Liberty Networks owns an equity interest in, or, through Fox Sports Net, is affiliated with, 26 RSNs. These RSNs reach over 62 million households, covering each of the top 14 DMAs and 22 of the top 25 DMAs in the United States. These RSNs have rights to telecast live games of 72 professional sports teams in the NBA, NHL and MLB (out of a total of 76 such teams in the United States) and numerous collegiate sports teams. The average term of the Fox Sports RSNs rights agreements (from commencement to scheduled termination) is eight years. Because of their home team programming, RSNs have strong local appeal in their respective markets, generating high prime time ratings and attractive subscriber fees from cable operators. Fox/Liberty Networks strategy is to utilize its RSNs and Fox Sports Net to build a national cable sports network under the Fox brand name.

  Fox Sports Net has been structured based on the "broadcast network affiliate" model, in which each RSN airs a slate of local programming, which is supplemented by a schedule of network-provided national programming consistent across all regions. Unlike the typical "broadcast network affiliate" model, however, Fox Sports Net's programming is anchored by highly rated local programming during prime time, with national Fox Sports Net programming during the balance of the schedule. Fox Sport Net's model is designed to increase the number of viewers before and after, as well as during, local sports events. Fox Sports Net also provides corporate, marketing and technical operations to the Fox Sports RSNs helping to create one cohesive network. Fox/Liberty Networks' approach offers national advertisers the opportunity to purchase national and local advertising from one source in each of the top DMAs in the United States. The Company believes that sports programming is extremely attractive to both national and local advertisers due to the high ratings such programming generally achieves in the key demographic of 18-49 year old males. All of the Fox Sports RSNs are represented by one national advertising firm that is owned in a 50/50 joint venture between Fox/Liberty Networks and Rainbow. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

  RSNs enter into affiliation agreements with MSOs and/or individual cable system operators and DBS distributors. Such agreements typically run for five to seven years and generally provide for annual rate increases. The Fox Sports RSNs' affiliation agreements have staggered expiration dates, with an average maturity of six years (from commencement to scheduled termination). Under affiliation agreements, cable system operators must distribute the network service to a certain number of subscribers and/or maintain a certain subscriber base penetration level. The same criteria are generally used as the basis for calculating the monthly fees paid by the cable operator to Fox/Liberty Networks for its programming.

  In December 1997, Fox/Liberty Networks consummated a transaction with Rainbow, pursuant to which Fox/Liberty Networks acquired a 40% interest in Regional Programming Partners ("RPP"), a partnership to which Rainbow contributed various interests in RSNs (including two in which Fox/Liberty Networks already held minority interests), the New York Knickerbockers NBA franchise, the New York Rangers NHL franchise, the Madison Square Garden entertainment complex, and Radio City Music Hall.

  General Entertainment Programming. FX is a leading general entertainment cable network. In 1996, the Company contributed all of the assets and liabilities of FX to Fox/Liberty Networks in connection with the formation of the Fox/Liberty Networks joint venture. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

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

  As of October 16, 1998, FX reached approximately 37 million U.S. cable and DBS households. Based on Nielsen ratings for the first half of calendar 1998, FX ranked as the eighth highest-rated basic cable network in the United States during prime time among adults aged 18-49. The Company expects that FX will expand its distribution to approximately 50 million subscribers by the end of 1999.

  FX has a strong ratings performance history and continues to be a leader in cable ratings. For the second half of calendar 1997, FX received a 0.8 average prime time rating among adults aged 18-49. The Company expects FX will continue to increase its presence as a leading general entertainment network based largely on its ability to bring award-winning television series to cable and from its access to the Fox Library. FX draws from the Company's extensive programming libraries, including television hits like M*A*S*H, Batman, The A-Team and Mission: Impossible and feature films, including the Alien films, Independence Day, Predator and the Star Wars trilogy. FX's line-up for the Fall 1998 television season includes In Living Color, The X-Files and NYPD Blue. Recently, FX acquired the cable rights to Beverly Hills 90210 and Buffy the Vampire Slayer.

  Fox/Liberty Networks also owns a 92% profit interest and a 100% capital interest in FIT TV Partnership, which develops health and fitness related programming, as well as a 20% interest in Body by Jake Enterprises, which markets related products.

  Fox/Liberty Ventures

  In February 1998, the Company and Liberty formed Fox/Liberty Ventures to hold interests in certain additional sports and sports-related businesses. Currently, Fox/Liberty Ventures owns approximately 34% of each of the Speedvision and Outdoor Life programming services. Speedvision focuses exclusively on the world of racing, including cars, motorcycles, airplanes and boats, and its programming consists primarily of live racing events, news and information and documentaries. Speedvision currently reaches approximately 16 million cable and DBS households. Outdoor Life seeks to provide a comprehensive and authoritative source of information and entertainment on nature, the environment and outdoor recreation by featuring original entertainment and instruction for campers, skiers, rock climbers, hunters, kayakers, conservationists, saltwater sportsmen, sailors, fly fishermen, photographers, cyclists and nature enthusiasts. Outdoor Life currently reaches approximately 15 million cable and DBS households. Fox/Liberty Ventures' partners in Speedvision and Outdoor Life are Cox Communications, Comcast Corporation, Media One, Roger Werner and Daniels Programming.

  In April 1998, Fox/Liberty Ventures acquired a 40% interest in an entity that is developing the Staples Center, a new sports and entertainment complex in downtown Los Angeles, California. The Staples Center is scheduled to be the home of the Los Angeles Kings NHL franchise and the Los Angeles Lakers and the Los Angeles Clippers NBA franchises beginning in October 1999.

  International Sports Programming Partners ("ISPP")

  ISPP serves as the international arm of the worldwide sports alliance between the Company and TCI. The Company and a partnership between Liberty and Tele-Communications International, Inc. each own a 50% interest in ISPP. ISPP holds interests in the following programming services: Fox Sports Americas, Fox Sports World and Fox Sports World-Middle East. Fox Sports Americas is the only Spanish-language sports network which airs throughout the Americas, with feature programming such as events of the Argentine, Chilean, English and German soccer leagues, in addition to other major international sports such as the NFL, MLB, U.S. Open Tennis and the PGA Tour. Fox Sports World is the only sports network in the United States featuring 24-hour international sports in the English language. The channel's key programming includes the English, Italian and German soccer leagues, as well as soccer's Gold Cup, the rugby league in New Zealand and Australia and English rugby, Davis Cup Tennis, Formula One racing and daily international sports news. Fox Sports World-Middle East delivers a variety of international sports programming in the English language to subscribers in the Middle East region. In addition, the Company is preparing to launch Fox Sports Brazil, a 24-hour Portuguese language sports network in Brazil, which the Company expects to launch in March 1999 as a 50/50 partnership between a subsidiary of ISPP and Globosat Programadora Ltda. Featured programming will include Copa

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

Mercosur, a new South American soccer tournament, local Brazilian soccer leagues, Brazilian volleyball and basketball, U.S. Open and Wimbledon tennis and the PGA Golf Tour. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

Fox Family Worldwide

  FFW was formed in August 1996 and is owned 49.5% by the Company and 49.5% by Haim Saban and certain limited partnerships controlled by Mr. Saban. See "Certain Arrangements Regarding the Company's Ownership of Other Entities."

  FFW is an integrated global family entertainment company which develops, acquires, produces, broadcasts and distributes quality television programming. The Company's principal operations comprise (i) International Family Entertainment, Inc. ("IFE"), which operates the Fox Family Channel, (ii) SEI, whose library of completed and in-production children's programming is among the largest in the world, (iii) the Fox Kids Network and (iv) a growing portfolio of Fox Kids branded cable and DTH satellite channels operating in approximately 28 countries worldwide. Through these operating units, FFW has the ability to manage properties and brands from their creation through production, distribution and the merchandising of related consumer products. As the distributor of Fox Kids Network programming on FOX and owner and operator of the Fox Family Channel, FFW controls the distribution of programming on both a Major Broadcast Network and a widely distributed cable network. This ownership structure creates valuable opportunities for FFW to cross-promote and cross-market Fox Kids Network and Fox Family Channel programming.

  The Fox Family Channel is a basic cable network that provides family-oriented programming to approximately 73 million, or approximately 95%, of the cable and DBS households in the United States. The Fox Family Channel is the successor to The Family Channel, which FFW acquired as part of its acquisition of IFE in 1997. In August 1998, FFW reintroduced the Family Channel as the Fox Family Channel with a new programming schedule, marketing campaign and on-air look. The Fox Family Channel's programming format includes day-time programming for children followed by evening programming which is targeted to the entire family. Evening programming consists principally of original series, specials and movies produced or licensed by the Fox Family Channel. Fox Family Channel continues to air the 700 Club, produced by the Christian Broadcasting Network ("CBN"), pursuant to agreements previously in place between CBN and IFE.

  The Fox Family Channel earns revenues through the sale of advertising time and through subscriber fees. In general, pursuant to the Fox Family Channel's affiliation agreements, each cable system operator or other delivery service distributing the Fox Family Channel agrees to pay FFW a monthly fee per subscriber. Fox Family Channel affiliation agreements are generally three, five or ten years in duration and provide for annual per subscriber rate increases. Increases in per subscriber fees and, to a lesser extent, increased household penetration have generated growth in the Fox Family Channel subscriber fee revenue.

  FFW, through SEI, seeks to develop or acquire appealing characters and concepts that can be commercially exploited in the United States, Canada and International markets through broadcast network and cable television exhibition, home video sales, licensing and merchandising. FFW produced, financed or co-financed 14 programs for the 1997-1998 broadcast seasons, including Power Rangers, which since shortly after its launch in 1993 has been the highest rated children's weekday strip broadcast television program in the United States among boys aged 2-11. FFW currently distributes its programming over terrestrial broadcast services in most major television markets throughout the world.

  FFW's library of various rights to approximately 5,600 half-hour episodes of completed and in-production television programming is one of the largest children's television libraries in the world. The two principal sources of FFW's programming library are (i) television series that have been originally produced by FFW for broadcast in the United States and internationally (approximately 2,200 half-hours) and (ii) programming produced by others for which FFW has acquired various distribution rights (approximately 3,400 half-hours), of which approximately 38% have been updated or "freshened" with new scripts, voices and music prior to distribution. Of FFW's library, including episodes in production as of June 30, 1998, approximately 1,500 half-hours are original co-produced programming that meet applicable European content requirements and are intended for initial broadcast in Europe.

  FFW has and will continue to pursue ideas and properties for original production from a number of sources. For example, FFW may acquire production, distribution and possibly other rights to an existing property (such as the Saturday Night Live character, Mr. Bill, and The Addams Family), develop internally a new property based on an existing public domain property (such as SEI's Adventures of Oliver Twist) or create or acquire an entirely new idea or character (such as Mystic Knights of Tir Na Nog). FFW also maintains a state-of-the-art post-production facility in Los Angeles, California.

  FFW through affiliated companies and subsidiaries has entered into merchandise license agreements with a number of manufacturers pursuant to which the manufacturers are granted the right to create, manufacture and develop products representing characters from FFW's series, including such shows as Power Rangers and Captain Kangaroo. These licenses generally grant the exclusive right to manufacture and sell products based upon the characters and other creative elements in the television series. FFW has licensing arrangements in place with approximately 479 different licensees worldwide for consumer products targeting children, such as toys, apparel, publishing, software, dinnerware/lunch boxes, watches, bedding and soft vinyl goods, such as boots, backpacks and raincoats. Merchandise based on FFW's characters and properties is sold throughout the world.

  FFW released in August 1997 the direct-to-video film, Casper - A Spirited Beginning, and has completed direct-to-video films scheduled for release during fiscal 1999 based upon the characters of Richie Rich and The Addams Family. FFW also acquired the rights to a second direct-to-video film based upon the character "Casper," and has acquired rights to produce new live-action television specials and series programs based upon the characters of The Addams Family.

  The Fox Kids Network, a leading U.S. children's broadcast television network, broadcasts 19 hours of children's programming each week to 97% of U.S. television households, the broadest reach of any network targeting children. The Fox Kids Network has had the highest broadcast television viewership among children Monday through Friday and Saturday in its time period during 21 of 23 consecutive quarterly "sweeps" periods through July 1998. According to Nielsen, during the 1997-1998 broadcast season, more than 23 million children and teenagers, approximately 38% of all children and teenagers (aged 2-17) in the United States, watched the Fox Kids Network at least once each month. The Fox Kids Network affords advertisers the opportunity to reach children in a cost-effective manner, in part by ensuring consistent nationwide placement of their advertisements by generally broadcasting its programming at the same local time and on the same day ("day-and-date") in each television market.

  FFW believes that it is positioned strategically, particularly through its relationship with News Corporation, to take advantage of growth in international DTH satellite and cable television services and the resulting increase in demand for television programming. In addition to its recent launch of Fox Kids branded DTH satellite and cable channels in the United Kingdom, the Republic of Ireland, Latin America, including Central and South America and the Caribbean, France, Poland, Spain, Scandinavia, The Netherlands, and Australia, FFW is in active discussions and negotiations to launch additional Fox Kids branded channels on other distribution platforms throughout the world, with particular emphasis in Germany, Italy, Central and Eastern Europe, Austria, Belgium, Switzerland, Russia, Israel and Iceland. FFW's objective is to become the leading operator of international children's channels by creating fully localized Fox Kids branded channels in each territory.

Other Cable Networks

  The Golf Channel. The Company owns a 33.33% interest in The Golf Channel, Inc., which owns and operates the Golf Channel. The Golf Channel broadcasts studio shows and has rights to broadcast seven

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

Professional Golf Association ("PGA") tournaments and other European PGA, LPGA and Nike Tour events. The Golf Channel currently reaches approximately 15 million U.S. cable and DBS households in the United States. The Company's partners in the Golf Channel include Comcast Corporation, Times Mirror Co., Adelphia Communications Corp. and Arnold Palmer.

  FXM: Movies From Fox. Launched in November 1994 and reaching approximately
6.4 million U.S. cable and DBS households in the United States, FXM, wholly-owned by the Company, is the only Hollywood-based movie network featuring the films of the vast Fox Library. Films are unedited and commercial-free and presented in a convenient genre-based schedule of dramas, action, romance, musicals and comedy.

  Canal Fox. The Company, through its wholly owned subsidiary Fox Latin American Channel, Inc., operates Canal Fox, a general entertainment cable service covering Latin America, including Central and South America and the Caribbean. Canal Fox broadcasts in the Portuguese language in Brazil and in the Spanish language to the rest of Central and South America and the Carribean. Canal Fox currently reaches approximately 9.7 million cable and DBS households making it one of the most highly-distributed channels in Latin America.

  Cinecanal. The Company, through Fox LAPTV L.L.C., holds a 20.2% equity interest in Cinecanal, a Latin American (except for Brazil) premium pay television service which primarily features theatrical motion pictures of Twentieth Century Fox and the three motion picture studio partners of United International Pictures (which also hold interests in Cinecanal), in the English language with Spanish subtitles. Cinecanal currently reaches approximately 4.3 million cable and DBS households.

  Telecine. In addition, the Company, through Fox Latin America, Inc., holds a 12.5% equity interest in Telecine, a Brazilian premium pay television service which offers its features in the English language with Portuguese subtitles. Telecine currently reaches approximately 1.4 million cable and DBS households.

LOS ANGELES DODGERS

  The Company owns and operates the Los Angeles Dodgers MLB franchise (the "Dodgers"), one of the premiere sports franchises in the world, along with Dodger Stadium and other related real estate. The Company acquired its interest in the Los Angeles Dodgers, Inc. in April 1998. The Dodgers recently completed their 108th year in the National League and in each of the last three seasons have achieved attendance of approximately three million fans at Dodger Stadium. In addition, telecasts of Dodger games are an important part of the programming of Fox Sports West 2, a Fox Sports RSN covering Los Angeles, the second largest DMA in the United States. The Dodgers will increase the number of games telecast on Fox Sports West 2 by 40 during the 1999 season.

  The Company also owns Dodger Stadium, which is the home stadium of the Dodgers. Dodger Stadium is situated on approximately 275 acres of property in Los Angeles, California and has seating capacity for approximately 56,000 people and parking for 17,500 automobiles. In addition, the Company owns Dodgertown in Vero Beach, Florida, which is the home of the Dodgers' spring training facilities. Dodgertown is situated on 467 acres of property, which include seven baseball fields, including a 6,500 seat stadium, two golf courses, a conference center and 133 acres of undeveloped real estate. The Company also owns 68 acres of property in Campo Las Palmas in the Dominican Republic, which is the home of the Dodgers' Academia Nacional de Beisbol.

COMPETITION

  The Company faces competition from companies within the motion picture and television industry and alternative forms of leisure and entertainment activities. The entertainment industry is also subject to rapid developments in technology and shifting consumer tastes.

Feature Film and Television Production and Distribution

  Motion picture and television production and distribution are highly competitive businesses. The Company competes with other film studios, independent production companies and others for the acquisition of artistic properties, the services of creative and technical personnel, exhibition outlets and the public's interest in its products. The number of films released by the Company's competitors, particularly the other major film studios, in any given period may create an oversupply of product in the market, and that may reduce the Company's shares of gross box office admissions and may make it more difficult for the Company's films to succeed. The commercial success of the motion pictures produced and/or distributed by the Company is substantially affected by the public's often unpredictable response to the motion pictures produced and distributed by it. In addition, television networks are now producing more programs internally and thus may reduce such networks' demand for programming from other parties.

Television Broadcasting

  The network television broadcasting business is highly competitive. FOX directly competes for programming and for viewers with ABC, NBC, CBS, and the WB and the UPN Networks. Each of the Other Major Networks broadcasts a significantly greater number of hours of programming than FOX and accordingly, may be able to designate or change time periods in which programming is to be broadcast with greater flexibility than FOX. FOX also competes with other non-network sources of television service, including cable television and DBS services. Other sources of competition may include home video exhibition and home computer usage. In addition, future technological developments may affect competition within the television marketplace.

  FOX also competes with other television networks to secure affiliations with independently owned television stations in markets across the country, which are necessary to ensure the effective distribution of network programming to a nationwide audience. In recent years, competition among the networks for affiliates has intensified.

  FOX competes for advertising revenues with the other broadcast networks, as well as with all other forms of advertising. Each of the Other Major Networks has a greater number of affiliates with VHF signals, which are generally considered to be stronger in their markets and, therefore, more appealing to advertisers. The Other Major Networks also realize greater advertising revenues than FOX for most of their programming in various time periods. In addition, each of the Fox Television Stations competes for audiences and advertising revenues with radio and television stations and cable systems in its market area and with other advertising media such as newspapers, magazines, outdoor advertising and direct mail. All of the Fox Television Stations are located in highly competitive markets. Additional elements which are material to the competitive position of television stations include management experience, authorized power and assigned frequency. Competition for sales of broadcast advertising time is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various rating services, price, the time of day when the advertising is to be broadcast, competition from the other broadcast networks, cable television systems, DBS services and other media and general economic conditions. Competition for audiences is based primarily on the selection of programming, the acceptance of which is dependent on the reaction of the viewing public which is often difficult to predict.

Cable Networks and Related Businesses

  General

  The cable network programming business is another highly competitive field. Cable programming services compete for distribution and, when distribution is obtained, compete for viewers and advertisers with over-the-air broadcast television, radio, print media, motion picture theaters, videocassettes and other sources of information and entertainment. Important competitive factors are the prices charged for programming, the quantity, quality and variety of programming offered and the effectiveness of marketing efforts. More generally, the Company's cable networks compete with various other leisure-time activities such as home videos, movie theaters, personal computers and other alternative sources of entertainment and information.

  Sports Programming

  A number of basic and pay television programming services (such as ESPN) as well as free over-the-air broadcast networks provide programming that targets the Fox Sports RSNs' audience. Fox/Liberty Networks is

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

currently the only programming service distributing a full range of sports programming on both a national and regional level. On a national level, Fox/Liberty Networks' primary competitor is ESPN.

  In addition, the Fox Sports RSNs and Fox Sports Net compete, to varying degrees, for sports programming rights. The Fox Sports RSNs compete for local and regional rights with local broadcast television stations, other local and regional sports networks and the owners of distribution outlets such as cable television systems. Fox Sport Net competes for national rights principally with the national broadcast television networks, a number of national cable services that specialize in or carry sports programming, and television "superstations," which distribute sports and other programming to cable television systems by satellite, and with independent syndicators that acquire and resell such rights nationally, regionally and locally.

  FX

  A number of basic and pay television programming services (such as the USA cable network and Turner Network Television) as well as free over-the-air broadcast networks provide programming that targets the same viewing audience as FX. FX faces competition in the acquisition of distribution rights to programming produced by other diversified media companies, due to industry consolidation and the elimination of the financial interest and syndication rules. With the repeal of certain governmental regulations which formerly prohibited the broadcast networks from acquiring financial interests in, and syndication rights to, television programming, competition in the industry is expected to increase.

  Fox Family Worldwide

  FFW currently competes and expects to continue to compete, through the Fox Kids Network and the Fox Family Channel, with the other broadcast television networks, public television and cable television channels, such as Nickelodeon, the USA cable network, the Disney Channel, Turner Network Television and the Cartoon Network, for market acceptance of its programming and for viewership ratings and advertising revenues. To the extent that FFW produces original programming for distribution outlets it does not own, it competes with other producers of children's programming. Internationally, FFW competes with a large number of U.S.-based and international distributors of children's programming, including The Walt Disney Company, Warner Bros. and Nickelodeon, in the development or acquisition of programming expected to appeal to international audiences. Such programming often must comply with foreign broadcast rules and regulations, which may stipulate certain minimum local content requirements.

REGULATION

Filmed Entertainment--Theatrical Motion Picture Distribution

  TCFFC is subject to the provisions of so-called "trade practice laws" in effect in 25 states relating to theatrical distribution of motion pictures. These laws substantially restrict the licensing of motion pictures unless theater owners are first invited to attend a screening of such motion pictures and, in certain instances, also prohibit payment of advances and guarantees to motion picture distributors by exhibitors. Further, pursuant to various consent judgments, TCFFC and certain other motion picture companies are subject to certain restrictions on their trade practices in the United States, including a requirement to offer motion pictures for exhibition to theaters on a theater-by-theater basis and, in some cases, a prohibition against the ownership of theaters.

Television Broadcasting

  In general, the television broadcast industry in the United States is highly regulated by Federal laws and regulations issued and administered by various Federal agencies, including the FCC. The FCC regulates television broadcast stations pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC upon a finding that grant of the license would serve the public interest, convenience and necessity. The FCC grants television broadcast station licenses for specific periods of time and, upon

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

application, may renew the licenses for additional terms. Under the Communications Act, television broadcast licenses may be granted for a maximum permitted term of eight years. Generally, the FCC renews broadcast licenses upon finding that (i) the television station has served the public interest, convenience and necessity, (ii) there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and (iii) there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a term lesser than the maximum otherwise permitted, or hold an evidentiary hearing. There can be no assurance that the licenses of the Fox Television Stations will be renewed at their expiration date or, if renewed, that the renewal terms will be for the maximum permitted period.

  In February 1998, the FCC adopted a final table of digital channel allotments and rules for the implementation of digital television ("DTV") service (including high-definition television) in the United States. The digital table of allotments provides each existing full power television station licensee or permittee, including the 22 Fox Television Stations, with a second broadcast channel in order to facilitate a transition from analog to digital transmission, conditioned upon the surrender of one of the channels at the end of the DTV transition period. FTS is constructing digital facilities in Dallas, TX, Detroit, MI and Philadelphia, PA, which are scheduled to be completed by November 1, 1998. The FCC will require completion of digital facilities in the remainder of the top ten markets, Los Angeles, CA; Atlanta, GA; Chicago, IL; Boston, MA; New York, NY and Washington, DC, in FTS's case, by May 1, 1999; in Denver, CO; Houston, TX; Phoenix, AZ; St. Louis, MO; Cleveland, OH and Tampa, FL by November 1, 1999; and in Salt Lake City, UT; Austin, TX; Birmingham, AL; Kansas City, MO; High Point, NC; Memphis, TN and Milwaukee, WI by May 1, 2002. Under FCC rules, television stations may use their second channel to broadcast either one or two streams of "high definition" digital programming or to "multicast" several streams of standard definition digital programming or mixture of both. Broadcasters may also deliver data over these channels, provided that such supplemental services do not derogate the mandated, free over-the-air program service. The Company is currently formulating plans for use of its digital channels. It is difficult to assess how digital television will affect the Company's broadcast business with respect to other broadcasters and video program providers.

  Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. The Communications Act further provides that no FCC broadcast license may be granted to any corporation directly or indirectly controlled by any other corporation of which more than one-fourth of its capital stock is owned of record or voted by non-U.S. citizens if the FCC finds the public interest will be served by the refusal of such license. In 1995, the FCC acknowledged that News Corporation owns the vast preponderance of equity of the corporate parent of the Fox Television Stations. The FCC also concluded that Mr. Murdoch, a U.S. citizen, controls the corporate licensee and thus found the level of alien equity to be consistent with the public interest. After the Offerings, Mr. Murdoch will retain 76% voting control of the corporate parent of the Fox Television Stations and News Corporation will continue to hold indirectly stock representing the majority of equity of the corporate licensee. Although this structure is substantially equivalent to the one previously found by the FCC to be consistent with the public interest, the proposed ownership structure following the Reorganization and the Offerings will be subject to approval by the FCC, and applications seeking such approval were filed with the FCC on July 27, 1998. While no assurances can be given with respect to continued compliance with the foreign ownership restrictions applicable to Fox Television Stations, the Restated Certificate of Incorporation of Fox Television Holdings, Inc. will provide that the preferred stock representing 76% of the voting power of the company may not be transferred to anyone who is not a U.S. citizen.

  Under current FCC rules governing multiple ownership of broadcast stations, a license to operate a television station will not be granted (unless established waiver standards are met) to any party (or parties under common control) that has an attributable interest (defined generally as a 5% or greater voting stockholding, or a positional interest, such as officer or director) in another television station with an overlapping coverage area

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(the "Local Restriction"). The rules also currently prohibit (with certain qualifications) the holder of an attributable interest in a television station from also having an attributable interest in a radio station, daily newspaper or cable television system serving a community located within the coverage area of that television station. Separately, the FCC's "cross interest" policy may, in certain circumstances, prohibit the common ownership of an attributable interest in one media outlet combined with (i) a non-attributable equity interest in another media outlet in the same market, (ii) joint ventures with another outlet in the market or (iii) common key employees among competitors.

  FCC rules permit a party to have an attributable interest in an unlimited number of television stations nationally so long as such stations do not exceed, in the aggregate and after application of the UHF Discount, the National Restriction at 35% (calculated as 100% of VHF station coverage and 50% UHF station coverage). In pending rulemaking proceedings, the FCC is considering (i) the modification of its attribution rules and "cross-interest" policy and (ii) the modification of the Local Restriction. Pursuant to Congressional directive, the FCC is also conducting a formal inquiry of all its broadcast ownership rules, including the radio, newspaper and cable cross-ownership rules, the National Restriction, the UHF Discount and the dual network rule. It is not possible to predict the extent to which the Local or National Restrictions may be modified or the timing or effect of other changes in FCC rules or policies pursuant to the 1996 Telecom Act or pending FCC proceedings.

  The FCC has adopted rules requiring closed captioning of most broadcast and cable programming on a phased-in basis, beginning in the year 2000. The broadcast and cable industries have adopted, and the FCC has approved, a voluntary content ratings system which, when used in conjunction with so-called "V-Chip" technology, will permit the blocking of programs with a common rating. The FCC has directed that all television receiver models with picture screens 13 inches or greater be equipped with "V-Chip" technology under a phased implementation beginning July 1, 1999.

  FCC regulations implementing the 1992 Cable Act require each television broadcaster to elect, at three-year intervals beginning June 17, 1993, either to (i) require carriage of its signal by cable systems in the station's market ("must carry") or (ii) negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market ("retransmission consent"). The constitutionality of the analog must-carry provisions was upheld by the U.S. Supreme Court. The FCC recently has initiated a rulemaking proceeding to determine carriage requirements for digital broadcast television systems on cable systems, including carriage during the period of transition from analog to digital signals.

  Legislation enacted in 1990 limits the amount of commercial matter that may be broadcast during programming designed for children 12 years of age and younger. In addition, under FCC license renewal processing guidelines, television stations are generally required to broadcast a minimum of three hours per week of programming, which, among other requirements, must have, as a "significant purpose," the educational and informational needs of children 16 years of age. A television station found not to have complied with the programming requirements or commercial limitations could face sanctions, including monetary fines and the possible non-renewal of its license. The FCC recently has indicated its intent to enforce its children's television rules strictly.

  The FCC continues to enforce strictly its regulations concerning "indecent" programming, political advertising, environmental concerns, technical operating matters and antenna tower maintenance. The FCC also has traditionally enforced its equal employment opportunity rules vigorously, with respect both to compliance with numerical employment guidelines and recruitment efforts and recordkeeping requirements. The FCC's employment rules, as they relate to outreach efforts for recruiting minorities, were recently struck down as unconstitutional by the U.S. Court of Appeals for the D.C. Circuit. In addition, FCC regulations governing network affiliation agreements mandate that television broadcast station licensees retain the right to reject or refuse network programming in certain circumstances or to substitute programming that the licensee reasonably believes to be of greater national importance. Violation of FCC regulations can result in substantial monetary forfeitures, periodic reporting conditions, short-term license renewals and, in egregious cases, denial of license, renewal or revocation of license.

  The FCC also regulates the relationships among all Networks and their affiliates, and FCC rules permit the affiliates of any Network to preempt programming offered by any Network that its affiliates deem to be contrary to the public interest or unsuitable. The rules also permit the affiliates of any Network to preempt Network programming for programming of greater local or national importance.

Cable Television

  The 1992 Cable Act subjected all cable television operators not subject to "effective competition" to rate regulation. Rate regulation under the 1992 Act resulted in a reduction of rates to some subscribers in some markets. The 1996 Telecom Act phases out cable rate regulation, except with respect to the "basic" tier (which must include all local broadcast stations and public, educational and governmental access channels, and must be provided to all subscribers). Rate regulation of all non-basic services is scheduled to be completely eliminated on March 31, 1999. In response to the 1992 Cable Act and the FCC's implementing regulations, many cable systems retiered channels to create an attractively priced "basic" tier, while offering satellite-delivered programming services such as the Company's on a different service tier or on an a la carte basis. To the extent such retiering or repricing of the Company's networks induces customers to discontinue their subscriptions, the Company's financial performance could be adversely affected. Deregulation of rates pursuant to the 1996 Telecom Act may reverse such tiering and pricing decisions by cable system operators and, correspondingly, reverse or ameliorate any adverse effects of the 1992 Cable Act. On the other hand, to the extent that rate deregulation causes a material increase in cable rates, the individual subscriber base of the Company could be decreased, potentially affecting the Company's subscriber revenues.

  FCC regulations adopted pursuant to the 1992 Cable Act prevent a cable operator that has an attributable interest (including voting or non-voting stock ownership of 5% or more or limited partnership equity interests of 5% or more) in a programming vendor from exercising undue or improper influence over the vendor in its dealings with competitors to cable. The regulations also prohibit a cable programmer in which a cable operator has an attributable interest from entering into exclusive contracts with any cable operator or from discriminating among competing multichannel program distributors in the price, terms and conditions of sale or delivery of programming. With respect to cable systems having channel capacity of less than 76 channels, the FCC's regulations limit to 40% the number of programming channels that may be occupied by video programming services in which the cable operator has an attributable interest. As a result of TCI's ownership of Liberty, the Fox Family Channel, Fox/Liberty Networks and FX are subject to these requirements. The FCC has recently adopted regulations to speed the processing of program access complaints, and Congress is considering legislation which, if enacted, would extend program access rules to terrestrially-delivered programming. Similarly, Cablevision is deemed to have an attributable interest in Regional Programming Partners ("RPP"). The FCC's program access and non-discrimination regulations therefore affect the ability of these cable programming services to enter into exclusive contracts. The rules also permit multichannel video programming distributors (such as MMDS, satellite master antenna televisions ("SMATV"), DBS and DTH operators) to bring complaints against the Company to the FCC charging they are unable to obtain the affected programming networks on nondiscriminatory terms. While cable systems are expanding their capacity, there may be instances in which a TCI or a Cablevision system with 75 channels or less will not be able to carry one or more of the Company's channels (or in the case of Cablevision, an RPP channel) or will have to remove another affiliated channel.

  The FCC's regulations concerning the commercial limits in children's programs and political advertising also apply to certain cable television programming services carried by cable system operators. The Company must provide program ratings information and increased closed captioning of its cable programming services to comply with FCC regulations, which could increase its operating expenses.

EMPLOYEES

  As of October 30, 1998, the Company had approximately 10,000 full time and part time employees. Of that total, approximately 3,000 were primarily engaged in operations of the units of FFE and Twentieth Century Fox Television; approximately 200 were primarily engaged in operations of Twentieth Television and Fox

Television Studios; approximately 800 were primarily engaged in the operations of FOX; approximately 4,600 were primarily engaged in the operations of the Fox Television Stations; approximately 500 were primarily engaged in the operations of the Dodgers; approximately 800 were primarily engaged in the operations of Fox News; and approximately 200 were primarily engaged in management and administration of the Company. Approximately 1,600 of the Company's employees are currently covered by employment agreements. The Company also hires additional employees on a picture-by-picture or program-by-program basis in connection with the production of the Company's motion picture and television programming or on a game-by-game basis in connection with the production of the Company's broadcast of sports programming.

  Approximately 2,200 of the Company's employees are represented under industry-wide collective bargaining agreements with various unions, including IATSE, the Basic Crafts Unions, HERE and OPEIU. A strike, job action or labor disturbance by the members of any of these organizations may have a material adverse effect on the production of motion picture or television programs within the United States. The Company believes that its employee and labor relations are good.

PROPERTIES

  The Company maintains executive offices and certain of its operations, as well as the Fox News studios at 1211 Avenue of the Americas, New York, New York. These offices cover approximately 115,000 square feet and are provided by NAI, which maintains its executive offices at such location.

  The Company owns the Fox Studios Lot at 10201 West Pico Boulevard, Los Angeles, California, which consists of approximately 53 acres containing sound stages, production facilities, administrative, technical and dressing room structures, screening theaters and machinery and equipment facilities. The Company also leases approximately 320,000 square feet of office space at Fox Plaza, located adjacent to the Fox Studios Lot. The Company owns a studio facility in Rosarito, Mexico, which consists of approximately 37 acres containing office space, production facilities and the largest fresh and saltwater tanks used in motion picture production in the world. Fox Studios Australia has entered into a 40-year lease, with a 10-year renewal option, with respect to integrated film and television production and public entertainment facilities in Sydney, Australia, which consists of approximately 60 acres. See "--Los Angeles Dodgers."

  The Company also owns and leases office space, broadcast and production facilities and other facilities in various cities in the United States and several countries around the world for its businesses. The Company considers its properties adequate for its present needs.

LEGAL PROCEEDINGS

  The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The Directors and Executive Officers of the Company are as follows:

             NAME        AGE POSITION
             ----        --- --------
      K. Rupert Murdoch.  67 Chairman and Chief Executive Officer
      Peter Chernin.....  47 President, Chief Operating Officer and Director
      Chase Carey.......  44 Co-Chief Operating Officer and Director
      David F. DeVoe....  51 Senior Executive Vice President, Chief Financial
                             Officer and Director
      Arthur M. Siskind.  60 Senior Executive Vice President, General Counsel
                             and Director

  Following the consummation of the Offerings, two independent Directors will be appointed to the Board of Directors.

  The Senior Executives of the Company (in addition to persons identified as Executive Officers above) are as follows:

            NAME        AGE POSITION
            ----        --- --------
      David Hill.......  52 Chairman and Chief Executive Officer of Fox
                            Broadcasting Company, President of Fox Sports and
                            Chairman of Fox/Liberty Networks
      William Mechanic.  48 Chairman and Chief Executive Officer of Fox Filmed
                            Entertainment
      Mitchell Stern...  44 Chairman and Chief Executive Officer of Fox
                            Television Stations, Inc.

  All of the executive officers of the Company are also executive officers of News Corporation. As executive officers of News Corporation, the executive officers of the Company will continue to render services to News Corporation.

  Set forth below is certain information with respect to the Directors and Senior Executives of the Company:

BACKGROUNDS OF CURRENT DIRECTORS AND EXECUTIVE OFFICERS

  K. Rupert Murdoch has been a Director of the Company since 1985, Chairman since 1992 and Chief Executive Officer of the Company since 1995. Mr. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and an Executive Director and Chief Executive of News Corporation since its formation in 1979. Mr. Murdoch has served as a Director of News Limited, News Corporation's principal subsidiary in Australia since 1953, a Director of News International plc, News Corporation's principal subsidiary in the United Kingdom, since 1969, and a Director of NAI, News Corporation's principal subsidiary in the United States, since 1973. Mr. Murdoch served as Chairman of STAR TV from 1993 to 1998, and has served as a Director of BSkyB since 1990, and as a Director of FFW since 1996. Mr. Murdoch is also a member of the board of directors of Philip Morris Companies, Inc.

  Peter Chernin has been a Director and President and Chief Operating Officer of the Company since August 1998. Mr Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation and a Director, Chairman and Chief Executive Officer of NAI, since 1996. Mr. Chernin was Chairman and Chief Executive Officer of FFE from 1994 until 1996, Chairman of TCFFC from 1992 until 1994 and President of FOX from 1989 until 1992.

  Chase Carey has been a Director of the Company since 1992 and Co-Chief Operating Officer of the Company since August 1998. Mr. Carey was President of the Company from 1995 to 1998, Executive Vice President and Chief Operating Officer from 1991 to 1995 and Senior Vice President from 1988 to 1991. Mr. Carey is an Executive Director and has been the Co-Chief Operating Officer of News Corporation and a Director and Executive Vice President of NAI since 1996. Mr. Carey has served as the Chairman and Chief Executive Officer of Fox Television since July 1994. Mr. Carey joined Fox, Inc. (predecessor of the Company) in 1988 as Executive Vice President, served as Chief Financial Officer, and assumed the title of Chief Operating Officer in February 1992. Prior to joining Fox Television, Mr. Carey worked at Columbia Pictures in several executive positions, including President of Pay/Cable and Home Entertainment and Executive Vice President of Columbia Pictures International. Mr. Carey is a member of the Boards of Directors of FFW, Gateway 2000 and Colgate University.

  David F. DeVoe has been a Director of the Company since 1991 and Senior Executive Vice President and Chief Financial Officer of the Company since August 1998. Mr. DeVoe has been an Executive Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President of News Corporation since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996, and has been a Director of NAI since July 1991 and Senior Executive Vice President of NAI since January 1998. Mr. DeVoe served as Executive Vice President of NAI from 1991 to 1997. Mr. DeVoe has also been a Director of STAR TV since 1993 and a Director of BSkyB since 1994.

  Arthur M. Siskind has been a Director and Senior Executive Vice President and General Counsel of the Company since August 1998. Mr. Siskind has been an Executive Director and Group General Counsel of News Corporation since 1991 and a Senior Executive Vice President of News Corporation since 1996. Mr. Siskind served as Executive Vice President of News Corporation from 1991 until 1996. Mr. Siskind has been a Director of NAI since 1991 and Senior Executive Vice President of NAI since January 1998. Mr. Siskind served as an Executive Vice President of NAI from 1991 to 1997. Mr. Siskind has been a Director of BSkyB since 1992 and a Director of STAR TV since 1993. Mr. Siskind has been a member of the Bar of the State of New York since 1962.

BACKGROUNDS OF SENIOR EXECUTIVES

  David Hill has served as Chairman and Chief Executive Officer of FOX since October 1997 and, since December 1993, as President of Fox Sports, a division of Fox Television. Prior thereto, from July 1996 until October 1997, Mr. Hill served as Chief Operating Officer of Fox Television. In addition, Mr. Hill has served as Chairman of Fox/Liberty Networks since April 1996. From April 1996 through October 1997, Mr. Hill also served as Fox/Liberty Networks' Chief Executive Officer. From April 1988 until October 1993, Mr. Hill was employed at Sky Television and its successor company, BSkyB, in various capacities, including head of Sky Sports.

  William Mechanic has been Chairman and Chief Executive Officer of FFE since December 1996. Mr. Mechanic was President and Chief Operating Officer of FFE from 1994 until 1996 and President and Chief Operating Officer of Twentieth Century Fox from 1993 until 1994. Prior to joining Twentieth Century Fox,
Mr. Mechanic worked at The Walt Disney Studios as President of International Distribution and Worldwide Video.

  Mitchell Stern has been Chairman and Chief Executive Officer of Fox Television Stations, Inc. since June 1998. Mr. Stern was President and Chief Operating Officer of Fox Television Stations, Inc. from 1993 to 1998 and Executive Vice President and Chief Operating Officer of Fox Television Stations, Inc. from 1992 to 1993.

BOARD COMPOSITION

  The Company's Restated Certificate of Incorporation provides that the number of Directors may be fixed from time to time by resolution of the Company's Board of Directors. The Board is currently comprised of five Directors and will be increased to seven Directors following the consummation of the Offerings. The two additional Directors will be independent Directors. All members of the Board of Directors are elected annually by the stockholders of the Company for a one-year term.

COMMITTEES OF THE BOARD

  The Board expects to establish an Audit Committee and a Remuneration Committee following consummation of the Offerings. The Audit Committee is expected to include the two independent Directors. The Audit Committee is expected to meet not less than two times a year. Its purpose is to consider and recommend the appointment of the Company's auditors, approve the audit fee, consider any questions of resignation or dismissal of the auditors, discuss with the auditors the nature and scope of the audit, review the annual financial statements before submission to the Board, discuss problems and reservations, if any, arising from interim and final audits and any other matters the auditors may wish to discuss, review the auditors' management letter and management's response, review the Company's statement on internal control systems, consider the major findings of internal investigations and management's response and, if requested by the Board, to review potential conflicts of interest. The members of the Remuneration Committee are expected to consist of three Directors, including one independent Director. The Remuneration Committee is expected to meet not less than once a year in order to approve and recommend to the Board the hiring and the remuneration of the Executive Directors and key personnel. In particular, the Remuneration Committee is required to approve any new service agreement entered into between the Company and any of the Senior Executives.

DIRECTOR COMPENSATION

  During fiscal 1998, no compensation was paid to the Directors for services provided in such capacity. Upon the consummation of the Offerings, the Board of Directors intends to adopt a policy whereby each independent director will be paid customary amounts for services provided as a director as well as reimbursement for his or her out-of-pocket expenses in attending Board meetings.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by applicable provisions of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation contains a provision eliminating, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the liability of a Director to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a Director. However, in accordance with the DGCL, such provision does not limit the liability of a Director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of dividends, stock purchases or redemptions that violate the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Restated Certificate of Incorporation and Bylaws of the Company also provide that, to the fullest extent permitted by the DGCL as its exists or may in the future be amended, the Company will indemnify each of the officers and directors of the Company (or their estates, if applicable), and may indemnify any employee or agent of the Company (or their estates, if applicable), who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was an officer, director, employee or agent of the Company or is or was serving at the request of Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will so indemnify such officer or director, and may so indemnify such employee or agent (if indemnification is authorized by the Board of Directors), in the case of such actions (whether or not by or in the right of the Company) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding other than by or in the right of the Company, had no reasonable cause to believe such person's conduct was unlawful. With respect to indemnification other than by or in the right of the Company, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful. No indemnification will be made in connection with actions by or in the right of the Company in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. In addition, to the fullest extent permitted by the DGCL, expenses (including attorneys' fees), judgments, fines incurred by and amounts paid in settlement may be advanced by the Company prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on the behalf of such director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with the DGCL and the Company's Certificate of Incorporation. The Company's Certificate of Incorporation and Bylaws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.

  News Corporation maintains insurance on behalf of its officers and directors and officers and directors of its subsidiaries, including the Company, against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

EXECUTIVE SERVICES AND COMPENSATION

  All of the executive officers of the Company are also executive officers of News Corporation. Prior to the Offerings, News Corporation or other parent entities of the Company paid all compensation of such officers. The Company and News Corporation or its subsidiaries will enter into a Master Intercompany Agreement, to be effective following the consummation of the Offerings, pursuant to which the Company will pay fees to News Corporation or its subsidiaries which will include consideration for the services rendered to the Company by such executive officers or other persons. As executive officers of News Corporation, the executive officers of the Company will continue to render services to News Corporation and its subsidiaries in addition to the Company. See "Relationships Between the Company and News Corporation--Master Intercompany and Other Agreements."

  The executive officers and certain other employees of the Company will be eligible to participate in News Corporation's Share Option Plan and the Company will be charged appropriately for the provision of such benefits.

                   PRINCIPAL STOCKHOLDER AND STOCK OWNERSHIP

STOCK OWNERSHIP OF THE COMPANY

  After the Offerings, all of the 547,500,000 outstanding shares of Class B Common Stock (entitled to 10 votes per share) will be owned by FEG Holdings, Inc., a Delaware corporation. FEG Holdings, Inc. is an indirect wholly owned subsidiary of News Corporation. Such shares will be entitled to 98.5% of the voting power of the Company after the Offerings.

  Mr. K. Rupert Murdoch owns all of the 7,600 outstanding shares of voting preferred stock of the Company's subsidiary, Fox Television Holdings, Inc., representing 76% of the voting power of such company. See "Reorganization" and "Business--Regulation."

STOCK OWNERSHIP OF NEWS CORPORATION

  The following table sets forth, as of November 5, 1998, the beneficial ownership of the outstanding Ordinary Shares of News Corporation (the only class of shares of News Corporation generally entitled to voting rights) by each person who at such time owned more than five percent thereof, by the Company's Directors and executive officers and by all of the Directors and executive officers of the Company as a group. The following table does not include beneficial ownership of Preferred Limited Voting Ordinary Shares of News Corporation ("Preferred Ordinary Shares").

          NAME AND ADDRESS OF
           BENEFICIAL OWNER        NUMBER OF ORDINARY SHARES PERCENTAGE OF CLASS
          -------------------      ------------------------- -------------------
      Cruden Investments Pty.
       Limited...................         607,522,048(1)            30.1%
       Level 2
       306 Little Collins Street
       Melbourne, Victoria
       Australia
      K. Rupert Murdoch..........         607,522,048(1)            30.1%
      Peter Chernin..............                 -- (2)             --
      Chase Carey................             680,000(3)               *
      David F. DeVoe.............              32,000(4)               *
      Arthur M. Siskind..........             227,871(5)               *
      All Directors and executive
       officers of the Company as
       a group (5 persons).......         608,461,919               30.2%

--------
(1) Includes Ordinary Shares owned by (i) Mr. Murdoch and members of his family, (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of shares of News Corporation owned by such persons and entities, and Mr. Murdoch's positions as Chairman and Chief Executive of News Corporation and Chairman and Chief Executive Officer of the Company, Mr. Murdoch may be deemed to control the operations of News Corporation and the Company. In addition, Mr. Murdoch, Cruden Investments Pty. Limited and such other entities beneficially own 281,321,738 Preferred Ordinary Shares.
(2) Mr. Chernin has been granted options to purchase 7,800,000 Preferred Ordinary Shares, of which 3,375,000 are currently exercisable or become exercisable within 60 days.
(3) Such shares are subject to currently exercisable options. In addition, Mr. Carey has been granted options to purchase 2,780,000 Preferred Ordinary Shares, of which 1,205,000 are currently exercisable or become exercisable within 60 days.
(4) In addition, Mr. DeVoe beneficially owns 24,000 Preferred Ordinary Shares and has been granted options to purchase 1,460,000 Preferred Ordinary Shares, of which 440,000 are currently exercisable or become exercisable within 60 days.
(5) Includes 200,000 shares subject to currently exercisable options. In addition, Mr. Siskind beneficially owns 67,983 Preferred Ordinary Shares and has been granted options to purchase 1,560,000 Preferred Ordinary Shares, of which 540,000 are currently exercisable or become exercisable within 60 days.
 * Less than one percent.

            RELATIONSHIPS BETWEEN THE COMPANY AND NEWS CORPORATION

BUSINESS RELATIONSHIPS

  News Corporation and its subsidiaries have, in the past, engaged in a broad range of relationships with the Company and its subsidiaries. These relationships have included the purchase by programming platforms owned, in whole or in part, by News Corporation of programming created or owned by the Company; the purchase by the Company of television and movie rights related to books published by HarperCollins Publishers or other News Corporation publications; the purchase of advertising in TV Guide and in free-standing inserts or other publications of News Corporation; and the purchase of certain television broadcasting equipment services from News Corporation. The Company believes that the terms and conditions of all such arrangements were comparable to those the Company believes would pertain to transactions with unaffiliated third parties.

MASTER INTERCOMPANY AND OTHER AGREEMENTS

  For purposes of governing certain on-going relationships between the Company and News Corporation and to facilitate the Reorganization, the Company and News Corporation have entered into various agreements and relationships, including those described below. The agreements described below were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  Certain agreements summarized below are included as exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part, and the following summaries are qualified in their entirety by reference to such exhibits which are herein incorporated by reference. The following descriptions summarize all material terms of such agreements.

Master Intercompany Agreement

  The Company and News Corporation have entered into a Master Intercompany Agreement which provides, among other things, for certain agreements governing the relationship between the Company and News Corporation following the Reorganization and the Offerings. The consideration for each of the services and other arrangements set forth in the Master Intercompany Agreement will be mutually agreed upon between News Corporation and the Company based upon allocated costs; provided that all such consideration and any material arrangements will be subject to the approval of the respective Audit Committees of the Company's and News Corporation's Boards of Directors.

  Cash Management and Financing

  Pursuant to the Master Intercompany Agreement, the Company will utilize the worldwide treasury and cash management function, including the use of bank overdraft facilities, of News Corporation and its subsidiaries, subject to certain limitations. In addition, the Company's cash balances will be available to News Corporation and its subsidiaries. Prior to the Offerings, no interest has been charged to the Company on bank overdrafts nor has any interest been paid to the Company on cash deposits. It is expected that following the Offerings, the Company will receive interest on cash deposits with News Corporation and pay interest on overdrafts at commercial interest rates which shall not exceed News Corporation's average cost of borrowings.

  Executive Officer Services

  The Master Intercompany Agreement provides that News Corporation or its subsidiaries will make available to the Company the services of Messrs. K. Rupert Murdoch, the Company's Chairman and Chief Executive Officer; Peter Chernin, the Company's President and Chief Operating Officer; Chase Carey, the Company's Co-Chief Operating Officer; David F. DeVoe, the Company's Senior Executive Vice President and Chief Financial Officer; and Arthur M. Siskind, the Company's Senior Executive Vice President and General Counsel, and such other employees of News Corporation as the Company and News Corporation may from time to time designate.

Although it is contemplated that such executives will spend a considerable portion of their business time in connection with the business of the Company, they will also be engaged in activities for News Corporation not related directly to the business of the Company. In addition, pursuant to the Master Intercompany Agreement, News Corporation may terminate the availability of the services of such executives upon notice to the Company.

  Services of Company Employees

  The Master Intercompany Agreement provides that News Corporation and its subsidiaries may from time to time request certain employees of the Company to devote time to the business activities of News Corporation, its subsidiaries and affiliated and associated companies.

  Facility Arrangements

  Certain of the Company's facilities are or may in the future be located on premises owned or leased by News Corporation, or entities in which News Corporation has an interest. Furthermore, certain facilities of News Corporation, or entities in which News Corporation has an interest, are or may in the future be located on premises owned or leased by the Company. The Master Intercompany Agreement provides that News Corporation and its subsidiaries, on the one hand, and the Company, on the other hand, will permit each other to use all or a portion of their respective premises.

  Employee Matters

  The Master Intercompany Agreement provides that certain employees of the Company may from time to time continue to be eligible to participate in stock option and other employee benefit plans maintained by News Corporation and its subsidiaries. It is expected that following the Offerings, the Company will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current officers and employees of the businesses owned and operated by the Company and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses.

  Insurance

  The Master Intercompany Agreement provides that News Corporation or its subsidiaries will provide insurance coverage on behalf of the Company against certain risks and in amounts of coverage consistent with current coverages, or as otherwise may be agreed between them. The Master Intercompany Agreement further provides that News Corporation will not be obligated to maintain any type or amount of coverage.

  Services

  The Master Intercompany Agreement provides that News Corporation and its subsidiaries will continue to provide various services to each other, including material procurement, transportation and financial and administrative services.

  Trademarks

  The Master Intercompany Agreement provides that News Corporation and its subsidiaries and the Company will be granted a royalty-free license to use certain trademarks and service marks of the Company and that the Company will be granted a royalty-free license to use certain trademarks and service marks of News Corporation and its subsidiaries. The Master Intercompany Agreement also provides that the license granted by News Corporation to the Company may be terminated at any time by News Corporation.

  Indemnities by the Company

  News Corporation or its subsidiaries have, in the past, given certain guarantees or made commitments relating to the businesses that are, or will be following the Reorganization, conducted by the Company. These include commitments made in connection with film rights agreements; funding and other obligations made to Liberty IFE, Inc., the holder of Series A Preferred Stock of FFW having a liquidation preference of $345 million; and certain obligations to Liberty relating to the formation of ISPP. The Master Intercompany Agreement provides that the Company will assume all such obligations and commitments, and will indemnify and hold News Corporation and its subsidiaries harmless from and against all liabilities arising from any default thereunder.

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Indemnities by News Corporation

  The Master Intercompany Agreement provides that News Corporation will indemnify and hold the Company harmless from and against any and all liabilities arising from any default under the debt instruments or obligations of News Corporation which have been guaranteed by the Company or will be guaranteed by the Company in the future.

Tax Sharing Agreement

  Following the Offerings, the Company and certain of its subsidiaries will continue to be included in the consolidated group of News Publishing Australia Limited, the principal U.S. subsidiary of News Corporation, for U.S. federal income tax purposes (the "Consolidated Group") as well as in certain consolidated, combined or unitary groups which include News Publishing Australia Limited and/or certain of its subsidiaries (a "Combined Group") for state and local income tax purposes. The Company and News Publishing Australia Limited have entered into a tax sharing agreement (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company and News Publishing Australia Limited generally will make payments between them such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group or any Combined Group, the amount of such consolidated or combined taxes to be paid by the Company will be determined, subject to certain adjustments, as if the Company and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. Only losses and other tax benefits actually availed of to reduce the tax liabilities of the Consolidated Group or Combined Group will be taken into account for this purpose. The Company and News Publishing Australia Limited will cooperate in preparing any tax return filed with respect to the Consolidated Group or any Combined Group.

  News Publishing Australia Limited will be primarily responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group, as well as for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. The Company will be responsible for preparing and filing any tax returns that include only the Company and its subsidiaries and for any taxes with respect to such tax returns.

  In general, the Company will be included in the Consolidated Group for so long as News Publishing Australia Limited beneficially owns at least 80% of the total voting power and value of the outstanding stock of the Company. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and News Publishing Australia Limited, during the period in which the Company is included in the Consolidated Group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of the Consolidated Group.

INTERCOMPANY DEBT

  Prior to the consummation of the Offerings, News Corporation and its subsidiaries eliminated certain of the intercompany borrowings owed by the Company, and the Company issued the Intercompany Notes to a subsidiary of News Corporation in an aggregate amount of $4.5 billion, representing the remaining intercompany borrowings and payment of dividends by the Company to a subsidiary of News Corporation. The Intercompany Notes constitute unsecured, general obligations of the Company and mature on June 30, 2003. The Intercompany Notes bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per annum), adjusted annually and payable quarterly. The Company intends to use the entire net proceeds from the Offerings to repay a portion of the amounts due under the Intercompany Notes. Immediately following consummation of the Offerings and the application of the net proceeds therefrom, the aggregate amount outstanding under the Intercompany Notes will be approximately $2.7 billion (approximately $2.4 billion if the Underwriters' over-allotment options are exercised in full).

CREDIT ARRANGEMENTS

  News Corporation and certain of its subsidiaries, including the Fox Guarantors, are guarantors of the obligations of NAI under the Guaranteed Debt Instruments. Such guarantees, including those of the Company, represent contingent and not current obligations of the Fox Guarantors. The principal amount of indebtedness outstanding under such Guaranteed Debt Instruments at June 30, 1998 was approximately $9.3 billion, which amount includes approximately $1 billion of obligations under Exchangeable Trust Originated Preferred Securities SM due 2016. The Guaranteed Debt Instruments mature at various times between 1999 and 2096, with a weighted average maturity of over 20 years, and are generally not redeemable prior to maturity. The indentures governing the Guaranteed Debt Instruments limit the ability of News Corporation and its subsidiaries (including the Fox Guarantors) to subject their properties to liens. Certain Guaranteed Debt Instruments issued prior to March 1993 also may impose limitations on the ability of News Corporation and its subsidiaries, including the Company to incur indebtedness in certain circumstances. The Guaranteed Debt Instruments also contain customary representations, warranties, covenants and events of default. Under the terms of the Guaranteed Debt Instruments, the holders thereof have the right to require NAI to make an offer to repurchase the outstanding debt instruments in the event of a "Change of Control Triggering Event." A Change of Control Triggering Event occurs when the Guaranteed Debt Instrument is downgraded below investment grade following a "Change of Control" of News Corporation or an announcement of an intended Change of Control (or in the event the Guaranteed Debt Instrument is not investment grade at such time, a reduction in the rating by one or more gradations). A Change of Control occurs when a person other than News Corporation, subsidiaries and certain affiliates of News Corporation and the Murdoch Family (as defined in the Guaranteed Debt Instruments) owns (i) 30% or more of the voting power of News Corporation's common shares or (ii) if the Murdoch Family is the beneficial owner of more than 30% of such voting power of News Corporation, a percentage greater than that owned by the Murdoch Family. Certain Guaranteed Debt Instruments require any subsidiary of News Corporation which issues any guarantee for money borrowed in excess of $50 million to guarantee all outstanding and future senior indebtedness issued by News Corporation or its affiliates pursuant to the indentures governing the Guaranteed Debt Instruments. Therefore, additional subsidiaries of the Company may from time to time be required to become guarantors under certain Guaranteed Debt Instruments.

  The Fox Guarantors have also guaranteed the obligations of News Corporation and certain of its subsidiaries under the Revolving Credit Agreement. The Revolving Credit Agreement provides for borrowings of up to approximately $2.0 billion and expires on June 30, 2004. As of the date of this Prospectus, there are no borrowings outstanding under the Revolving Credit Agreement. The Revolving Credit Agreement contains certain covenants which, among other things, limit the ability of News Corporation and the Fox Guarantors to subject their properties to liens, to incur indebtedness, to make certain investments and to prepay certain indebtedness. News Corporation is also required to maintain certain financial covenants, calculated on a consolidated basis, including a leverage ratio, interest coverage ratio and fixed charge covenant ratio. The Revolving Credit Agreement also contains representations, warranties, covenants and events of default customary to senior unsecured credit facilities of similar size and nature. Each subsidiary of News Corporation, including subsidiaries of the Company, which account for greater than 5% of the consolidated income of News Corporation are required to become guarantors under the Revolving Credit Agreement. Therefore, additional subsidiaries of the Company may from time to time be required to become guarantors under the Revolving Credit Agreement in certain circumstances.

  In addition to the foregoing, the Company and its subsidiaries may from time to time in the future guarantee additional obligations of News Corporation and its subsidiaries.

  Pursuant to the Master Intercompany Agreement, News Corporation has agreed to indemnify and hold the Company and its subsidiaries harmless from and against all liabilities arising from any default under the debt instruments or obligations of News Corporation or its subsidiaries (other than the Company) which have been guaranteed by the Company or its subsidiaries.

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   CERTAIN ARRANGEMENTS REGARDING THE COMPANY'S OWNERSHIP OF OTHER ENTITIES

FOX/LIBERTY NETWORKS, LLC

  Fox/Liberty Networks is a limited liability company organized under the Delaware Limited Liability Company Act. Fox/Liberty Networks is governed by an operating agreement dated April 29, 1996 among its members, LMC Newco U.S., Inc. ("LMCI") (a wholly owned subsidiary of Liberty), Fox Regional Sports Holdings, Inc. ("FRSH") (an indirect wholly owned subsidiary of the Company, and Fox/Liberty Sports Financing LLC (a Delaware limited liability company in which each of LMCI and the Company hold a 50% interest).

  Fox/Liberty Networks owns a 99% interest in each of Fox Sports Net, LLC ("Fox/Liberty Sports"), Fox Sports RPP Holdings, LLC ("Fox Sports RPP") and FX Networks, LLC ("Fox/Liberty FX"). The remaining 1% interests in each of Fox/Liberty Sports, Fox Sports RPP and Fox/Liberty FX are owned by affiliates of the Company and Liberty.

  In connection with the formation of Fox/Liberty Networks, the Company contributed $244 million in cash, certain assets related to the operation of a regional sports business (which were purchased from Liberty for $100 million) and all of the assets and liabilities of FX to Fox/Liberty Networks in exchange for a 50% ownership interest. Liberty contributed its interests in RSNs, programming assets and rights in return for a 50% ownership interest.

  Pursuant to the Fox/Liberty Networks formation documents, at any time after October 30, 2000, if the members of Fox/Liberty Networks fail to approve an annual budget for Fox/Liberty Sports and Fox Sports RPP or Fox/Liberty FX for two consecutive fiscal years or fail to appoint a chief executive officer of Fox/Liberty Networks for such period, or at any time after April 29, 2002, either the Company or Liberty may initiate a buy/sell procedure, regarding the various assets of Fox/Liberty Networks. Upon a Change of Control (as defined), the party not experiencing the Change of Control has a call option on all interests held by the other party. The Offerings do not constitute a Change of Control. In connection with the formation of Fox/Liberty Networks, News Corporation and NAI, on the one hand, and TCI and Liberty, on the other, agreed on behalf of themselves and their controlled affiliates, subject to certain exceptions, not to engage in certain business activities within the scope of this joint venture in competition with the joint venture.

REGIONAL PROGRAMMING PARTNERS, NATIONAL SPORTS PARTNERS AND NATIONAL ADVERTISING PARTNERS

  On June 22, 1997, Rainbow and Fox/Liberty Networks entered into a Formation Agreement pursuant to which they agreed to form Regional Programming Partners ("RPP"), to hold various programming interests in connection with the operation of certain RSNs. In accordance with the terms of the Formation Agreement, upon consummation of the transactions contemplated thereby (the "Rainbow Transaction") on December 18, 1997, Rainbow contributed various interests in RSNs, the Madison Square Garden Entertainment Complex, Radio City Music Hall, the New York Rangers NHL franchise, and the New York Knickerbockers NBA franchise, to RPP in exchange for a 60% partnership interest in RPP, and Fox/Liberty Networks contributed $850 million in cash for a 40% partnership interest in RPP. Rainbow serves as managing partner of RPP.

  Pursuant to the partnership agreement of RPP (the "RPP Agreement"), after the third anniversary of the closing of the Rainbow Transaction, upon the occurrence of a Buy-Out Trigger (as defined), or upon the date on which Fox Sports RPP, a subsidiary of Fox/Liberty Networks, submits a notice, pursuant to the RPP Agreement, to remove the managing partner of RPP following a Change of Control of RPP (as defined), Rainbow Regional Holdings, Inc. ("RRH"), a subsidiary of Rainbow, has the right to purchase from Fox Sports RPP all of Fox Sports RPP's interests in RPP.

  Additionally, for each of the (i) 30 days following the fifth anniversary of the closing of the Rainbow Transaction, (ii) 30 days following each third year anniversary of the fifth anniversary of the closing of the Rainbow Transaction and (iii) 30 days following receipt of a notice initiating the buy-out procedure described above, so long as RPP has not commenced an initial public offering of its securities, RPP has the right to cause

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

RRH, at RRH's option, to either (i) purchase all of its interests in Fox Sports RPP or (ii) consummate an initial public offering of RPP's securities.

  In connection with the Rainbow Transaction, Rainbow National Sports Holdings, Inc. ("RNSH"), an indirect subsidiary of Cablevision, and Fox Sports NSP Holdings LLC ("Fox Sports NSP"), a subsidiary of Fox/Liberty Networks, agreed to form the National Sports Partners, a New York general partnership ("NSP") to operate FSN. NSP is owned 50% by RNSH and 50% by Fox Sports NSP. Fox Sports NSP is the managing partner of NSP. For the 30 days following the fifth anniversary of the closing of the Rainbow Transaction and for the 30 days following each third year anniversary of the first anniversary of the closing of the Rainbow Transaction, so long as NSP has not consummated an initial public offering of its securities, RNSH has the right to cause Fox Sports NSP, at Fox Sports NSP's option, to either (i) purchase all of its interests in NSP or (ii) consummate an initial public offering of NSP's securities. Further, upon a Change of Control (as defined), the party not experiencing the Change of Control has a call option on all interests held by the other party.

  Also in connection with the Rainbow Transaction, a subsidiary of Rainbow and Fox Sports Ad Sales, LLC, a subsidiary of Fox/Liberty Networks, agreed to form the National Advertising Partners, a New York general partnership ("NAP") to act as the national advertising sales representative for the Fox/Liberty Networks-owned RSNs and the RPP-owned and managed RSNs. NAP is owned 50% by a subsidiary of Rainbow ("Rainbow Ad Sales") and 50% by Fox Sports Ad Sales. Fox Sports Ad Sales is the managing partner of NAP.

  For the 30 days following the fifth anniversary of the closing of the Rainbow Transaction and for the 30 days following each third year anniversary of the fifth anniversary of the closing of the Rainbow Transaction, so long as NAP has not consummated an initial public offering of its securities, Rainbow Ad Sales has the right to cause Fox Sports Ad Sales, at Fox Sports Ad Sales' option, to either (i) purchase all of its interests in NAP or (ii) consummate an initial public offering of NAP's securities. Further, upon a Change of Control (as defined), the party not experiencing the Change of Control has a call option on all interests held by the other party.

INTERNATIONAL SPORTS PROGRAMMING PARTNERS

  International Sports Programming Partners ("ISPP") is a general partnership formed under the Delaware General Partnership Act. The Company, on the one hand, and a partnership between Liberty and Tele-Communications International, Inc. ("TINTA" and together with Liberty, "Liberty/TINTA"), on the other, each hold 50% partnership interests in ISPP. In connection with the formation of ISPP, News Corporation contributed certain sports programming rights agreements to ISPP in exchange for its partnership interest. Liberty/TINTA contributed its interest in certain programming assets and rights to ISPP in return for its partnership interest. News Corporation's outstanding obligations to Liberty relating to the formation of ISPP will be assumed by the Company. Pursuant to the ISPP formation documents, at any time after October 30, 2000, if the partners of ISPP fail to approve an annual budget for ISPP for two consecutive fiscal years or fail to appoint a chief executive officer of ISPP for such period, or at any time after April 29, 2002, either News Corporation or Liberty/TINTA may initiate a buy/sell procedure, regarding the assets of ISPP. Upon a Change of Control (as defined) the party not experiencing the Change of Control has a call option on all interests held by the other party. The Offerings do not constitute a Change of Control. In connection with the formation of ISPP, News Corporation, on the one hand, and TINTA and Liberty, on the other, agreed on behalf of themselves and their controlled affiliates, subject to certain exceptions, not to engage in certain business activities within the scope of this joint venture in competition with the joint venture.

FOX/LIBERTY VENTURES, LLC

  Fox/Liberty Ventures is a limited liability company organized under the Delaware Limited Liability Company Act. Fox/Liberty Ventures is governed by an operating agreement among its members, Liberty Sports Holding, Inc. (an indirect wholly owned subsidiary of Liberty) and Fox Regional Sports Holdings, Inc. ("FRSH") (an indirect wholly owned subsidiary of the Company.) Each member owns a 50% interest in Fox/Liberty Ventures.

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

  Pursuant to the Fox/Liberty Ventures formation documents, at any time after October 30, 2000, if the members of Fox/Liberty Ventures fail to approve an annual budget for two consecutive fiscal years or fail to appoint a chief executive officer of Fox/Liberty Networks for such period, or at any time after April 29, 2002, either the Company or Liberty may initiate a buy/sell procedure, regarding the various assets of Fox/Liberty Ventures. Upon a Change of Control (as defined), the party not experiencing the Change of Control has a call option on all interests held by the other party. The Offerings do not constitute a Change of Control.

FOX FAMILY WORLDWIDE, INC.

  FFW was incorporated in August 1996 under Delaware law as a holding company of FCN Holding, SEI and Fox Kids Worldwide, L.L.C. ("Fox Kids LLC"). Between August 1996 and August 1997, FFW conducted no business or operations. On August 1, 1997, in connection with the Company's acquisition of a controlling interest in International Family Entertainment, Inc. ("IFE"), (i) Fox Broadcasting Sub, Inc., a wholly owned indirect subsidiary of Fox Broadcasting ("Fox Broadcasting Sub"), exchanged its capital stock in FCN Holding, which indirectly owns the Fox Children's Network, Inc. ("FCN") for 7,920,000 shares of Class B Common Stock of FFW, (ii) the other stockholder of FCN Holding exchanged its capital stock in FCN Holding for an aggregate of 160,000 shares of Class A Common Stock of FFW, (iii) Haim Saban and the other stockholders of SEI (together, the "SEI Stockholders") (none of whom is affiliated with News Corporation) exchanged their capital stock of Saban for and aggregate of 7,920,000 shares of Class B Common Stock of FFW, and (iv) all outstanding management options to purchase SEI capital stock became options to purchase an aggregate of 646,548 shares of Class A Common Stock of FFW. In addition, Fox Broadcasting exchanged its preferred, non-voting interest in the LLC and its $50 million contingent note receivable from Fox Kids LLC for a new subordinated pay-in-kind note from FFW (the "FOX/FWW Note"), which accrues interest at the rate of 10.42% and currently has an outstanding principal amount of approximately $110 million, as of June 30, 1998. The payment of principal and interest under the FOX/FWW Note are subordinated in right to the obligations of FFW and its subsidiaries under the Second Amended and Restated Credit Agreement dated as of October 28, 1997 between certain subsidiaries of FFW and certain banks (as amended, supplemented or otherwise modified from time to time, the "FFW Credit Agreement") and the indentures relating to FFW's 9 1/4% Senior Notes and 10 1/4% Senior Discount Notes (collectively, the "FFW Notes"), each dated as of October 28, 1997 between FFW and The Bank of New York, as Trustee (collectively, the "FFW Indentures").

  As part of the formation of the Fox Kids LLC, SEI, the SEI Stockholders, FOX, FCN Holding and one of its subsidiaries entered into a Strategic Stockholders Agreement, which provided, among other things, for restrictions on transfer of the stock held by the parties, certain reciprocal agreements as to management actions, as well as the terms of the Reorganization. The parties to the Strategic Stockholders Agreement also agreed to provide Haim Saban and the SEI Stockholders and FOX certain registration rights. On August 1, 1997, the Strategic Stockholders Agreement was amended and restated to add provisions regarding voting between FOX and the former SEI Stockholders.

  Pursuant to a Stock Ownership Agreement dated December 22, 1995, the LLC was granted an option to purchase, upon the occurrence of certain events, all of the Class B Common Stock of FFW held by the SEI Stockholders, and any of their transferees. The option may be exercised as follows: (i) for a period of one year following the death of Haim Saban, if he dies prior to December 22, 2012;
(ii) upon delivery of written notice by Fox Broadcasting at any time on or after December 22, 2002, or before December 22, 2012; or (iii) upon receipt by FOX of written notice (which generally cannot be delivered prior to December 22, 2000) from Haim Saban of his desire to cause FOX to purchase all of the shares of Class B Common Stock of FFW held by the SEI Stockholders. Fox Kids LLC paid to the SEI Stockholders an aggregate of $80.1 million for the grant of the option. The purchase price formula under the option is based on the fair market value of the Company. In September 1996, Fox Kids LLC distributed the Stock Ownership Agreement to FCN Holding, which immediately distributed that agreement to Fox Broadcasting Sub.

  On August 29, 1997, in connection with the acquisition of the remaining interests of IFE, FFW issued to NAI a $345.5 million subordinated pay-in kind note (the "NAI/FFW Note") , which accretes interest at the rate of 10.42% per annum. Upon consummation of the offering of the FFW Notes pursuant to the FFW Indentures, approximately $270.7 million was repaid to NAI, leaving approximately $114 million outstanding as of the date hereof. The payment of principal and interest under the NAI/FFW Note are subordinated in right to the obligations of FFW and its subsidiaries under the FFW Credit Agreement and the FFW Indentures.

  In connection with the acquisition of IFE, FFW issued to Liberty IFE, Inc. $345 million of Series A Preferred Stock which receive cash dividends of 9% per annum in arrears, paid quarterly. Any accrued and unpaid dividends are added to the liquidation price and until such accrued and unpaid dividends are paid in full, the dividend rate increases to 11.5%. The Series A Preferred Stock will be redeemed by FFW in 2027 at a price equal to the liquidation price as of the date of redemption, payable in cash. Holders of the Series A Preferred Stock can require FFW to redeem the Series A Preferred Stock in years 2017 and 2022 and FFW has an option to repurchase the Series A Preferred Stock at any time following August 1, 2007.

  Pursuant to a Funding Agreement among News Corporation, NPAL and FFW (the "Funding Agreement"), each of News Corporation and NPAL, jointly and severally, agreed to provide FFW with the funds necessary to redeem in full or pay the liquidation distribution on and all other amounts owing in respect of the Series A Preferred Stock in the event of an event of default under the provisions governing the Series A Preferred Stock contained in FFW's certificate of incorporation or a liquidation, dissolution or similar event of FFW. In addition, pursuant to the Exchange Agreement among NPAL, Liberty Media Corporation and Liberty IFE, Inc., each holder of the Series A Preferred Stock has the right, in the event of an event of default under the provisions governing the Series A Preferred Stock contained in FFW's certificate of incorporation or a liquidation, dissolution or similar event of FFW, to exchange its shares for an equivalent number of shares of preferred stock of NPAL. It is contemplated that, prior to the consummation of the Offerings, the Company will indemnify News Corporation and NPAL with respect to any liability they may incur in connection with their obligations under the Funding Agreement.

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

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and the Company's Restated Certificate of Incorporation and Company's By-Laws as proposed to be in effect upon consummation of the Offerings.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

General

  The holders of Class A Common Stock and Class B Common Stock have identical rights except with respect to voting, conversion and transfer.

Voting Rights

  Holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law or in the Restated Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Restated Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. However, amendments to the Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the Class A Common Stock, voting as a separate class. Any amendment to the Restated Certificate of Incorporation to increase the authorized shares of any class requires the approval only of a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to the rights set forth in any series of Preferred Stock created as described below.

Dividends

  Holders of Class A Common Stock and Class B Common Stock will share equally on a per share basis in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

  The Company may not reclassify, subdivide or combine shares of either class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

Issuance of Class B Common Stock, Options or Warrants

  Subject to certain provisions regarding dividends and other distributions described above, the Company will not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that the Company may make a pro rata offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock held by

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

them. The Class A Common Stock and the Class B Common Stock will be treated equally with respect to any offer by the Company to holders of Common Stock of options, rights or warrants to subscribe for any other capital stock of the Company.

Merger or Consolidation

  In the event of a merger or consolidation, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), the Company may (but is not required to) provide for the holders of Class B Common Stock to receive consideration entitling them to 10 times the number of votes per share as the consideration being received by holders of the Class A Common Stock.

Conversion of Class B Common Stock

  The Class B Common Stock will be convertible into Class A Common Stock on a share-for-share basis (i) at the option of the holder thereof at any time, or
(ii) automatically upon transfer to a person or entity which is not a Permitted Transferee (as defined in the Restated Certificate of Incorporation). In general, Permitted Transferees will include News Corporation, its direct and indirect subsidiaries, any Person (as defined in the Restated Certificate of Incorporation) in which News Corporation or any successor thereof Beneficially Owns (as defined in the Restated Certificate of Incorporation), directly or indirectly, at least 50% of the equity or the voting securities thereof, and any successor of any of the foregoing.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix the powers, rights, preferences, privileges and restrictions thereof, any or all of which may be greater than the rights of the Class A Common Stock or the Class B Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of the Class A Common Stock or the Class B Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  Certain provisions of the Company's Restated Certificate of Incorporation and By-laws may make a change in control of the Company more difficult to effect. The Company's Class A Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders and the Company's Class B Common Stock is entitled to ten votes per share on all such matters. News Corporation indirectly beneficially owns, and will continue to indirectly beneficially own after the Offerings, all of the Company's Class B Common Stock. Upon consummation of the Offerings, such Class B Common Stock will represent approximately 98.5% of the voting power of the Company. See "Risk Factors--Possible Anti-Takeover Effects of Certain Charter Provisions."

  The Company's Restated Certificate of Incorporation provides that the Company has opted-out of the provisions of Section 203 of the Delaware General Corporation Law. Section 203 restricts certain business combinations with interested stockholders in certain situations.

  The Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law or any other applicable laws, directors of the Company will not be personally liable to the Company or its stockholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of non-monetary remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities law.

TRANSFER AGENT AND REGISTRAR

  The Bank of New York will serve as Transfer Agent and Registrar for the Company's Class A Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offerings, the Company will have 85,000,000 shares of Class A Common Stock outstanding (97,500,000 shares if Underwriters' over-allotment options are exercised in full). In addition, the Company will have outstanding 547,500,000 shares of Class B Common Stock, all of which are indirectly beneficially owned by News Corporation and are convertible into Class A Common Stock on a share-for-share basis at the election or the holder or upon transfer or disposition to persons who are not Permitted Transferees. All of the shares of Class A Common Stock offered hereby will generally be freely tradeable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), described below. Subject to such restrictions and applicable law, News Corporation will be free to sell any and all shares of Class B Common Stock that it indirectly beneficially owns.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Securities") for at least one year, and including the holding period of any prior owner other than an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Class A Common Stock and the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person (or persons whose shares are aggregated) who is not deemed an "affiliate" during the three months preceding a sale and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders) is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. An "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with such issuer.

  The Company and News Corporation have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of any securities of the Company for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch. See "Underwriting."

  The Company can make no predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of such shares, or the availability of such shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of a significant number of shares of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "Risk Factors--Shares Eligible for Future Sale."

    CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. For the purpose of this discussion, a "Non-United States Holder" is any holder that for United States federal income tax purposes is not a "United States person" (as defined below). This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, the term "United States person" means
(i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof,
(iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source (iv) or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. PROSPECTIVE NON-UNITED STATES INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK.

DIVIDENDS

  If the Company pays a dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons.

  In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his Class A Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder; (ii) the Non-United States Holder is an individual who holds such Class A Common Stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company has determined that it is not and does not believe that it will become a "United States real property holding corporation" for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the United States Internal Revenue Service (the "IRS") the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States (unless the payer has knowledge that the payee is a United States person).

  Under current Treasury Regulations, the payment of the proceeds of the disposition of Class A Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of Class A Common Stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is (a) a United States person, (b) a "controlled foreign corporation" for United States tax purposes or (c) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless such broker has documentary evidence in its files of the holder's non-United States status and certain conditions are met or the holder otherwise establishes an exemption.

  Recently, the Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of Class A Common Stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of the Final Regulations on an investment in the Class A Common Stock. The Final Regulations are generally effective for payments made after December 31, 1999.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

ESTATE TAX

  An individual Non-United States Holder who owns Class A Common Stock at the time of his death or had made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"); Allen & Company Incorporated; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Bear, Stearns & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC; and Salomon Smith Barney Inc. are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the U.S. Underwriters, and concurrently with the sale of shares of Class A Common Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of the Class A Common Stock set forth opposite its name below.

                                                                      NUMBER OF
         U.S. UNDERWRITER                                               SHARES
         ----------------                                             ----------
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..............................................
      Allen & Company Incorporated...................................
      Goldman, Sachs & Co. ..........................................
      Morgan Stanley & Co. Incorporated..............................
      Bear, Stearns & Co. Inc. ......................................
      Donaldson, Lufkin & Jenrette Securities Corporation............
      J.P. Morgan Securities Inc. ...................................
      NationsBanc Montgomery Securities LLC..........................
      Salomon Smith Barney Inc. .....................................
                                                                      ----------
           Total..................................................... 72,250,000
                                                                      ==========

  The Company has also entered into an international purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International; Allen & Company Incorporated; Goldman Sachs International; Morgan Stanley & Co. International Limited; Bear, Stearns International Limited; Donaldson, Lufkin & Jenrette International; J.P. Morgan Securities Ltd., NationsBanc Montgomery Securities LLC; and Salomon Brothers International Limited are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 72,250,000 shares of Class A Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company, an aggregate of 12,750,000 shares of Class A Common Stock. The initial public offering price per share and the total underwriting discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Class A Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to such Purchase Agreements are purchased. In certain circumstances under the Purchase Agreements, the commitments of non-defaulting

Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $        per share of Class A Common Stock. The U.S. Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 10,625,000 additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of the Class A Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company has also granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 1,875,000 additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered hereby to be sold to certain directors, officers, employees and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

  The Company and News Corporation have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol "FOX." In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

  Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

  If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of the Class A Common Stock than are set forth on the cover pages of this Prospectus, the U.S. Representatives and Lead Managers, respectively, may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives and Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives and Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of the Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it were to discourage resales of the Class A Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the shares of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Certain of the Underwriters have from time to time provided investment banking financial advisory services to the Company, News Corporation and their respective affiliates, for which they have received customary compensation, and may continue to do so in the future. Stanley S. Shuman, an Executive Vice President and Managing Director of Allen & Company Incorporated, is a director of News Corporation and NAI. In addition, Allen & Company Incorporated and Mr. Shuman hold an aggregate of 1% of the equity of FFW.

                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP have from time to time rendered legal services to the Company.

                                    EXPERTS

  The combined financial statements of the Company as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998, included in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements of NWCG Holdings Corporation at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Upon the effectiveness of a Registration Statement on Form S-1, of which this Prospectus is a part, the Company will become subject to the information requirements of the Exchange Act, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549.

  In addition, News Corporation is subject to the information requirements of the Exchange Act, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the locations set forth above.

  The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N. W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Upon listing on the NYSE (for which application will be made), reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
FOX ENTERTAINMENT GROUP, INC.                                              ----
Report of Independent Public Accountants..................................  F-2
Combined Balance Sheets as of June 30, 1997 and 1998......................  F-3
Combined Statements of Operations for the years ended June 30, 1996, 1997 and 1998.................................................................  F-4
Combined Statements of Cash Flows for the years ended June 30, 1996, 1997 and 1998.................................................................  F-5
Combined Statements of Shareholders' Equity for the years ended June 30,
 1996, 1997 and 1998......................................................  F-6
Notes to Combined Financial Statements....................................  F-7
Unaudited Pro Forma Combined Financial Statements.........................  P-1
Unaudited Pro Forma Combined Balance Sheet as of June 30, 1998............  P-2
Unaudited Pro Forma Combined Statement of Operations for the year ended
 June 30, 1998............................................................  P-3
Notes to Unaudited Pro Forma Combined Financial Statements................  P-4
NWCG HOLDINGS CORPORATION
Report of Independent Auditors............................................  N-1
Consolidated Balance Sheet as of December 31, 1996 and 1995...............  N-2
Consolidated Statement of Operations for the years ended December 31,
 1996, 1995 and 1994......................................................  N-3
Consolidated Statement of Stockholder's Equity (Deficit) for the years ended December 31, 1996,
 1995 and 1994............................................................  N-4
Consolidated Statement of Cash Flows for the years ended December 31,
 1996, 1995 and 1994......................................................  N-5
Notes to Consolidated Financial Statements................................  N-7
Supplemental Financial Information........................................ N-24

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Fox Entertainment Group, Inc.:

  We have audited the accompanying combined balance sheets of Fox Entertainment Group, Inc., a Delaware corporation, and Subsidiaries (the "Company"), combined on the basis described in Note 1, as of June 30, 1997 and 1998, and the related combined statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These Combined Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of Fox Entertainment Group, Inc. and Subsidiaries as of June 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Los Angeles, California

August 6, 1998
(except with respect
to the items
referred to in Note
15, as to which the
date is November 6,
1998)

                         FOX ENTERTAINMENT GROUP, INC.

                            COMBINED BALANCE SHEETS
                                 AS OF JUNE 30,
                             (DOLLARS IN MILLIONS)

                                                                       1998
                                                                     PRO FORMA
                                                    1997    1998    (UNAUDITED)
                                                   ------- ------- -------------
                                                                   (SEE NOTE 15)
ASSETS
Cash and cash equivalents........................     $256    $101
Accounts receivable, net.........................    1,599   1,949
Filmed entertainment and television programming
 costs, net......................................    2,057   2,071
Investments in equity affiliates.................      740     791
Property and equipment, net......................      800   1,111
Intangible assets, net...........................    5,769   5,941
Other assets and investments.....................      476     666
                                                   ------- -------
  Total assets...................................  $11,697 $12,630
                                                   ======= =======
LIABILITIES
Accounts payable and accrued liabilities.........   $1,460  $1,613
Participations, residuals and royalties payable..    1,114   1,153
Television programming rights payable............      470     513
Deferred revenue.................................      192     238
Borrowings.......................................    1,065     375
Deferred income taxes............................      802     874
Other liabilities................................      246     221       222
                                                   ------- -------     -----
                                                     5,349   4,987
Due to intercompany affiliates...................    2,581   3,702     4,500
                                                   ------- -------     -----
  Total liabilities..............................    7,930   8,689
                                                   ------- -------
Commitments and contingencies
SHAREHOLDERS' EQUITY
Preferred stock .................................        1       1       --
Common stock ....................................      --      --          5
Paid-in capital..................................    3,132   3,132     3,137
Retained earnings and other comprehensive income.      634     808       --
                                                   ------- -------     -----
  Total shareholders' equity.....................    3,767   3,941     3,142
                                                   ------- -------     -----
  Total liabilities and shareholders' equity.....  $11,697 $12,630
                                                   ======= =======

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                         FOX ENTERTAINMENT GROUP, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                              YEARS ENDED JUNE 30,
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         1996    1997    1998
                                                        ------  ------  ------
Revenues............................................... $4,548  $5,847  $7,023
Expenses:
  Operating............................................  3,442   4,667   5,351
  Selling, general and administrative..................    528     675     749
  Depreciation and amortization........................     97     180     243
  Other charges........................................     --       5      17
                                                        ------  ------  ------
Operating income.......................................    481     320     663
Other income (expense):................................
  Intercompany interest expense, net...................    (97)   (144)   (174)
  External interest expense, net.......................    --      (47)    (97)
  Equity in earnings (loss) of affiliates..............     18     (50)    (81)
  Other income.........................................    183     --      --
                                                        ------  ------  ------
Income before income taxes.............................    585      79     311
Income tax expense on a stand-alone basis..............   (174)    (49)   (135)
                                                        ------  ------  ------
Net income.............................................   $411     $30    $176
                                                        ======  ======  ======
Basic and diluted earnings per share................... $ 0.75  $ 0.05  $ 0.32
                                                        ======  ======  ======
Basic and diluted weighted average number of common
 equivalent shares outstanding (in millions)...........    548     548     548
                                                        ======  ======  ======


    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                         FOX ENTERTAINMENT GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                              YEARS ENDED JUNE 30,
                             (DOLLARS IN MILLIONS)

                                                             1996  1997  1998
                                                             ----  ----  -----
OPERATING ACTIVITIES
Net income.................................................. $411   $30   $176
 Adjustments to reconcile net income to net cash provided by operating
  activities:
 Depreciation and amortization..............................   97   180    243
 Gain on sale of assets..................................... (183)  --     --
 Equity in (earnings) losses of affiliates..................  (18)   50     81
Changes in operating assets and liabilities:
  Accounts receivable and other assets......................  (34) (280)  (458)
  Filmed entertainment and television programming costs.....  (36) (176)   (30)
  Accounts payable and accrued liabilities..................   13   291    236
  Participations, residuals and royalties payables..........   71    22     58
                                                             ----  ----  -----
    Net cash provided by operating activities...............  321   117    306
INVESTING ACTIVITIES
Acquisitions, net of cash acquired..........................  --    306    --
Cash used in acquisitions................................... (643)  --    (328)
Proceeds from sale of assets................................  288   --     --
Investments in equity affiliates............................ (403)   (2)  (141)
Other investments...........................................    5  (244)  (199)
Purchases of property and equipment.........................  (85) (338)  (208)
                                                             ----  ----  -----
    Net cash used in investing activities................... (838) (278)  (876)
FINANCING ACTIVITIES
Borrowings..................................................  349   623    282
Repayment of borrowings..................................... (380) (959)  (972)
Advances from affiliates, net...............................  579   698  1,105
                                                             ----  ----  -----
    Net cash provided by financing activities...............  548   362    415
                                                             ----  ----  -----
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............   31   201   (155)
CASH AND EQUIVALENTS, BEGINNING OF YEAR.....................   24    55    256
                                                             ----  ----  -----
CASH AND EQUIVALENTS, END OF YEAR...........................  $55  $256   $101
                                                             ====  ====  =====

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                         FOX ENTERTAINMENT GROUP, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN MILLIONS)

                                                           RETAINED
                                                      EARNINGS AND OTHER
                            PREFERRED COMMON  PAID-IN   COMPREHENSIVE
                              STOCK    STOCK  CAPITAL       INCOME       TOTAL
                            --------- ------- ------- ------------------ ------

BALANCE AT JUNE 30, 1995..        $1       $0   $756            $185       $942
Net income................                                       411        411
Foreign currency
 translation adjustments .                                         5          5
                             -------  ------- ------     -----------     ------
BALANCE AT JUNE 30, 1996..         1        0    756             601      1,358
Net income................                                        30         30
Foreign currency
 translation adjustments .                                         3          3
Capital contributions,
 net......................                     2,376                      2,376
                             -------  ------- ------     -----------     ------
BALANCE AT JUNE 30, 1997..         1        0  3,132             634      3,767
Net income................                                       176        176
Foreign currency
 translation adjustments..                                        (2)        (2)
                             -------  ------- ------     -----------     ------
BALANCE AT JUNE 30, 1998..        $1       $0 $3,132            $808     $3,941
                             =======  ======= ======     ===========     ======



    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Fox Entertainment Group, Inc. (the "Company") is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. The Company was incorporated in Delaware in May 1985 as Twentieth Holdings Corporation. In 1998, the Company changed its corporate name to Fox Entertainment Group, Inc.

  Prior to the transactions referred to in Note 15, The News Corporation Limited ("News Corporation") will effect a reorganization (the "Reorganization") by contributing to the Company at book value certain of its assets and subsidiaries engaged in the production and distribution of feature films and television programming. Included in this contribution will be Twentieth Century Fox Film Corporation, which was acquired by News Corporation in 1985, News Corporation's interest in Fox Family Worldwide, Inc. and Fox/Liberty Networks, LLC, International Sports Programming Partners, Fox/Liberty Ventures, LLC and other cable network programming and related interests. During the period covered by these financial statements these businesses were under common control as an integral part of News Corporation's overall operations. These Combined Financial Statements have been prepared from News Corporation's historical accounting records and present all of the operations of the businesses that will be owned and operated by the Company as if the Company had been a separate entity for all periods presented.

  The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholders' equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

  The Combined Financial Statements include the accounts of the Company consolidated with the accounts of its majority-owned and controlled subsidiaries and combined with the consolidated financial statements of those entities contributed by News Corporation, as described in Note 1, which include the accounts of their majority-owned and controlled subsidiaries. For financial reporting purposes, control generally means ownership of a majority interest in an entity but may, in certain instances, result from other considerations, including a company's capacity to dominate decision making in relation to the financial and operating policies of the combined entity. The Common Stock of the Company represents substantially all of its equity interest. The Company has 7,600 shares of voting preferred stock issued and outstanding with a liquidation value of $760,000. Such shares are held by an executive of the Company and represent 76% of the voting power of the Company. Although News Corporation and its subsidiaries have less than a majority voting interest in the Company, the Company is included in these Combined Financial Statements because News Corporation and its subsidiaries are deemed to control the Company for financial reporting purposes. Among the reasons why News Corporation and its subsidiaries ("News Corporation") have a controlling financial interest in the Company are (i) News Corporation has the ability to redeem the voting preferred stock, at any time, at the liquidation value of $760,000 plus accrued dividends, (ii) the dividends on, and amounts to be paid on redemption of, the voting preferred stock are fixed, and not related to the performance of the Company, and, (iii) senior management of the Company, including its Board of Directors, consist solely of persons employed by News Corporation. As a result, the controlling financial interest in the Company rests with News Corporation and its subsidiaries through its common stock ownership of the Company. See Note 15.

  The Company uses the equity basis of accounting for investments in affiliates where it exercises significant influence but not control.

  All material intracompany accounts and transactions between the combined entities have been eliminated. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements of the Company and those entities contributed by News Corporation as described in
Note 1.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

FISCAL YEAR

  The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30 in each year. Each of the periods presented is a 52 week year.

BALANCE SHEET PRESENTATION

  As an entertainment company which complies with the provisions of Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films" ("SFAS No. 53"), the Company has elected to present an unclassified balance sheet.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

REVENUE RECOGNITION

Filmed Entertainment

  In accordance with SFAS No. 53, revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited. Revenues from video sales, net of a reserve for returns, are recognized on the date that video units are made widely available for sale by retailers. Revenues from the licensing of feature films and television programming are recorded when the material is available for telecasting by the licensee and when certain other conditions are met.

  License agreements for the telecast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for telecast. Cash received in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for telecast under the terms of the related licensing agreement.

Television Broadcasting and Related Businesses and Cable Network Programming

  In accordance with Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters" ("SFAS No. 63"), television advertising revenue is recognized as the commercials are aired. Subscriber fees received from cable system operators and direct broadcast satellite are recognized as revenue when services are provided.

FILMED ENTERTAINMENT AND TELEVISION PROGRAMMING COSTS

Filmed Entertainment Costs

  In accordance with SFAS No. 53, filmed entertainment costs include production, certain exploitation costs expected to benefit future periods and capitalized overhead and interest costs, net of any allocated amounts received from outside investors. These costs, as well as participations and talent residuals, are charged as operating expenses on an individual film basis in the ratio that the current year's gross revenues bear to management's estimate of total ultimate gross revenues from all sources.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

  Film costs are stated at the lower of unamortized cost or estimated net realizable value on an individual film or television series basis. Revenue forecasts for both motion picture and television products are continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues indicate that a motion picture or television production will result in an ultimate loss, additional amortization is provided to currently recognize such loss.

  Pursuant to a series of film rights agreements with an independent third party, the Company has agreed to sell completed feature films produced over the period 1997-2001 to the third party at amounts which approximate cost. The Company is the distributor of these films. Additionally, the Company has the option to re-acquire the films after a period when significantly all of the ultimate revenues have been earned, based on a formula which considers the remaining projected ultimate revenues net of costs, as defined, at the time of re-acquisition. Cumulatively, through June 30, 1997 and 1998, twenty-four and forty-five films had been sold, respectively. No films have been re-acquired as of June 30, 1998. As a distributor, the Company has recorded, in its statements of operations, the revenues received from and operating expenses related to the exploitation of the films in all markets, and, in external interest expense, net, certain other costs relating to the agreements of $45 million and $67 million in 1997 and 1998, respectively. As of June 30, 1997 and 1998, $474 million and $455 million of amounts due under these agreements were included in participations, residuals and royalties payable.

Television Programming Costs

  In accordance with SFAS No. 63, program rights for entertainment programs and sporting events are amortized over their license periods. The Company has single and multi-year contracts for broadcast rights of programs and sporting events. At the inception of these contracts and periodically thereafter, the Company evaluates the recoverability of the costs associated therewith against the revenues directly associated with the program material and related expenses. Where an evaluation indicates that a programming contract will result in an ultimate loss, additional amortization is provided to currently recognize that loss.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation and amortization for financial statement purposes is provided using the straight-line method over an estimated useful life of three to forty years. Leasehold improvements are depreciated using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred.

INTANGIBLE ASSETS

  As a creator and distributor of branded information and entertainment copyrights, the Company has a significant and growing amount of intangible assets, including goodwill, free and cable television networks and stations, film and television libraries, sports franchises, entertainment franchises, and other copyright products and trademarks. In accordance with generally accepted accounting principles the Company does not record the fair value of these internally generated intangible assets. However, intangible assets acquired in business combinations are recorded, as the difference between the cost of acquiring entities and amounts assigned to their tangible net assets. Such amounts are amortized on a straight-line basis over periods up to forty years.

  The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimates of useful lives. This evaluation consists of the Company's projection of undiscounted operating income before depreciation, amortization and interest over the remaining lives of the intangible assets, in accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." Based on its review, the Company believes that no significant impairment of its long-lived assets or related intangible assets has occurred.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

FINANCIAL INSTRUMENTS

  The fair value of financial instruments, including cash and cash equivalents, investments and long-term debt, is generally determined by reference to market values resulting from trading on national securities exchanges. In cases where quoted market prices are not available, such as for derivative financial instruments, fair value is based on estimates using present value or other valuation techniques.

INCOME TAXES

  The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries since amounts are expected to be reinvested indefinitely.

EARNINGS PER SHARE

  In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("SFAS No. 128") which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). The Company has adopted SFAS No. 128 for the three years ended June 30, 1998. Basic and diluted earnings per share has been calculated under SFAS No. 128 as if the number of common shares outstanding immediately prior to the Offerings (see Note 15) had been outstanding for all of the periods presented.

COMPREHENSIVE INCOME

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for the reporting and display of net income and other gains and losses affecting shareholders' equity that are excluded from net income. The Company has adopted this standard and during the three years ended June 30, 1998, other items of comprehensive income are reported in the Combined Statement of Shareholders' Equity under the column "Retained Earnings and Other Comprehensive Income."

USE OF ESTIMATES

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, especially for entertainment companies, actual results could differ from those estimates. These differences could be material.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  The Company will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in its fiscal year beginning July 1, 1998. The Company has not yet evaluated the impact of adopting this statement on its existing disclosures.

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The new rules establish

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
revised standards relating to the reporting of financial and descriptive information about the Company's pensions and postretirement benefits other than pensions in its financial statements. The Company will adopt SFAS No. 132 in fiscal 1999 and does not expect that the adoption will have a material effect on its financial statements.

3. ACQUISITIONS

  During fiscal 1996, the Company acquired six television stations (the "Acquired Stations") for an aggregate purchase price of approximately $643 million.

  In January 1997, a subsidiary of the Company acquired NWCG Holdings Corporation and its subsidiary New World Communications Group, Inc. ("New World") for approximately $3.4 billion which included the issuance of News Corporation stock and the assumption of New World's indebtedness. The New World acquisition was funded through an increase in amounts due to intercompany affiliates. New World primarily owned ten television stations in the United States.

  The acquisitions of the Acquired Stations and New World (the "Acquisitions") have been accounted for as purchase business combinations. The aggregate purchase price of the Acquisitions, including net liabilities assumed of approximately $350 million, has been allocated to the identifiable tangible and intangible assets acquired based on their respective fair values. Substantially all of the aggregate purchase price was allocated to FCC licenses, resulting in a residual allocation of the aggregate purchase price to goodwill of approximately $400 million. FCC licenses and goodwill are amortized over forty years.

  The Company's combined results of operations include activity from the Acquisitions' effective dates. The unaudited pro forma information below presents the combined results of operations as if the Acquisitions' had occurred at the beginning of the respective years presented. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the Acquisitions' occurred at the beginning of the years presented, nor is it necessarily indicative of future results (amounts in millions, except per share data).

                                                                   1996   1997
                                                                  ------ ------
   Revenue....................................................... $5,206 $6,182
   Net income (loss).............................................    391    (21)
   Basic and diluted earnings per share..........................    .71   (.04)

  In April 1998, the Company acquired the Los Angeles Dodgers ("Dodgers") for an aggregate purchase price of approximately $340 million, including the assumption of liabilities. The Company has performed a preliminary purchase price allocation and will finalize this allocation in fiscal 1999. The Dodgers acquisition did not have a material effect on the pro forma information above.

4. FILMED ENTERTAINMENT AND TELEVISION PROGRAMMING COSTS

  Filmed entertainment and television programming costs consisted of the following (amounts in millions):

                                                                   1997   1998
                                                                  ------ ------
   Filmed entertainment costs:
     Released, less amortization.................................   $599   $788
     Completed, not released.....................................    218    141
     In process..................................................    756    564
   Television programming costs, less amortization...............    484    578
                                                                  ------ ------
                                                                  $2,057 $2,071
                                                                  ====== ======

  As of June 30, 1998, the Company estimated that approximately 86% of released unamortized filmed entertainment costs will be amortized within the next three years.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

5. INVESTMENTS

FOX FAMILY WORLDWIDE

  In November 1995, the Company and Saban Entertainment Inc. formed a joint venture, Fox Kids Worldwide, LLC, to jointly develop and acquire appealing family programming that can be commercially exploited worldwide. This venture was reorganized in August 1997 pursuant to which it became a wholly owned subsidiary of Fox Family Worldwide, Inc. The Company has a 49.5% interest in this venture.

FOX/LIBERTY JOINT VENTURES (FOX/LIBERTY NETWORKS, INTERNATIONAL SPORTS PROGRAMMING PARTNERS AND FOX/LIBERTY VENTURES)

  Beginning in April 1996, the Company and Liberty Media Corporation and its related companies ("Liberty"), formed various 50/50 joint ventures to own and operate programming services featuring predominantly sports and sports-related programming for distribution in the United States and internationally. Liberty primarily contributed its regional and national sports programming services and the Company contributed cash, its FX cable programming service and certain other assets.

SUMMARIZED COMBINED FINANCIAL DATA

  Summarized combined financial data for affiliated companies is presented below (amounts in millions):

                                                            1996  1997    1998
                                                            ---- ------  ------
   Current assets.......................................... $293   $516    $804
   Non-current assets......................................  624  1,052   3,898
   Current liabilities.....................................  240    694     832
   Non-current liabilities.................................  217    377   3,238
   Revenues................................................  227    661   1,317
   Operating income (loss).................................   54    (55)     63
   Net income (loss).......................................   36   (101)   (162)

OTHER INVESTMENTS

  Effective June 1998, the Company acquired a 20% interest in Monarchy Enterprises Holdings B.V. and its wholly owned subsidiary, Regency Entertainment, Inc., ("Monarchy") for approximately $200 million. The investment is accounted for at cost as the Company does not exercise significant influence over Monarchy. Monarchy is principally engaged in the business of producing feature length films. The purchase price consisted of a cash payment of $100 million and a future amount due in fiscal 1999 of $100 million. These amounts are included in other assets and investments in the accompanying combined balance sheets.

6. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (amounts in millions):

                                                                  1997    1998
                                                                  -----  ------
   Machinery and equipment.......................................  $493    $570
   Buildings and leaseholds......................................   487     681
   Land..........................................................    77     143
                                                                  -----  ------
                                                                  1,057   1,394
   Less accumulated depreciation.................................  (257)   (283)
                                                                  -----  ------
                                                                   $800  $1,111
                                                                  =====  ======

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

  Included in buildings and leaseholds were cumulative capital expenditures for construction in progress of approximately $200 million and $314 million, as of June 30, 1997 and 1998, respectively, principally relating to the construction of new office buildings and improvements at the Company's Los Angeles Fox studios lot.

7. BORROWINGS

  Borrowings consisted of the following (amounts in millions):

                                                                     1997  1998
                                                                    ------ ----
   New World Debt:
     11% Secured Notes.............................................   $340 $--
     Senior Secured Discount Notes.................................    374  206
                                                                    ------ ----
                                                                       714  206
                                                                    ------ ----
   Film production financing.......................................    304  147
   Other...........................................................     47   22
                                                                    ------ ----
                                                                    $1,065 $375
                                                                    ====== ====

  During June 1998, the Company redeemed the outstanding balance of the 11% Secured Notes for approximately $352 million which, after taking the unamortized interest of approximately $13 million into account, resulted in no material gain or loss on extinguishment.

  The Senior Secured Discount Notes (the "Discount Notes") due 1999 were issued by New World prior to its acquisition by the Company with a principal amount of $420 million for which New World received net proceeds of $212 million. The carrying value will accrete using the effective interest method to maturity. The Discount Notes are secured by a first priority pledge of 34,510,000 shares of New World's Class A Common Stock. The indenture governing the Discount Notes includes various covenants for New World, including restrictions on additional indebtedness, investments, capital expenditures, transactions with affiliated companies and payment of dividends. New World was in compliance with all such covenants throughout the three years ended June 30, 1998. The Company has made offers to purchase all or part of the Discount Notes and has redeemed a portion of the notes resulting in no material gain or loss on extinguishment.

  The Company has various single-film production financing arrangements which are secured by the film assets and bear interest at approximately 6% in each of the fiscal years presented.

  The Company's total borrowing obligations of $375 million are due to mature during the year ended June 30, 1999.

  External interest paid net of amounts capitalized was $0, $41 million and $100 million for the years ended June 30, 1996, 1997 and 1998, respectively.

  The Company capitalizes interest on filmed entertainment and television productions in process. The total interest capitalized was $27 million, $34 million and $26 million in 1996, 1997 and 1998, respectively.

8. INCOME TAXES

  Although, during the periods presented, certain subsidiaries of the Company were included in the consolidated tax returns of another News Corporation entity, the Company has provided for income taxes as if it were a stand-alone taxpayer, in accordance with SFAS No. 109.

  Income before income taxes was attributable to the following jurisdictions (amounts in millions):

                                                                 1996 1997 1998
                                                                 ---- ---- ----
   United States (including exports)............................ $468 $60  $225
   International................................................  117  19    86
                                                                 ---- ---  ----
                                                                 $585 $79  $311
                                                                 ==== ===  ====

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
  Components of the provision for income taxes on income before income taxes were as follows (amounts in millions):

                                                                  1996 1997 1998
                                                                  ---- ---- ----
   Current--
     Foreign.....................................................   $5 $--   $11
                                                                  ==== ===  ====
   Deferred--
     Federal..................................................... $139 $38  $100
     State and local.............................................   25   6    18
     Foreign.....................................................    5   5     6
                                                                  ---- ---  ----
                                                                  $169 $49  $124
                                                                  ==== ===  ====

  A reconciliation of the U.S. Federal statutory tax rate on income to the Company's effective tax rate on earnings before income taxes is summarized as follows:

                                                               1996  1997  1998
                                                               ----  ----  ----

   U.S. Federal income tax rate...............................   35%   35%   35%
   State and local taxes (net of federal tax benefit).........    3     6     5
   Effect of foreign operations...............................    2    17     1
   Non-deductible amortization and expenses...................   --     5     2
   Other......................................................  (10)   (1)   --
                                                               ----  ----  ----
   Effective tax rate.........................................   30%   62%   43%
                                                               ====  ====  ====

  The following is a summary of the components of the deferred tax accounts (amounts in millions):

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets (liabilities):
     Amortization and basis difference on intangible assets... $(1,607) $(1,539)
     Revenue recognition......................................     197      166
     Accrued liabilities......................................     206      195
     Other....................................................     (30)     (63)
     Net operating loss carryforwards.........................     432      367
                                                               -------  -------
                                                                 $(802)   $(874)
                                                               =======  =======

  As of June 30, 1998, the Company and its subsidiaries had approximately $900 million of combined unused tax net operating loss carryforwards (including approximately $170 million relating to New World), expiring between 2001 and 2012. Realization of these net operating losses is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards, subject to any limitations on their use. Although realization is not assured, management believes it is more likely than not that the deferred tax asset relating to these loss carryforwards will be realized; accordingly, no valuation allowance has been provided. The amount of the deferred tax assets could be reduced through a charge to income, however, if estimates of future taxable income during the carryforward period are reduced.

  Following the Offerings, the Company and certain of its subsidiaries will continue to be included in the consolidated group of News Publishing Australia Limited, the principal U.S. subsidiary of News Corporation, for U.S. federal income tax purposes (the "Consolidated Group") as well as in certain consolidated, combined

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
or unitary groups which include News Publishing Australia Limited and/or certain of its subsidiaries (a "Combined Group") for state and local income tax purposes. Prior to the consummation of the Offerings, the Company and News Publishing Australia Limited will enter into a tax sharing agreement (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company and News Publishing Australia Limited generally will make payments between them such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group or any Combined Group, the amount of such consolidated or combined taxes to be paid by the Company will be determined, subject to certain adjustments, as if the Company and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. Only losses and other tax benefits actually availed of to reduce the tax liabilities of the Consolidated Group or Combined Group will be taken into account for this purpose. The Company will be responsible for any taxes with respect to tax returns that include only the Company and its subsidiaries.

  Income taxes paid for the years ended June 30, 1996, 1997 and 1998 were not material.

9. SHARE OPTION PLAN

  Certain of the Company's employees have been granted News Corporation stock options under News Corporation's Share Option Plan (the "Plan"). The price of options granted under the Plan is the weighted average market price of the shares sold on the Australian Stock Exchange during the five trading days immediately prior to the date of the option being granted. Stock options are exercisable at a ratio of four options per American Depositary Receipt (ADR).

  Options issued under the Plan have a term of ten years, but are exercisable only after they have been vested in the option holder. The options granted vest and become exercisable as to one quarter on each anniversary of the grant until all options have vested.

  The Company currently has no plans to adopt a new stock option plan.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation," which requires certain disclosures for fiscal years beginning after December 15, 1995 for those companies that will continue to use an intrinsic value based method for measuring compensation cost in connection with employee stock compensation plans in accordance with Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees." The Company will continue to use such method, under which no compensation cost has been recognized.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for grants in fiscal years 1997 and 1998, respectively: risk free interest rates in the range from 6.40% to 8.44%; expected dividend yields of approximately 1.5%; expected lives of 7 years; expected volatility in the range from 24% to 35%.

  On a pro forma basis, compensation cost determined in accordance with SFAS No. 123 would have reduced net income by approximately $0.1 million, $2.0 million and $6.0 million for the years ended June 30, 1996, 1997 and 1998, respectively, with no material impact on earnings per share in each of the years presented.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

  A summary of the option scheme activity was as follows (in thousands of shares and Australian dollars):

                                                    1997              1998
                                              ----------------- -----------------
                                                         WTD.              WTD.
                                                       AVG. EX.          AVG. EX.
                                              OPTIONS   PRICE   OPTIONS   PRICE
                                              -------  -------- -------  --------
   Outstanding at beginning of year..........  3,500    A$7.06  15,627    A$5.63
   Granted................................... 12,739    A$5.21  16,915    A$4.79
   Exercised.................................   (300)   A$7.05    (529)   A$5.31
   Cancelled.................................   (312)   A$5.17    (532)   A$5.02
                                              ------    ------  ------    ------
   Outstanding at end of year................ 15,627    A$5.63  31,481    A$5.22
                                              ======            ======
   Exercisable at end of year................  2,038             5,494
   Weighted average fair value of options
    granted..................................           A$2.08            A$1.99

  At June 30, 1997, 90 of the outstanding options, which were all exercisable, had an exercise price of A$2.56, and a remaining contractual life of 1 year. Of the remaining 15,537 options, 1,948 were exercisable and had exercise prices between A$5.06 and A$10.97, a weighted average exercise price of A$9.02, and a remaining contractual life of 8.6 years.

  At June 30, 1998, 16,553 of the outstanding options, which included no exercisable options, had an exercise price of A$4.79, and a weighted average remaining contractual life of 9.14 years. Of the remaining 14,928 options, 5,494 were exercisable and had exercise prices between A$5.06 and A$10.97, a weighted average exercise price of A$10.14, and a remaining contractual life of 7.67 years.

10. PENSION PLANS, OTHER POSTRETIREMENT BENEFITS AND POSTEMPLOYMENT BENEFITS

PENSION PLANS

  The Company and certain of its subsidiaries have non-contributory pension plans covering specific groups of employees. Effective December 1, 1997, the pension plans of New World were merged with the Company's pension plans.

  The benefits for these plans are based primarily on an employee's years of service and pay near retirement. Participant employees are vested in the plans after five years of service. The Company's policy for all pension plans is to fund amounts in accordance with the Employee Retirement Income Security Act of 1974. Plan assets consist principally of common stocks, marketable bonds and government securities.

  The components of net periodic pension costs were as follows (amounts in millions):

                                                               1996  1997  1998
                                                               ----  ----  ----
   Service cost--benefits earned during the period............   $5    $8   $10
   Interest cost on projected benefit obligation..............    7    10    14
   Actual return on plan assets...............................   (7)  (10)  (18)
   Net amortization and deferral..............................  --     (2)  --
                                                               ----  ----  ----
     Net periodic pension cost................................   $5    $6    $6
                                                               ====  ====  ====

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

  The funded status of the pension plans as of June 30, 1997 and 1998 was as follows (amounts in millions):

                                                                  1997   1998
                                                                  -----  -----
   Actuarial present value of benefit obligations:
     Accumulated benefit obligation:
       Vested.................................................... $(138) $(172)
       Non-vested................................................   (12)   (15)
     Effect of projected future salary increases.................   (33)   (35)
                                                                  -----  -----
   Projected benefit obligation..................................  (183)  (222)
   Plan assets at fair value.....................................   173    204
                                                                  -----  -----
   Projected benefit obligation greater than plan assets.........   (10)   (18)
   Unrecognized net loss.........................................     3      9
   Unrecognized prior service cost...............................    (3)    (3)
   Unrecognized transition obligation............................   --     --
                                                                  -----  -----
     Accrued pension liability at year end.......................  $(10)  $(12)
                                                                  =====  =====

  The following assumptions were used in accounting for the pension plans:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Discount rate..............................................    8% 7.75% 7.25%
   Expected return on plan assets.............................   10%   10%   10%
   Rate of increase in future compensation.................... 4%-6% 4%-6%    6%

OTHER POSTRETIREMENT BENEFIT PLANS

  The Company provides postretirement medical benefits. The net periodic benefit cost and accrued liabilities were not significant in the periods presented.

POSTEMPLOYMENT BENEFIT PLANS

  FASB Statement No. 112, "Employers' Accounting For Postemployment Benefits", does not have a significant effect on the Company's combined financial position or results of operations.

11. RELATED PARTY TRANSACTIONS

  As a subsidiary of News Corporation, the Company has used and expects that it will continue to use, pursuant to a Master Intercompany Agreement with News Corporation, various cash management, financial, tax, legal and other services provided by News Corporation or its subsidiaries. It is anticipated that after completion of the Offerings various existing agreements and transactions will continue and that additional arrangements and transactions will be entered into in the ordinary course of business. All costs relating to direct intercompany services have been reflected in the accompanying financial statements. In addition, the Company and News Corporation plan to enter into a Tax Sharing Agreement (see Note 8).

  The Company and its subsidiaries sell broadcast rights to certain of its filmed entertainment products to other subsidiaries of News Corporation. Management believes that the pricing of these transactions results from arms length negotiations between the parties and are reflective of the market value for these rights. The revenues associated with these sales were not significant in the periods presented.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
  The Company has been funded primarily by loans from other subsidiaries and affiliates of News Corporation. Intercompany interest expense presented on the combined financial statements reflects the net interest expense associated with the aggregate borrowings from subsidiaries or affiliates of News Corporation for each period presented. For internal reporting purposes, interest was charged on these average balances at the rate of 5%. Subsequent to the transaction, interest will be charged at commercial market rates, to be set forth in the Master Intercompany Agreement between the Company and News Corporation.

  The Company, through the normal course of business, is involved in transactions with its affiliates that have not been material in any of the periods presented.

12. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

  The Company leases transponders, office facilities, equipment and microwave channels used to carry its broadcast signals. These leases, which are classified as operating leases, expire at various dates through 2006. Future minimum payments under non-cancelable long-term operating leases aggregate $169 million, of which $138 million is payable over the next five years.

  Total operating lease expense was approximately $30 million, $50 million and $54 million for the years ended June 1996, 1997 and 1998, respectively.

COMMITMENTS AND CONTINGENCIES

  Under the Company's eight year contract, which contains certain termination clauses, future minimum payments for program rights to broadcast certain National Football League games aggregated approximately $4.6 billion at June 30, 1998, and are payable over the eight year term.

  The Company's minimum commitments and guarantees under certain other programming, production, licensing, artists, athletes, franchise and other agreements aggregated approximately $2.3 billion at June 30, 1998, which are payable principally over a five year period.

  In the ordinary course of business, the Company has become involved in disputes or litigation. While the result of such disputes cannot be predicted with certainty, in management's opinion, based in part on the advice of counsel, the ultimate resolution of these disputes will not have a material adverse effect on the Company's financial position or the results of its operations.

GUARANTEES OF NEWS CORPORATION DEBT

  News Corporation and certain of its subsidiaries, including the Company and certain subsidiaries of the Company (collectively, the "Fox Guarantors") are guarantors of various debt obligations of News Corporation and certain of its subsidiaries. The principal amount of indebtedness outstanding under such debt instruments at June 30, 1998 was approximately $9.3 billion, which amount includes approximately $1 billion of obligations under Exchangeable Trust Originated Preferred Securities SM due 2016. The debt instruments limit the ability of News Corporation and the Fox Guarantors, to subject their properties to liens, and certain of the debt instruments impose limitations on the ability of News Corporation and its subsidiaries, including the Fox Guarantors, to incur indebtedness in certain circumstances. Such debt instruments mature at various times between 1999 and 2096, with a weighted average maturity of over 20 years. Additional subsidiaries of the Company may from time to time be required to become guarantors of certain debt obligations.

  In the case of any event of default under such debt obligations the Fox Guarantors will be directly liable to the creditors or debtholders. News Corporation has agreed to indemnify the Fox Guarantors from and against any obligations they may incur by reason of their guarantees of such debt obligations.

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

13. SEGMENT INFORMATION

  Fox Entertainment Group, Inc. operates in three business segments: Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming; Television Broadcasting and Related Businesses, which principally consists of the distribution of network programming, the operation of broadcast television stations, production and distribution of certain television programming and professional sports team ownership; and Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and DBS operators.

   BUSINESS SEGMENTS                                            1996   1997     1998
   -----------------                                           ------ -------  -------
                                                               (AMOUNTS IN MILLIONS)
   REVENUES
    Filmed Entertainment...................................... $2,324  $3,112   $3,876
    Television Broadcasting and Related Businesses............  2,224   2,698    3,075
    Cable Network Programming ................................    --       37       72
                                                               ------ -------  -------
                                                                4,548   5,847    7,023
                                                               ------ -------  -------
   OPERATING INCOME
    Filmed Entertainment......................................    118     113      266
    Television Broadcasting and Related Businesses............    363     360      555
    Cable Network Programming.................................    --     (148)    (141)
                                                               ------ -------  -------
                                                                  481     325      680
    Other charges.............................................    --       (5)     (17)
                                                               ------ -------  -------
     Total....................................................    481     320      663
                                                               ------ -------  -------
   DEPRECIATION AND AMORTIZATION
    Filmed Entertainment......................................     24      25       26
    Television Broadcasting and Related Businesses............     73     130      172
    Cable Network Programming.................................    --       25       45
                                                               ------ -------  -------
                                                                   97     180      243
                                                               ------ -------  -------
   CAPITAL EXPENDITURES
    Filmed Entertainment......................................     65      88      120
    Television Broadcasting and Related Businesses............     20     184       77
    Cable Network Programming.................................    --       66       11
                                                               ------ -------  -------
                                                                   85     338      208
                                                               ------ -------  -------
   IDENTIFIABLE ASSETS
    Filmed Entertainment......................................          3,345    3,969
    Television Broadcasting and Related Businesses............          7,282    7,484
    Cable Network Programming.................................            330      386
    Investments in equity affiliates..........................            740      791
                                                                      -------  -------
                                                                      $11,697  $12,630
                                                                      =======  =======

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

  Equity in earnings (loss) of affiliates are principally Cable Network Programming entities. Other income (expense) and income tax expense are not allocated to segments as they are not under the control of the segment management.

   GEOGRAPHIC SEGMENTS                                          1996   1997     1998
   -------------------                                         ------ -------  -------
                                                               (AMOUNTS IN MILLIONS)
   REVENUES
     United States and Canada................................. $3,927 $ 4,940  $ 5,657
     Europe...................................................    340     549      830
     Far East.................................................    255     311      425
     Other....................................................     26      47      111
                                                               ------ -------  -------
                                                               $4,548 $ 5,847  $ 7,023
                                                               ====== =======  =======
   OPERATING INCOME
     United States and Canada................................. $  415 $   275  $   547
     Europe...................................................     36      31       80
     Far East.................................................     27      17       41
     Other....................................................      3       2       12
                                                               ------ -------  -------
                                                                  481     325      680
     Other charges............................................    --       (5)     (17)
                                                               ------ -------  -------
                                                               $  481 $   320  $   663
                                                               ====== =======  =======
   IDENTIFIABLE ASSETS
     United States and Canada.................................        $11,564  $12,449
     Europe...................................................             87       81
     Far East.................................................             44       86
     Other....................................................              2       14
                                                                      -------  -------
                                                                      $11,697  $12,630
                                                                      =======  =======

  Revenues are attributed to geographic segment based on the origin of the sale. There is no material reliance on any single customer. Export sales were not material in any of the years presented. Revenues from any individual foreign country were not material in the periods presented.

14. DETAIL OF OTHER FINANCIAL STATEMENT ACCOUNTS

                                                            1996   1997   1998
                                                            -----  -----  -----
                                                               (AMOUNTS IN
                                                                MILLIONS)
   ALLOWANCE FOR DOUBTFUL ACCOUNTS AND RETURNS
     Beginning balance.....................................   $95   $104   $106
     Charged to costs and expenses.........................   134    158    243
     Write-offs/recoveries/other...........................  (125)  (156)  (145)
                                                            -----  -----  -----
     Ending Balance........................................  $104   $106   $204
                                                            =====  =====  =====

                                                            1997        1998
                                                         ----------  ----------
                                                         (AMOUNTS IN MILLIONS)
   INTANGIBLE ASSETS
     Goodwill...........................................       $901        $906
     FCC licenses, franchises & other...................      5,471       5,770
     Accumulated amortization...........................       (603)       (735)
                                                         ----------  ----------
                                                         $    5,769  $    5,941
                                                         ==========  ==========

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

   COMBINED SHAREHOLDERS'                              1998
   EQUITY                    ---------------------------------------------------------
                                               (AMOUNTS IN MILLIONS)
                                                              RETAINED EARNINGS
                                       COMMON                     AND OTHER
                             PREFERRED STOCK                    COMPREHENSIVE
                             STOCK (A)  (A)   PAID IN CAPITAL      INCOME       TOTAL
                             --------- ------ --------------- ----------------- ------
   Fox Entertainment Group,
    Inc. ..................    $  1    $ --       $ 2,382           $ 715       $3,098
   Fox Television Studios,
    Inc. ..................     --       --           --              (12)         (12)
   Twentieth Television,
    Inc. ..................     --       --           --              (38)         (38)
   Twentieth Century Fox
    Film Corp. ............     --       --           748             146          894
   Fox Latin America
    Channel, Inc. .........     --       --           --              (18)         (18)
   News Germany Holdings...     --       --             2              15           17
                               ----    -----      -------           -----       ------
                               $  1    $  --      $ 3,132           $ 808       $3,941
                               ====    =====      =======           =====       ======
                                                       1997
                             ---------------------------------------------------------
                                               (AMOUNTS IN MILLIONS)
                                                              RETAINED EARNINGS
                                       COMMON                     AND OTHER
                             PREFERRED STOCK                    COMPREHENSIVE
                             STOCK (A)  (A)   PAID IN CAPITAL      INCOME       TOTAL
                             --------- ------ --------------- ----------------- ------
   Fox Entertainment Group,
    Inc. ..................    $  1    $ --       $ 2,382           $ 561       $2,944
   Twentieth Television,
    Inc. ..................     --       --           --              (32)         (32)
   Twentieth Century Fox
    Film Corp. ............     --       --           748             114          862
   Fox Latin America
    Channel, Inc. .........     --       --           --              (17)         (17)
   News Germany Holdings...     --       --             2               8           10
                               ----    -----      -------           -----       ------
                               $  1    $ --       $ 3,132           $ 634       $3,767
                               ====    =====      =======           =====       ======

--------
(a) Preferred stock of Fox Entertainment Group, Inc., consisted of $100 par, 10,000 preferred shares authorized, 7,600 preferred shares issued and outstanding. Common stock consisted of Fox Entertainment Group, Inc., $1.00 par value, 3,000 common shares authorized, 2,400 common shares issued and outstanding; Fox Television Studios, Inc., no par value, 1,000 common shares authorized, issued and outstanding; Twentieth Television, Inc., no par value, 1,000 common shares authorized, issued and outstanding; Twentieth Century Fox Film Corporation, no par value, 1,000 common shares authorized, issued and outstanding; and Fox Latin America Channel, Inc., no par value, 100 common shares authorized, issued and outstanding. News Germany Holdings is an unincorporated limited liability company and as such has no common shares authorized, issued or outstanding.

15. SUBSEQUENT EVENTS

  Subsequent to June 30, 1998, the Company intends to effect a reorganization and a recapitalization which will give effect to the following pro forma transactions (i) the elimination of certain outstanding intercompany debt as of June 30, 1998 against Paid-in capital, (ii) the concurrent payment of dividends to a subsidiary of News Corporation such that after (i) and (ii) $4.5 billion of intercompany debt is outstanding, (iii) the authorization of the new Class A and Class B Common Stock and the conversion of the Company's outstanding common stock into 547,500,000 shares of Class B Common Stock, and
(iv) the adjustment to increase the interest rate from 5% to 8% under the terms of the $4.5 billion of intercompany indebtedness after the reorganization. For the year ended June 30, 1998, after giving effect to these pro forma transactions, the pro forma net income and earnings per share would have been $70 million and $0.13, respectively, as a result of an increase in intercompany interest expense of $186 million and a reduction in income taxes of $80 million. At the time of the Offerings, the Company plans to enter into certain arrangements with News Corporation or its subsidiaries (see Notes 8 and 11).

  Prior to the Offerings, 76% of the voting power of the Company, in the form of voting preferred shares, was held by Mr. K. Rupert Murdoch, the Chairman and Chief Executive Officer of the Company and Chairman

                         FOX ENTERTAINMENT GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
and Chief Executive of News Corporation. This voting preferred stock will be redeemed by the Company for its par value of $760,000 plus accrued dividends, and Mr. Murdoch will acquire voting preferred stock of Fox Television Holdings, Inc. ("FTH"), representing 76% of the voting power thereof. The voting preferred stock of FTH will have the same rights and preferences as the voting preferred stock currently held by Mr. Murdoch, including a par value of $760,000, and cumulative dividends at the rate of 12% per annum. After the Offerings, FTH will be consolidated by the Company because the Company will be deemed to control FTH for financial reporting purposes. Among the reasons why the Company will have a controlling financial interest in FTH are (i) the Company has the ability to redeem the voting preferred stock, at any time, at the liquidation value of $760,000 plus accrued dividends, (ii) the dividends on, and amounts to be paid on redemption of, the voting preferred stock are fixed, and not related to the performance of FTH, and, (iii) senior management of FTH, including its Board of Directors, consist solely of persons employed by News Corporation. As a result, the controlling financial interest in FTH rests with the Company through its common stock ownership of FTH.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma and pro forma as adjusted combined balance sheets as of June 30, 1998 and the unaudited pro forma and pro forma as adjusted combined statements of operations for the fiscal year ended June 30, 1998 are based on the historical financial statements of the Fox Entertainment Group, Inc. (the "Company") included elsewhere herein. The unaudited pro forma combined financial statements give effect to the following transactions (i) the elimination of certain outstanding intercompany debt as of June 30, 1998 against Paid-in capital, (ii) the concurrent payment of dividends to a subsidiary of News Corporation such that after (i) and (ii) $4.5 billion of intercompany debt is outstanding, (iii) the authorization of the new Class A and Class B Common Stock and the conversion of the Company's outstanding common stock into 547,500,000 shares of Class B Common Stock (the "Recapitalization"), (iv) the adjustment to increase the interest rate from 5% to 8% under the terms of the $4.5 billion of intercompany indebtedness after the Reorganization, and, (v) on a pro forma, as adjusted basis, to give effect to the Offerings and the application of estimated net proceeds therefrom.

  The unaudited pro forma and pro forma as adjusted combined statements of operations were prepared as if the above transactions had occurred as of the first day of the period presented. The unaudited pro forma and pro forma as adjusted combined balance sheets were prepared as if the above transactions had occurred as of June 30, 1998. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company. The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or operating results that would have occurred if the transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future financial condition or operating results.

                         FOX ENTERTAINMENT GROUP, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                              AS OF JUNE 30, 1998
                             (DOLLARS IN MILLIONS)

                                                                              PRO FORMA
                          ACTUAL  ADJUSTMENTS      PRO FORMA ADJUSTMENTS     AS ADJUSTED
                          ------- -----------      --------- -----------     -----------
ASSETS
Cash and cash
 equivalents............  $   101                   $   101       -- (6)(7)    $   101
Accounts receivable,
 net....................    1,949                     1,949                      1,949
Filmed entertainment and
 television programming
 costs, net.............    2,071                     2,071                      2,071
Investments in equity
 affiliates.............      791                       791                        791
Property and equipment,
 net....................    1,111                     1,111                      1,111
Intangible assets, net..    5,941                     5,941                      5,941
Other assets and
 investments............      666                       666                        666
                          -------                   -------                    -------
  Total assets..........  $12,630                   $12,630                    $12,630
                          =======                   =======                    =======
LIABILITIES
Accounts payable and
 accrued liabilities....  $ 1,613                   $ 1,613                    $ 1,613
Participations,
 residuals and royalties
 payable................    1,153                     1,153                      1,153
Television programming
 rights payable.........      513                       513                        513
Deferred revenue........      238                       238                        238
Borrowings..............      375                       375                        375
Deferred income taxes...      874                       874                        874
Other liabilities.......      221        1 (2)          222                        222
                          -------                   -------                    -------
                            4,987                     4,988                      4,988
Due to intercompany
 affiliates.............    3,702      798 (1)        4,500    (1,839)(7)        2,661
                          -------                   -------                    -------
  Total liabilities.....    8,689                     9,488                      7,649
                          -------                   -------                    -------
Commitments and
 contingencies
SHAREHOLDERS' EQUITY
Preferred stock ........        1       (1)(2)          --                         --
Common stock............      --         5 (3)            5         1 (6)            6
Paid-in capital.........    3,132        5 (1)(3)     3,137     1,838 (6)        4,975
Retained earnings and
 other comprehensive
 income.................      808     (808)(1)          --                         --
                          -------                   -------                    -------
  Total shareholders'
   equity...............    3,941                     3,142                      4,981
                          -------                   -------                    -------
  Total liabilities and
   shareholders' equity.  $12,630                   $12,630                    $12,630
                          =======                   =======                    =======

                         FOX ENTERTAINMENT GROUP, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1998
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         PRO FORMA
                          ACTUAL  ADJUSTMENTS   PRO FORMA ADJUSTMENTS   AS ADJUSTED
                          ------  -----------   --------- -----------   -----------
Revenues................  $7,023                 $7,023                   $7,023
Expenses
  Operating.............   5,351                  5,351                    5,351
  Selling, general and
   administrative.......     749                    749                      749
  Depreciation and
   amortization.........     243                    243                      243
  Other charges.........      17                     17                       17
                          ------                 ------                   ------
Operating income........     663                    663                      663
Other income (expense):
  Intercompany interest
   expense, net.........    (174)      174 (4)     (360)       147 (8)      (213)
                                      (360)(4)
  External interest
   expense, net.........     (97)                   (97)                     (97)
  Equity in earnings
   (loss) of affiliates.     (81)                   (81)                     (81)
  Other income..........     --                     --                       --
                          ------                 ------                   ------
Income before income
 taxes..................     311                    125                      272
Income tax expense on a
 stand-alone basis......    (135)       80 (5)      (55)       (63)(9)      (118)
                          ------                 ------                   ------
Net income..............  $  176                 $   70                   $  154
                          ======                 ======                   ======
Basic and diluted
 earnings per share.....  $ 0.32                 $ 0.13                   $ 0.24
                          ======                 ======                   ======
Basic and diluted
 weighted average number
 of common equivalent
 shares outstanding (in
 millions)..............     548                    548         85 (6)       633
                          ======                 ======                   ======

                         FOX ENTERTAINMENT GROUP, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Reflects the Company's payment, in connection with the Reorganization, of a dividend to a subsidiary of News Corporation and the elimination of certain intercompany indebtedness such that after these transactions, $4.5 billion of intercompany indebtedness is outstanding. This intercompany indebtedness will constitute unsecured, general obligations of the Company and will mature on June 30, 2003. The intercompany indebtedness will bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per annum), adjusted annually, and payable quarterly. A change in the interest rate of 1/8% would result in a movement of interest expense of $5.6 million.

(2) Reflects the redemption, in connection with the Reorganization, of the Company's Preferred Stock, $100 par value, owned by Mr. Murdoch for its $760,000 par value, plus accrued dividends. Mr. Murdoch will acquire voting preferred stock of Fox Television Holdings, Inc., a wholly owned subsidiary of the Company, representing 76% of the voting power thereof. See "Reorganization."

(3) Reflects the conversion, in connection with the recapitalization, of the Company's common stock, $1.00 par value, indirectly beneficially owned by News Corporation into 547,500,000 shares of Class B Common Stock.

(4) Reflects elimination of previous intercompany interest expense and assumption of $4.5 billion in intercompany indebtedness at an 8% interest rate.

(5) Reflects the reduction in income tax expense (at a 43% tax rate) from the incremental interest expense associated with the $4.5 billion intercompany debt balance.

(6) Reflects the receipt of the estimated net proceeds from the sale of 85 million shares of Class A Common Stock.

(7) Reflects the application of the estimated net proceeds from the sale of Class A Common Stock to reduce intercompany indebtedness.

(8) Reflects the reduction in intercompany interest expense associated with the application of the estimated net proceeds from the sale of Class A Common Stock to partially repay the intercompany indebtedness, referred to in (1) above, such that after these transactions, approximately $2.7 billion of such intercompany indebtedness is outstanding. A change in the interest rate of 1/8% would result in a movement of interest of $3.3 million.

(9) Reflects the increase in income tax expense (at a 43% tax rate) from the incremental decrease in interest expense associated with the $2.7 billion intercompany debt balance.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholder
 NWCG Holdings Corporation

  We have audited the accompanying consolidated balance sheet of NWCG Holdings Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of any material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NWCG Holdings Corporation at December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Atlanta, Georgia                          Ernst & Young LLP
March 13, 1997

                           NWCG HOLDINGS CORPORATION

                           CONSOLIDATED BALANCE SHEET
               (In thousands except share and per share amounts)

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $  139,861 $   75,361
  Restricted cash........................................    193,163        --
  Receivables............................................    206,676    175,210
  Television program contract rights.....................     21,514     23,735
  Film costs.............................................     63,573     83,761
  Prepaid expenses.......................................      2,680      3,876
  Deferred income taxes..................................      5,306      4,410
                                                          ---------- ----------
    Total current assets.................................    632,773    366,353
Property, plant and equipment............................    187,583    213,059
Long-term receivables....................................     13,424     22,819
Television program contract rights.......................      5,368      5,419
Film costs...............................................     47,329     35,393
Intangible assets........................................  1,186,935  1,508,870
Equity investments.......................................     40,237     36,549
Other assets.............................................     35,257     34,076
Assets held for sale.....................................        --      16,727
                                                          ---------- ----------
                                                          $2,148,906 $2,239,265
                                                          ========== ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY


Current liabilities:
  Accounts payable and accrued expenses................. $   96,763  $   82,553
  Television program contracts payable..................     22,669      26,872
  Deferred income.......................................     22,667      35,532
  Participations and residuals payable..................     57,155      43,434
  Current notes payable.................................        --       16,727
  Current portion of long-term debt.....................     42,816      15,342
                                                         ----------  ----------
    Total current liabilities...........................    242,070     220,460
Non-current television program contracts payable........      7,423       7,448
Long-term debt..........................................  1,110,569   1,237,511
Other non-current liabilities...........................     21,368      26,257
Participations and residuals payable....................      6,006      23,908
Deferred tax credits....................................     80,436      77,510
Minority interest.......................................    422,970     353,692
Subsidiary's redeemable preferred stock.................    311,746     335,311
Commitments and contingencies
Stockholder's equity:
  Preferred stock, $.01 par value, 1,000 shares
   authorized, none issued and outstanding..............        --          --
  Common stock, $.01 par value, 1,000 shares
   authorized, 100 issued and outstanding...............
  Additional paid-in capital............................    519,809     519,767
  Accumulated deficit...................................   (573,491)   (562,599)
                                                         ----------  ----------
Total stockholder's equity (deficit)....................    (53,682)    (42,832)
                                                         ----------  ----------
                                                         $2,148,906  $2,239,265
                                                         ==========  ==========

          See accompanying notes to consolidated financial statements.

                           NWCG HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Net revenue:
 Broadcasting.................................... $425,367  $376,766  $302,115
 Television production and distribution..........  246,118   228,244    94,783
                                                  --------  --------  --------
                                                   671,485   605,010   396,898
Operating expenses:
 Direct costs:
  Broadcasting...................................  175,335   175,802   144,001
  Television production and distribution.........  204,282   186,286    90,105
 Selling, general and administrative:
  Broadcasting...................................   85,690    75,503    55,675
  Television production and distribution.........   42,429    37,620    33,915
Depreciation and amortization of intangible
 assets..........................................   75,369    66,608    42,997
Corporate expenses...............................   25,186    20,506    23,201
                                                  --------  --------  --------
 Income from operations..........................   63,194    42,685     7,004
Other income (expense):
 Interest expense................................ (128,710) (120,297)  (81,607)
 Gain on sale of stations........................  230,393    41,671       --
 Gain (loss) on sale of interest in NWCG.........    3,935    (7,379)   86,648
 Fox Merger costs................................  (15,516)      --        --
 Interest and investment income..................    8,004     8,155     9,176
 Other...........................................   (6,964)   (4,957)   (2,207)
                                                  --------  --------  --------
 Other income (expense), net.....................   91,142   (82,807)   12,010
                                                  --------  --------  --------
Income (loss) before income taxes, minority
 interest, and equity in earnings................  154,336   (40,122)   19,014
Benefit (provision) for income taxes............. (128,288)  (34,500)    2,570
Minority interest in (income) loss of
 consolidated subsidiary.........................  (40,413)   20,839    29,298
Equity in earnings (loss) of affiliates..........    3,473      (607)     (811)
                                                  --------  --------  --------
Net income (loss)................................ $(10,892) $(54,390) $ 50,071
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                           NWCG HOLDINGS CORPORATION

                           CONSOLIDATED STATEMENT OF
                         STOCKHOLDER'S EQUITY (DEFICIT)
                                 (In thousands)

                                               ADDITIONAL
                                        COMMON  PAID-IN   ACCUMULATED
                                        STOCK   CAPITAL     DEFICIT    TOTAL
                                        ------ ---------- ----------- --------
Balance at December 31, 1993...........  $--    $446,845   $(325,658) $121,187
Capital contribution...................   --      63,324         --     63,324
Dividends..............................   --         --     (232,622) (232,622)
Net income.............................   --         --       50,071    50,071
                                         ----   --------   ---------  --------
Balance at December 31, 1994...........          510,169    (508,209)    1,960
Capital contribution...................   --       9,598         --      9,598
Net loss...............................   --         --      (54,390)  (54,390)
                                         ----   --------   ---------  --------
Balance at December 31, 1995...........          519,767    (562,599)  (42,832)
Capital contribution...................   --          42         --         42
Net loss...............................   --         --      (10,892)  (10,892)
                                         ----   --------   ---------  --------
Balance at December 31, 1996...........  $--    $519,809   $(573,491) $(53,682)
                                         ====   ========   =========  ========




          See accompanying notes to consolidated financial statements.

                           NWCG HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Cash flow from operating activities:
 Net income (loss)............................... $(10,892) $(54,390) $ 50,071
 Adjustments to reconcile net income (loss) to
  net
  cash used in operating activities:
  Minority interest in income (loss) of consoli-
   dated
   subsidiary....................................   40,413   (20,839)  (29,298)
  (Gain) loss on sale of interest in NWCG........   (3,935)    7,379   (86,648)
  Gain on sale of stations....................... (230,393)  (41,671)      --
  Deferred taxes.................................  106,087    29,430    (4,460)
  Depreciation and amortization of intangible and
   other
   assets........................................   75,369    66,608    42,997
  Television program contract amortization, net
   of payments...................................     (379)    4,437     4,399
  Film cost amortization, net of additions.......    9,078   (15,653)  (20,990)
  Noncash interest expense and compensation......   42,377    35,974    16,901
  Changes in assets and liabilities, net of ac-
   quisitions and
   dispositions:
   Receivables and other assets..................  (41,299)  (41,082)   15,413
   Liabilities...................................   (7,884)   (6,290)  (12,714)
                                                  --------  --------  --------
   Total adjustments.............................  (10,566)   18,293   (74,400)
                                                  --------  --------  --------
 Net cash used in operating activities...........  (21,458)  (36,097)  (24,329)
Cash flow from investing activities:
 Capital expenditures and equity investments.....  (27,694)  (40,848)  (23,204)
 Proceeds from sale of stations..................  436,212   207,500       --
 Acquisitions, net of cash acquired..............      --   (360,511) (459,980)
 Increase in restricted cash..................... (193,163)      --        --
 Other...........................................      --        749      (480)
                                                  --------  --------  --------
 Net cash provided by (used in) investing
  activities.....................................  215,355  (193,110) (483,664)
Cash flow from financing activities:
 Capital contributions...........................       42     9,598    63,324
 Issuance of debt................................      --    495,429   228,014
 Stock dividends paid............................      --        --   (212,300)
 Repayment of debt............................... (138,065) (401,468)  (65,552)
 Subsidiary's issuance of preferred and common
  stock..........................................    8,626    45,310   630,859
                                                  --------  --------  --------
 Net cash provided by (used in) financing
  activities..................................... (129,397)  148,869   644,345
                                                  --------  --------  --------
Net increase (decrease) in cash..................   64,500   (80,338)  136,352
Cash balance, beginning of period................   75,361   155,699    19,347
                                                  --------  --------  --------
Cash balance, end of period...................... $139,861  $ 75,361  $155,699
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                           NWCG HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
                                  (Continued)

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1996     1995      1994
                                                  -------- --------  --------
Supplemental disclosures of cash flow
 information:
 Cash paid for interest.......................... $ 91,541 $ 81,395  $ 64,470
                                                  ======== ========  ========
 Cash paid for income taxes...................... $ 15,294 $  4,195  $  2,074
                                                  ======== ========  ========
Supplemental schedule of noncash investing and
 financing activities:
 Purchase of television program contract rights.. $ 37,822 $ 37,723  $ 29,565
                                                  ======== ========  ========
 Addition to film costs.......................... $118,373 $113,363  $ 60,652
                                                  ======== ========  ========
Genesis and Moving Target Purchases:
 Fair value of assets acquired...................                    $ 59,082
 Fair value of NWCG stock and warrants issued....                     (25,405)
                                                                     --------
 Liabilities assumed.............................                    $ 33,677
                                                                     ========
CitiCasters' Stations Purchase:
 Fair value of assets acquired...................                    $377,990
 NWCG common stock warrants issued...............                     (10,000)
 Cash payments...................................                    (359,449)
                                                                     --------
 Liabilities assumed.............................                    $  8,541
                                                                     ========
Argyle stations purchase:
 Fair value of assets acquired...................          $778,527
 Purchase option applied to purchase price.......          (100,000)
 Cash paid, net of cash received.................          (360,084)
                                                           --------
 Liabilities assumed.............................          $318,443
                                                           ========
Cannell purchase:
 Fair value of assets acquired...................          $ 38,703
 NWCG preferred stock issued.....................           (30,000)
                                                           --------
 Liabilities assumed.............................          $  8,703
                                                           ========


          See accompanying notes to consolidated financial statements.

                           NWCG HOLDINGS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

  NWCG Holdings Corporation (the "Company" or "Holdings") was formed and incorporated on June 2, 1994 by NWCG (Parent) Holdings Corporation ("Parent"), which is a wholly-owned subsidiary of Andrews Group Incorporated ("Andrews"). Andrews transferred its 37,192,236 shares of New World Communications Group Incorporated ("NWCG") Class B Common Stock, $.01 par value, to the Company. Subsequently, 2,682,236 shares thereof were transferred to Parent and are reflected in the accompanying financial statements as a dividend.

  As of December 31, 1996, Holdings' investment in NWCG, its only asset, represented an equity interest of approximately 48% of NWCG, and approximately 83% of its voting power, based upon outstanding equity on such date. The remaining 52% equity interest of NWCG was owned by public shareholders (approximately 49%) and Parent (approximately 3%)

  On January 22, 1997 (the "Fox Merger Date"), a special meeting (the "Special Meeting") of stockholders of NWCG was held. At the Special Meeting, the Agreement and Plan of Merger dated as of September 24, 1996 (the "Fox Merger Agreement"), by and among NWCG, The News Corporation Limited, a South Australian corporation ("News Corp."), Fox Television Stations, Inc., a Delaware corporation in which News Corp. has an indirect interest ("Fox"), and Fox Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Fox ("Merger Sub"), was approved. Immediately following the Special Meeting, the transactions contemplated by the Fox Merger Agreement were consummated.

  Pursuant to the Fox Merger Agreement, Fox, through Merger Sub, purchased all of the outstanding shares of common stock of NWCG owned by the public shareholders. Additionally, pursuant to the Stock Purchase Agreement, Fox purchased Parent's 2,682,236 shares of common stock in NWCG owned by Parent and all of the outstanding shares of capital stock of the Company. The consideration for these purchases was 1.45 American Depositary Shares of News Corp. ("ADSs"), each of which represents four fully paid and non-assessable Preferred Limited Voting Ordinary Shares of A$.50 of News Corp., for each share of common stock of NWCG directly or indirectly acquired by Fox with the aggregate number of ADSs issued to Parent pursuant to the Stock Purchase Agreement reduced to approximate the accreted amount of the Discount Notes outstanding at the effective time of the Fox Merger.

  As a result of the Fox Merger and Stock Purchase Agreement, Fox has acquired all of the shares of common stock of Holdings and NWCG and both the Company and NWCG have become subsidiaries of Fox.

  At December 31, 1996, the Company, through NWCG and its primary wholly-owned subsidiaries NW Television, NWC Acquisition Corporation ("NW Acquisition") and NW Entertainment, was engaged in the ownership and operation of ten FOX network affiliated broadcast television stations throughout the United States, the production and distribution (both domestically and internationally) of filmed entertainment and the exploitation of its filmed entertainment libraries. See Note 2 for a discussion of dispositions and acquisitions.

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated. Minority interest represents the minority stockholders' share of results of operations of NWCG. Certain prior period amounts have been reclassified to conform to current presentation.

  Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

  Cash and cash equivalents. Cash equivalents are highly liquid investments with original maturities of three months or less.

  Restricted cash. Restricted cash represents highly-liquid investments with original maturities of three months or less, the use of which is restricted under the terms of the Company's long-term debt agreements. See Notes 2 and 4 for a further discussion of restricted cash.

  Television program contract rights. The rights to broadcast non-network programs are stated at the lower of cost, less accumulated amortization, or net realizable value. Costs are amortized based upon the usage of programs under methods which generally result in straight-line amortization. The cost of program rights expected to be used and amortized within one year is classified as a current asset. Sports broadcast rights are generally expensed when the events are televised.

  Film costs. Film costs consist of story rights, screenplays, acquisition and production costs (which benefit future periods) and capitalized overhead costs, and are stated at the lower of cost, net of accumulated amortization, or estimated net realizable value. Abandoned story and development costs are expensed to production direct costs. The current portion of film costs include unamortized costs of film inventory released and allocated to the Company's primary markets and television films in production that are under contract of sale.

  Film costs are amortized and estimated total costs of participations and residuals are accrued in the same ratio that current gross revenues bear to management's estimated gross revenues from all sources on an individual film or series basis. Such estimates are revised quarterly and estimated losses, if any, are provided for in full when known. Based on management's estimates of future revenues, approximately 80% of unamortized film costs will be amortized over the next three years.

  Property, plant and equipment. The property, plant and equipment of the Company are carried at cost net of accumulated depreciation. Depreciation is computed on the straight-line method for financial accounting purposes using lives of 26 to 30 years for buildings, 11 to 19 years for land improvements, 14 to 17 years for towers, 4 to 8 years for broadcast equipment, 8 to 12 years for office furniture and fixtures, 4 to 8 years for automobiles and other assets and 5 to 7 years for leasehold improvements.

  Deferred financing costs. Costs incurred with the issuance of debt are included in other assets net of accumulated amortization. Amortization is reflected as interest expense over the respective lives of the applicable issues; unamortized costs will be written off when the related debt is retired.

  Intangible assets. Intangible assets include network affiliation agreements, broadcast licenses, goodwill and excess reorganization value. The components of intangible assets are amortized on a straight-line basis over 10-40 years.

  The carrying values of intangible assets as well as other long-lived assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the assets will not be recoverable, as determined based on undiscounted estimated cash flows over the remaining amortization period, the Company's carrying value of the assets would be reduced to their estimated fair value.

  Production and distribution revenue. Revenues from broadcast television, home video, pay and cable television licensing contracts, which may provide for the receipt of non-refundable guaranteed amounts, are recognized when the film is available for exploitation, provided other conditions of sale have been met. Recognition of revenues related to deposits and cash advances received on pre-sales are deferred until all material

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
conditions of the sale have been met. Deferred income consists primarily of advance payments received on contracts for which the programs are not yet available for broadcast or exploitation. The Company enters into contracts for the licensing of television products for which the revenue and related accounts receivable will be recorded in future periods when the products are available for broadcast or exploitation. These contracts aggregated $89.2 million and $58.7 million at December 31, 1996 and 1995, respectively.

  Fair market value of financial instruments. The carrying values of all financial instruments, excluding long-term debt, approximate fair value. The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements, or quoted market rates (Note 4).

  Income taxes. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.

  Stock options. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for employee stock options issued by NWCG to certain employees of NWCG and its subsidiaries because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of NWCG's stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

2.ACQUISITIONS, DISPOSITIONS AND PRO FORMA FINANCIAL INFORMATION

  On March 7, 1994, in accordance with the November 1993 Agreement and Plan of Reorganization and Merger (as amended, the "NWCG Merger Agreement") between NW Television, NWCG, and Andrews, NW Television merged into a subsidiary of NWCG and all outstanding shares of common stock of NW Television were converted into a like number of shares of NWCG common stock. Further, the holders of the NW Television Class A Warrants and Class B Warrants obtained the right to acquire and receive a like number of shares of NWCG common stock. As a result of the NWCG Merger, NW Television became a wholly-owned subsidiary of NWCG. On March 9, 1994, NWCG purchased all of the capital stock of NW Entertainment and Four Star and entered into a non-competition agreement and an indemnification agreement with Andrews (as such agreements are contemplated by the NWCG Merger Agreement), in exchange for the issuance by NWCG to Andrews of 25,383,707 shares of Class B Common Stock. Due to the Company's common control over NW Entertainment, Four Star, Genesis and NWCG, in connection with this transaction, the Company recorded a credit to goodwill of $20.7 million to reflect the excess of the Company's carrying value of NWCG over its historical book value. The reduction in goodwill is being amortized over a 40-year period.

  In September and October 1994, NWCG consummated the acquisition of four broadcast television stations, KSAZ-TV (Phoenix), WDAF-TV (Kansas City), WGHP-TV (Greensboro-High Point) and WBRC-TV (Birmingham) from CitiCasters (the "CitiCasters' Stations") for consideration of approximately $359.4 million plus the NWCG Class D Warrant with an estimated fair value of $10.0 million. In March 1995 NWCG entered into a purchase agreement with Fox with respect to WBRC-TV and WGHP-TV providing for the acquisition of the stations from NWCG at a price equal to the price paid by NWCG therefor, together with the excess, if any, of the aggregate marginal financing costs incurred by NWCG with respect to its acquisition of the stations over the net cash generated (other than through financing activities) by the stations, in each case for the period through

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
the date the stations were purchased by Fox. NWCG borrowed $40.4 million from Fox, non-recourse to NWCG, secured by an interest in a trust which held the stock of the entities which owned WBRC-TV and WGHP-TV. As of January 1996, Fox completed the purchase of WBRC-TV and WGHP-TV for approximately $140 million including the extinguishment of such debt, subject to certain adjustments.

  In March 1995, NW Television sold its investment in WSBK-TV (the "Boston Station") for gross proceeds of $107.5 million. NW Television recorded a gain on the sale of $41.7 million. NW Television repaid $19.5 million of the Bank Credit Agreement Loans in March 1995 and $77.3 million of the Step-up Notes in April 1995 from the net proceeds of the Boston Station sale.

  NWCG purchased certain debt and equity securities of Argyle Television Holding, Inc. ("Argyle") for total consideration of approximately $750.4 million, including $100 million in cash paid for an option in 1994 and assumption of debt of approximately $283.6 million. For financial reporting purposes, the acquisition occurred on March 31, 1995. FCC approval for change in control of the television stations occurred on April 14, 1995. Argyle controlled four VHF television stations, KDFW-TV (Dallas), KTBC-TV (Austin), KTVI-TV (St. Louis), and WVTM-TV (Birmingham). NWCG changed the network affiliation of three of these stations to the FOX network. Upon consummation of the affiliation changes, NWCG issued Series C Preferred Stock to Fox for consideration of approximately $62.8 million.

  In July 1995 NWCG purchased Cannell Entertainment Inc. ("Cannell") for NWCG Series E Cumulative Preferred Stock valued at approximately $30 million and certain other consideration.

  In August 1996, NWCG sold the assets constituting WVTM-TV (the "Birmingham Station") for gross proceeds of $204.5 million. NWCG recorded a gain on the sale of $103.3 million. In August and September 1996, NW Acquisition repaid a total of $95.0 million of the Acquisition Credit Agreement from the net proceeds of the Birmingham Station sale.

  In November 1996, NWCG sold the assets constituting KNSD-TV (the "San Diego Station") for gross proceeds of $231.7 million. NWCG recorded a gain on the sale of $127.1 million. NW Television repaid the outstanding balance of $27.6 million of the Bank Credit Agreement Loans in November 1996 and $1.7 million of the Step-up Notes in December 1996 from the net proceeds of the San Diego Station sale. The use of the remaining net proceeds of $193.2 million from the San Diego Station sale was restricted at December 31, 1996 under the terms of the NW Television debt agreements pending the outcome of the NW Television's offer to purchase a portion of the 11% Notes (Note 4).

  The following condensed pro forma consolidated statement of operations information gives effect, as of January 1, 1995 and 1996, to the disposal of WGHP-TV and WBRC-TV, the sales of the Boston Station, the Birmingham Station and the San Diego Station, the repayment of a portion of NW Television's debt and NWC Acquisition's debt, the acquisition of the Argyle stations and the issuance of NWCG preferred stock. The pro forma financial results do not necessarily reflect either future results or the results that would have occurred had the transactions discussed above actually occurred on the date indicated. (In thousands):

                                                               FOR THE YEAR
                                                              ENDED DECEMBER
                                                                    31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                                (UNAUDITED)
   STATEMENT OF OPERATIONS DATA
   Net revenues............................................. $618,225  $572,698
   Net loss.................................................  (49,900)  (46,569)

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

3.SUPPLEMENTAL BALANCE SHEET INFORMATION

  The composition of receivables at December 31, 1996 and 1995 was as follows (in thousands):

                                                               1996      1995
                                                             --------  --------
   Broadcast receivables.................................... $103,587  $107,825
   Production receivables...................................  107,607    73,117
   Other receivables........................................    9,848     6,468
                                                             --------  --------
                                                              221,042   187,410
   Less: Allowance for doubtful accounts....................  (14,366)  (12,200)
                                                             --------  --------
                                                             $206,676  $175,210
                                                             ========  ========

  The composition of long-term receivables at December 31, 1996 and 1995 was as follows (in thousands):

                                                                1996     1995
                                                               -------  -------
   Production receivables..................................... $16,326  $23,917
   Allowance for doubtful accounts............................  (2,902)  (1,098)
                                                               -------  -------
                                                               $13,424  $22,819
                                                               =======  =======

  The broadcast television stations sell advertising time to a variety of customers in diversified industries; the production and distribution segment distributes film products to broadcast networks' affiliates, independent television stations and cable television companies domestically and overseas. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables for the broadcasting segment are generally due within 30 days; receivables for the production and distribution segment are payable under the terms of the contracts for periods frequently exceeding one year. Credit losses have consistently been within management's expectations and industry standards.

  The composition of property, plant and equipment at December 31, 1996 and 1995 was as follows (in thousands):

                                                               1996      1995
                                                             --------  --------
   Land, buildings and land improvements.................... $ 68,080  $ 73,428
   Broadcast towers.........................................    9,052    11,133
   Other broadcast and news gathering equipment.............  126,780   128,092
   Office furniture and fixtures............................   33,308    27,849
   Automobiles..............................................    8,597     8,139
   Leasehold improvements...................................    6,402     5,755
   Construction in progress.................................    1,503     4,655
                                                             --------  --------
                                                              253,722   259,051
   Total accumulated depreciation and amortization..........  (66,139)  (45,992)
                                                             --------  --------
                                                             $187,583  $213,059
                                                             ========  ========

  The composition of other assets at December 31, 1996 and 1995 was as follows
(in thousands):

                                                               1996      1995
                                                             --------  --------
   Deferred financing costs................................. $ 12,598  $ 13,517
   Local marketing agreement................................   18,567    15,705
   Other....................................................    4,092     4,854
                                                             --------  --------
                                                             $ 35,257  $ 34,076
                                                             ========  ========

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
  In May 1994, KDFW-TV (KDFW) entered into a ten year time brokerage agreement (commonly referred to as a local marketing agreement or LMA) with KDFI-TV
(KDFI), an independent television station in Dallas, Texas at a total cost of $20.6 million. Under the LMA, KDFW provides substantially all of the programming for KDFI and is responsible for the sales and marketing of all the commercial air time within specified programs. In return, KDFW retains the revenue derived from such advertising and is obligated to reimburse KDFI quarterly for certain operating and other expenses during the term of the agreement. In addition, KDFW paid $4.0 million for an assignable option to acquire substantially all of KDFI's broadcasting assets. In May 1996, KDFW entered into a series of transactions whereby KDFW assigned the option to a third party which in turn purchased the broadcast assets of KDFI, assumed the time brokerage agreement and granted KDFW an option to acquire all of the debt and equity securities of the assignee for $1.2 million. Such option expires May 31, 2004. The total cost of the LMA and option agreement is being amortized on a straight-line basis over 10 years.

  The composition of intangible assets at December 31, 1996 and 1995 was as follows (in thousands):

                                                           1996        1995
                                                        ----------  ----------
   Network affiliation agreements, broadcast licenses,
    goodwill and excess reorganization value..........  $1,308,893  $1,593,182
   Total accumulated amortization.....................    (121,958)    (84,312)
                                                        ----------  ----------
                                                        $1,186,935  $1,508,870
                                                        ==========  ==========

  The composition of film costs, net of accumulated amortization, at December 31, 1996 and 1995 was as follows (in thousands):

                                                                 1996    1995
                                                                ------- -------
   CURRENT
    Released................................................... $55,101 $55,166
    In process and development.................................   8,472  28,595
                                                                ------- -------
                                                                $63,573 $83,761
                                                                ======= =======
                                                                 1996    1995
                                                                ------- -------
   NON-CURRENT
    Released................................................... $42,821 $31,839
    In process and development.................................   4,508   3,554
                                                                ------- -------
                                                                $47,329 $35,393
                                                                ======= =======

  Accumulated amortization of film costs was $775.4 million and $649.0 million at December 31, 1996 and 1995, respectively.

  The composition of accounts payable and accrued expenses at December 31, 1996 and 1995 was as follows (in thousands):

                                                                 1996    1995
                                                                ------- -------
   Trade payables.............................................. $10,087 $14,129
   Accrued interest............................................  12,247  14,392
   Accrued salaries and wages..................................  16,523  15,536
   Income taxes payable........................................  11,728   5,637
   Other payables..............................................  46,178  32,859
                                                                ------- -------
                                                                $96,763 $82,553
                                                                ======= =======

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

4.LONG-TERM DEBT

  Long-term debt at December 31, 1996 and 1995 was as follows (in thousands):

                                                             1996       1995
                                                          ---------- ----------
   Acquisition Credit Agreement.......................... $  297,375 $  400,000
   Bank Credit Agreement Loans...........................        --      27,619
   Step-up Notes.........................................    107,891    114,380
   11% Notes.............................................    373,735    373,735
   Discount Notes........................................    299,716    261,119
   Entertainment Credit Agreement........................     74,668     76,000
                                                          ---------- ----------
                                                           1,153,385  1,252,853
   Less current portion..................................     42,816     15,342
                                                          ---------- ----------
                                                          $1,110,569 $1,237,511
                                                          ========== ==========

  Acquisition Credit Agreement. The Company has a $400 million revolving credit facility with final maturity on September 29, 2001 and interest, at the Company's option, at a Eurodollar rate plus 1.5% to 2.75% or a prime rate plus
 .25% to 1.5%. The Company's debt leverage ratio determined the premium above those rates. Up to $25 million of the facility was available for working capital needs, (the "Working Capital Line"); up to $375 million was available for qualifying acquisitions of broadcast television stations (the "Acquisition Line") through September 29, 1996. On September 30, 1996, the Acquisition Line commitment was reduced to $305 million, with additional quarterly reductions beginning December 31, 1996 through March 31, 1997, at which time the Acquisition Line would convert to a term loan with mandatory quarterly payments. Both the Working Capital Line and the Acquisition Line mature in 2001. This facility is secured by a lien on common stock and intercompany notes of subsidiaries holding the assets and liabilities of the acquired stations, as defined. The weighted average interest rate in effect at December 31, 1996 was 8.10%.

  Bank Credit Agreement Loans. The Bank Credit Agreement Loans were paid in full in connection with the sale of the San Diego Station (Note 2). The Bank Credit Agreement Loans were secured by a lien on common stock and intercompany notes of the broadcast stations held by NW Television (the "Pledged Collateral").

  Step-up Notes. Senior secured notes maturing on June 30, 1998; interest at 7 1/2% to May 25, 1996, 8 1/2% to May 25, 1997 and 9 1/2% thereafter, payable quarterly; minimum annual principal payments of $4.7 million in 1997 and $103.2 million in 1998 (as adjusted for mandatory payments made in 1995 and 1996), plus mandatory annual prepayments based upon the excess cash flow of NW Television, as defined; redeemable at NW Television's option at any time prior to maturity at 100% of outstanding principal plus accrued interest; secured by the Pledged Collateral. Interest expense on the Step-up Notes was accrued at 7.82%, which represents the effective interest rate over the term of the notes. The excess of interest accrued at the effective rate over interest at the stated rate of the notes is included in other noncurrent liabilities. Prior to the repayment of the Bank Credit Agreement Loans, the minimum annual principal payments and all mandatory payments were required to be shared with the Bank Credit Agreement Loans on a pro rata basis, and the security interest in the Pledged Collateral was held on a pari passu basis with the Bank Credit Agreement Loans.

  On March 6, 1997, NWCG used a portion of the excess net proceeds from the San Diego Station sale to redeem the Step-up Notes for a purchase price equal to 100% of the outstanding principal balance of the notes.

  11% Notes. Secured senior notes maturing June 30, 2005; interest at 11% to maturity, payable semi-annually; redeemable at NW Television's option at any time on or after June 30, 1998 at 101% of outstanding principal amount prior to June 30, 1999 and 100% thereafter, plus accrued interest; mandatory redemption of

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
50% of original principal amount on June 30, 2004 at 100% of outstanding principal amount plus accrued interest; remaining balance due at maturity; secured by lien on Pledged Collateral, third in priority behind permitted letters of credit and Step-up Notes.

  On January 6, 1997, in conjunction with the sale of the San Diego Station, NWCG repaid $41 thousand of the 11% Notes. Further, the balance of the excess net proceeds from the sale of the San Diego Station, which is reflected as restricted cash at December 31, 1996, reverted to NW Television for use as permitted under the terms of the Step-up Notes and the 11% Notes.

  As a result of the Fox Merger, on February 13, 1997 the Company made an offer to purchase the outstanding balance of the 11% Notes at a repurchase price in cash equal to 100% of the principal amount outstanding.

  Discount Notes. Senior Secured Discount Notes due 1999 with the principal amount of $420.5 million for which the Company received net proceeds of $212.3 million. The Discount Notes require no cash interest payments until maturity on June 15, 1999 and yield approximately 13.5% per annum. The Discount Notes are secured by a first priority pledge of 34,510,000 shares of NWCG Class A Common Stock and limit the Company's and NWCG's ability to incur additional indebtedness. All of the proceeds were remitted to Andrews in the form of a dividend in 1994.

  As a result of the Fox Merger, on February 13, 1997 the Company made an offer to purchase all or part of the Discount Notes at a repurchase price in cash equal to their accreted value on the date of repurchase.

  Entertainment Credit Agreement. The Company has a $100 million revolving credit facility with a final maturity on March 24, 1999 with interest at Eurodollar rate plus 1 1/2% or a prime rate plus 1/2%. The Company has the option of the Eurodollar or prime rates. Borrowings are based on eligible accounts receivable and are secured by film costs, receivables and other assets. The weighted average interest rate in effect at December 31, 1996 was 7.09%.

  Simultaneous with the Fox Merger, NWCG repaid the Acquisition Credit Agreement and the Entertainment Credit Agreement using available cash and approximately $285.7 million made available to the Company by Fox. In conjunction with the repayment of the Acquisition Credit Agreement and the Entertainment Credit Agreement and the partial repayment of the 11% Notes, the Company wrote off approximately $7.7 million of deferred financing costs in 1997.

  Maturities of long-term debt as of December 31, 1996 are as follows, using the fully accreted value of the Discount Notes (in thousands):

   Year Ending December 31:
     1997............................................................ $   42,816
     1998............................................................    164,200
     1999............................................................    559,954
     2000............................................................     76,250
     2001............................................................     57,188
     Thereafter......................................................    373,735
                                                                      ----------
                                                                      $1,274,143
                                                                      ==========

  The Company's debt agreements include various ratios and covenants, including restrictions on additional indebtedness, investments, capital expenditures, transactions with affiliated companies and payment of dividends.

  The fair value of the Company's long-term debt at December 31, 1996 is approximately $1,224.3 million.

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

5.COMMITMENTS AND CONTINGENCIES

 Legal Proceedings

  On March 10, 1994, Steven Cooperman commenced an action, on behalf of himself and purportedly derivatively on behalf of SCI Television, Inc. (or its purported successor corporation, NWCG) and as a class action, against certain of the officers and directors of NWCG, certain of their respective affiliates and certain of their advisors, asserting, among other things, breaches of fiduciary duty, unjust enrichment, constructive fraud and abuse of control in connection with the transactions contemplated by the Agreement (the "Action"). A settlement was reached and approved by the Court. Under the terms of the settlement, NWCG was to issue 2 million warrants (the "Settlement Warrants") for the purchase of one share of NWCG stock each at the market price on the day of issue. The Settlement Warrants will be exercisable over a 90-day period, 5 years from the date of issue. There was also a payment of cash consideration, the majority of which was expensed in 1994. In addition, as part of the settlement, an affiliate of NWCG contributed the stock of L.C. Holding Corporation, a company with an educational film library, to NWCG. Subsequent to the approval of the settlement by the Court, the lone objector to the settlement has filed an appeal. The Company believes that the appeal is without merit and does not believe that success by the objector on appeal would have a material adverse effect on the business, assets, financial or other condition, or results of operations of the Company and its subsidiaries, taken as a whole. However, the Company is unable to predict whether the settlement terms or the terms of the Settlement Warrants will be modified as a result of the consummation of the Fox Merger.

  In connection with the acquisition of NWCG by News Corp., three suits were filed asserting claims against NWCG and members of NWCG's board of directors, and one of the suits also names News Corp. as a defendant. The plaintiffs allege, in general, that the price being paid by News Corp. for NWCG's stock is inadequate, and that in agreeing to the acquisition NWCG's directors breached their fiduciary duties as directors of NWCG by failing to act with appropriate care or with independent judgment. News Corp. is alleged to have taken unfair advantage of its ownership of NWCG capital stock. Plaintiffs seek
(i) rescission of the acquisition, (ii) full and fair disclosure, and (iii) money damages and recovery of fees and disbursements of counsel. Plaintiffs have advised the Court that a stipulation of dismissal without prejudice will be filed shortly. The defendants believe that this litigation is without merit, and will contest the action vigorously if plaintiffs pursue the action.

  The Company is a party to a number of other pending legal proceedings. The Company does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company's operations or financial results.

 Programming Commitments

  As of December 31, 1996, the broadcast segment has commitments aggregating approximately $17.5 million for various broadcast programming rights through 2001. Certain agreements require the Company to purchase programming that has not yet been produced; the dollar amount of such contracts is not estimable.

6.INCOME TAXES

  The Company's operations, excluding NWCG's, are included in the consolidated federal and certain state income tax returns of Mafco and its subsidiaries. The Company makes tax sharing payments in amounts equivalent to the tax liability that would have been made had the Company filed separate tax returns. No such payments were required in 1996, 1995 and 1994. The Company has provided income tax expense as if its subsidiaries were separate taxpayers.

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

  NWCG began filing consolidated federal and certain state income tax returns effective January 1, 1994. Prior to this date, tax returns were filed by NWCG's predecessor, NW Television. Effective March 1994, with the purchase of the capital stock of NW Entertainment and Four Star and the purchase of the remaining 50% of Genesis, NW Entertainment, Four Star and Genesis are included in NWCG's consolidated federal and certain state income tax returns. Prior to this date, NW Entertainment and Four Star were included in the consolidated income tax returns of Mafco.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                       DECEMBER 31, 1996
                                                --------------------------------
                                                CURRENT ASSETS NONCURRENT ASSETS
                                                (LIABILITIES)    (LIABILITIES)
                                                -------------- -----------------
   Accounts receivable.........................    $ 2,143         $   1,035
   Film costs..................................     12,811            29,892
   Property, plant and equipment...............        --            (14,953)
   Intangible assets...........................        --           (105,222)
   Long-term debt discount.....................        --              2,367
   Financial reporting accruals and reserves...     (2,006)            5,616
   Other temporary differences.................      2,519           (11,011)
   AMT credit carryover........................        --              7,898
   NOL carryover...............................        --            102,888
   Valuation allowance.........................    (10,161)          (98,946)
                                                   -------         ---------
                                                   $ 5,306         $ (80,436)
                                                   =======         =========
                                                       DECEMBER 31, 1995
                                                --------------------------------
                                                CURRENT ASSETS NONCURRENT ASSETS
                                                (LIABILITIES)    (LIABILITIES)
                                                -------------- -----------------
   Accounts receivable.........................    $ 2,420         $   1,671
   Film costs..................................     22,323            32,960
   Property, plant and equipment...............        --            (11,661)
   Intangible assets...........................        --           (119,738)
   Long-term debt discount.....................        --              3,033
   Financial reporting accruals and reserves...    (12,059)             (426)
   Other temporary differences.................      2,026            (7,211)
   AMT credit carryover........................        --              1,000
   NOL credit carryover........................        --            218,520
   Valuation allowance.........................    (10,300)         (195,658)
                                                   -------         ---------
                                                   $ 4,410         $ (77,510)
                                                   =======         =========

  At December 31, 1995, the Company, excluding NWCG, had NOL for federal income tax purposes of approximately $49.4 million and NWCG had NOL of $510.9 million, all of which expires in 2002 through 2009. At December 31, 1996, the Company, excluding NWCG, had NOL and a related valuation allowance of approximately $88.8 million. NWCG's consolidated NOL at December 31, 1996 was approximately $175.0 million, of which approximately $175.0 million is subject to certain limitations under Section 382 described below. Limitations imposed by Section 382 of the Internal Revenue Code of 1986, as amended, (the

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
"Code") after a change of control, will limit the amount of NOL which will be available to offset future taxable income. At December 31, 1996, NWCG has a valuation allowance against such restricted NOL for the excess of the NOL over the amount of taxable temporary differences which will reverse during the permitted carryover period. As a result of the Fox Merger, another change of control under Section 382 of the Internal Revenue Code has occurred. Management believes such ownership change will not have a material affect on the use of NOL's.

  Significant components of the provision (benefit) for income taxes are as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1996      1995     1994
                                                    --------  --------  -------
   Current
    Federal........................................ $  6,898  $  1,000  $  (560)
    State..........................................   13,439     1,078    1,018
    Foreign........................................    1,864     2,992    1,432
                                                    --------  --------  -------
                                                      22,201     5,070    1,890
   Deferred
    Federal........................................   88,270    19,567   (3,926)
    State..........................................   17,817     9,863     (534)
                                                    --------  --------  -------
                                                     106,087    29,430   (4,460)
                                                    --------  --------  -------
   Total provision (benefit) for income taxes...... $128,288  $ 34,500  $(2,570)
                                                    ========  ========  =======

  A reconciliation of the income tax provisions (benefits) is as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1996      1995     1994
                                                    --------  --------  -------
   Provision assuming federal income tax rate...... $ 54,017  $(14,043) $ 6,655
   Amortization of and sale of intangibles.........   40,558    25,009    5,375
   State income tax................................   20,316     7,112      148
   Foreign income tax..............................    1,864     2,992    1,432
   Loss (gain) on sale of NWCG.....................   (1,377)    2,583  (30,327)
   Losses without benefit..........................   10,172    11,883   13,650
   Other...........................................    2,738    (1,036)     497
                                                    --------  --------  -------
                                                    $128,288  $ 34,500  $(2,570)
                                                    ========  ========  =======

  Income tax expense in 1996 and 1995 resulted primarily from the recognition of income taxes on the sales of the San Diego Station and the Birmingham Station in 1996 and the Boston Station in 1995 due to the lower historical tax bases of the stations' net assets. The liability associated with these taxes will be offset by utilization of NWCG's net operating losses. A portion of the utilization has been reflected as a reduction of goodwill and excess reorganization value of approximately $104.1 million in 1996 and $12.1 million in 1995.

7.EMPLOYEE BENEFITS

 Defined Benefit Plans

  Certain employees of the Company not participating in union sponsored plans who meet eligibility requirements are included in one of two Company sponsored defined benefit pension plans (the "Pension Plans").

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

  Under the provisions of the Pension Plans, benefits are earned based on years of service and the participants' average earnings during the three to five consecutive highest paid calendar years of employment.

  Data relating to the Pension Plans are as follows (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
   Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of $58,857 and $52,752..................    $59,478      $53,758
                                                         =======      =======
   Projected benefit obligation for services rendered
    to date..........................................    $75,884      $74,663
   Assets of Pension Plans at fair value, primarily
    listed stocks and U.S. bonds.....................    (58,623)     (55,707)
                                                         -------      -------
   Projected benefit obligation in excess of the
    assets of Pension Plans..........................     17,261       18,956
   Unrecognized prior service cost...................      3,043        3,861
   Unrecognized net loss.............................     (8,040)     (11,635)
                                                         -------      -------
   Accrued pension liability recognized in
    consolidated balance sheet.......................    $12,264      $11,182
                                                         =======      =======

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
   Net pension cost includes the following components:
    Service cost--benefits earned during the period.... $4,146  $2,901  $3,193
    Interest cost on projected benefit obligation......  5,470   4,546   4,053
    Actual (return) loss on the assets of Pension
     Plans............................................. (2,377) (8,681)  1,836
    Amortization of prior service cost.................   (284)   (291)   (175)
    Unrecognized gain (loss) subject to amortization... (2,503)  4,372  (5,103)
                                                        ------  ------  ------
    Net periodic pension cost.......................... $4,452  $2,847  $3,804
                                                        ======  ======  ======

  The weighted average discount rates used in determining the actuarial present value of the projected benefit obligation and net pension cost are 7.5%, 7.25%, and 8.5% at December 31, 1996, 1995, and 1994, respectively. The rate of increase in future compensation levels and the expected long-term rate of return on assets range from 3% to 5% and 9% to 10%, respectively, in all periods presented. The Company funds minimum amounts required by ERISA.

  The Pension Plans experienced a curtailment as a result of the sale of the San Diego and Birmingham stations. The related curtailment gain of $.7 million has been included in the calculation of the gain on the sale of the stations.

 Other Plans

  Certain subsidiaries of the Company participate in 401k Plans. Those subsidiaries match contributions to the 401k Plans equal to a percentage of each participant's contributions under certain circumstances. Contributions by the Company under the 401k Plans are not significant.

  The Company provides certain additional benefits to retired or involuntarily terminated employees of certain subsidiaries based on years of service. As of December 31, 1996 and 1995, the Company had a liability of approximately $4.8 million and $5.4 million, respectively, related to these benefits.

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

  In conjunction with the Fox Merger, on March 31, 1997 the Company has announced that it will cease the accrual of benefits under the Pension Plans. Immediately thereafter, substantially all of the participants in the Pension Plans will become participants in the Fox Inc. Pension Plan, which offers benefits which are substantially similar to the benefits offered by the Pension Plans. In addition, Fox plans to merge the Pension Plans into the Fox Inc. Pension Plan. No curtailment is expected to occur as a result of the foregoing.

8. EQUITY TRANSACTIONS

  NWCG completed an equity offering (the "NWCG Offering") pursuant to which each holder of record other than Andrews ("Record Holders") of the Class B Common Stock or of Existing $.01 Warrants on March 9, 1994 (the "Record Date") was entitled, in accordance with NWCG's Amended and Restated Certificate of Incorporation and the NWCG Merger Agreement, to subscribe for 1.90732627 shares of Class B Common Stock (or, under certain circumstances, Class A Warrants, Series 2 of NWCG, exercise price $.01 per share (the "new $.01 Warrants" and, together with the Existing Warrants, the "Warrants")) for each share of Class B Common Stock or Existing $.01 Warrant owned by such Record Holder as of the close of business on the Record Date. The NWCG Offering, which expired on March 31, 1994, resulted in a non-cash gain to the Company of approximately $31.0 million.

 NWCG Redeemable Preferred Stock

  On March 28, 1994, an entity affiliated with Apollo Advisors ("Apollo") made an equity investment in NWCG of $60.0 million. Such investment was in the form of 1,200,000 shares of Series A redeemable preferred stock bearing a dividend of 6 3/8% per annum that is convertible into shares of Class B Common Stock at a conversion price of $10.164 per share (subject to adjustment), is mandatorily redeemable on the 15th anniversary of issuance, is noncallable for four years, is callable thereafter at specified premiums declining to par on the tenth anniversary of issuance and is subject to a mandatory offer to purchase at specified prices in the event of a change in control at NWCG ("NWCG Series A Preferred"). Apollo was also granted certain registration, preemptive and tag-along rights. In connection with such investment, Apollo agreed not to exercise its right to purchase shares offered pursuant to the NWCG Offering. During 1996, Apollo converted 487,872 shares of NWCG Series A Preferred into Class B Common Stock and sold 612,128 shares of NWCG Series A Preferred to a third party. As of December 31, 1996, Apollo held 100,000 shares of NWCG Series A Preferred.

  Fox invested $250.0 million in NWCG through the purchase of NWCG Series C Preferred Stock and warrants to purchase up to 1,250,000 shares of NWCG Class A Common Stock at $15 per share and up to 4,625,000 shares of NWCG Class A Common Stock at $50 per share. This investment was made over 1994 and 1995, upon the effectiveness of affiliation agreements between the Company's television stations and the FOX network. The NWCG Series C Preferred Stock is non-voting and mandatorily redeemable on the seventh anniversary of issuance at its aggregate liquidation preference of $250.0 million.

  In July 1995, NWCG issued 300,000 shares of NWCG Series E Cumulative Convertible Redeemable Preferred Stock, $.01 par value per share ("NWCG Series E Preferred") as consideration for the acquisition of Cannell. The NWCG Series E Preferred is redeemable at the option of the Company after July 1998, bears a dividend rate of 7% per annum and is convertible to NWCG Class A Common Stock at $19.95 per share. The NWCG Series E Preferred Stock is non-voting and has a liquidation preference of $30 million.

 Stock Options

  NWCG has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related
Interpretations in accounting for employee stock options issued by NWCG to certain of NWCG's employees because, as discussed below, the alternative fair value accounting provided for

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of NWCG's stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

  NWCG's 1994 Stock Option Plan had authorized the grant of options to management personnel for up to 6.0 million shares of NWCG's common stock. All options granted have maximum 10 year terms and vested over a three year period, becoming fully vested at the end of 3 years of continued employment. Options granted expire within 90 days of an employee's termination.

  As a result of the Fox Merger, all unvested stock options on the Fox Merger Date became fully vested and exercisable and all outstanding options were assumed by Fox and became exercisable to purchase ADSs in a ratio of 1.45 ADSs for each share of NWCG common stock. In addition, if an option holder's employment with NWCG is terminated within six months of the Fox Merger Date, the option expiration date will be extended from 90 days to one year after the employee's termination date.

  Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for employee stock options granted subsequent to December 31, 1994 under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.1% and 6.4%, a dividend yield of 0%; volatility factors of the expected market price of NWCG's common stock of 51.6% and 53.1%; and a weighted average expected life of the option of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NWCG's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of NWCG's employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss for the years ended December 31, 1996 and 1995, assuming Statement 123 was adopted on January 1, 1995, was $(12.9) million and $(55.5) million, respectively.

  A summary of NWCG's stock option activity, and related information for the years ended December 31 follows:

                                    1996             1995             1994
                              ---------------- ---------------- ----------------
                                      WEIGHTED         WEIGHTED         WEIGHTED
                                      AVERAGE          AVERAGE          AVERAGE
                              OPTIONS EXERCISE OPTIONS EXERCISE OPTIONS EXERCISE
                               (000)   PRICE    (000)   PRICE    (000)   PRICE
                              ------- -------- ------- -------- ------- --------
   Outstanding--beginning of
    year....................   5,473   $12.50   4,235   $ 9.88     --
   Granted--Class A.........     163   $16.66   1,549   $19.11   4,418   $ 9.82
   Exercised................    (880)  $ 9.76    (231)  $ 8.68      (6)  $ 8.47
   Forfeited................    (203)  $15.04     (80)  $12.28    (177)  $ 8.54
                               -----            -----            -----
   Outstanding--end of year.   4,553   $13.07   5,473   $12.50   4,235   $ 9.88
   Exercisable at end of
    year....................   2,594   $11.73   1,811   $10.21     826   $10.34
   Weighted average fair
    value of options granted
    during the year.........           $ 8.70           $10.16

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996
  Exercise prices for options outstanding as of December 31, 1996 ranged from $8.47 to $22.69. The weighted-average remaining contractual life of those options is 7.7 years.

9.RELATED PARTY TRANSACTIONS

  As of December 31, 1996, the Company was a wholly-owned subsidiary of Parent, which is a wholly-owned subsidiary of Andrews. Andrews is a wholly-owned subsidiary of Mafco. Mafco is wholly-owned by Ronald O. Perelman.

  Certain of the executives of the Company at December 31, 1996 were officers of Andrews and other affiliated companies. These executives were compensated directly by Andrews. For the years ended December 31, 1996, 1995 and 1994, NWCG expensed $5.5 million, $5.0 million and $4.0 million, respectively, representing NWCG's portion of the salaries and certain benefits of these executives as well as other costs.

  Prior to the Fox Merger, the Company and certain affiliates of Mafco were afforded coverage under selected common insurance policies obtained by a subsidiary of Mafco. The Company paid Mafco its allocable portion of the cost of this insurance coverage.

  Until the Fox Merger Date, NW Entertainment leased its principal offices (the "Real Property") from an affiliate of Mafco (the "1440 Sepulveda Limited Partnership") under a lease agreement with annual lease payments of approximately $3.0 million which expires in 2005 and had a five-year renewal option. Immediately after the effective time of the Fox Merger, pursuant to a Purchase and Sale Agreement, dated as of September 24, 1996, between 1440 Sepulveda Limited Partnership and Fox (the "Real Estate Agreement"), NWCG, as the assignee of Fox, purchased the Real Property for $40.0 million in cash made available to NWCG by Fox plus the assignment by NWCG of a $9.8 million promissory note in favor of NWCG from a former executive officer of NWCG to the 1440 Sepulveda Limited Partnership.

  Andrews leases certain office space in the Company's Atlanta, Georgia office. Andrews pays NWCG its allocable portion of lease costs.

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

10.SEGMENT INFORMATION

  The Company principally operates in two businesses, (1) broadcasting and (2) production and distribution of filmed entertainment. The broadcasting business operates ten broadcast television stations; the production and distribution business involves the production and distribution of filmed entertainment and includes the significant equity investments of the Company. Intersegment activity represents primarily syndication of programming. Substantially all of the net assets of NWCG are pledged as security under debt agreements and are generally not available for distribution.

  Segment information for these businesses not disclosed elsewhere in the consolidated financial statements follows (in thousands):

                                                PRODUCTION
                                                   AND
   YEAR ENDED DECEMBER 31, 1996   BROADCASTING DISTRIBUTION CORPORATE   TOTAL
   ----------------------------   ------------ ------------ --------- ----------
   Total revenue...............    $  425,367    $248,123    $   --   $  673,490
   Intersegment revenue........           --       (2,005)       --       (2,005)
                                   ----------    --------    -------  ----------
   Revenue from outside
    parties....................       425,367     246,118        --      671,485
   Operating income (loss).....        71,585      (9,183)       136      62,538
   Intersegment (income) loss..           776        (120)       --          656
                                   ----------    --------    -------  ----------
   Total operating income
    (loss).....................        72,361      (9,303)       136      63,194
                                   ==========    ========    =======  ==========
   Depreciation and
    amortization of intangible
    assets.....................        69,306       6,323       (260)     75,369
   Capital expenditures........        19,855       2,345        --       22,200
   AS OF DECEMBER 31, 1996
   Identifiable assets.........    $1,718,713    $350,200    $79,993  $2,148,906
                                                PRODUCTION
                                                   AND
   YEAR ENDED DECEMBER 31, 1995   BROADCASTING DISTRIBUTION CORPORATE   TOTAL
   ----------------------------   ------------ ------------ --------- ----------
   Total revenue...............    $  376,766    $230,995    $   --   $  607,761
   Intersegment revenue........           --       (2,751)       --       (2,751)
                                   ----------    --------    -------  ----------
   Revenue from outside
    parties....................       376,766     228,244        --      605,010
   Operating income (loss).....        51,729        (628)    (7,941)     43,160
   Intersegment (income) loss..          (896)        421        --         (475)
                                   ----------    --------    -------  ----------
   Total operating income
    (loss).....................        50,833        (207)    (7,941)     42,685
                                   ==========    ========    =======  ==========
   Depreciation and
    amortization of intangible
    assets.....................        62,483       4,545       (420)     66,608
   Capital expenditures........        23,250       4,910        652      28,812
   AS OF DECEMBER 31, 1995
   Identifiable assets.........    $1,843,310    $345,773    $50,182  $2,239,265

                           NWCG HOLDINGS CORPORATION

                               DECEMBER 31, 1996

                                                PRODUCTION
                                                   AND
   YEAR ENDED DECEMBER 31, 1994   BROADCASTING DISTRIBUTION CORPORATE   TOTAL
   ----------------------------   ------------ ------------ --------- ----------
   Total revenue...............    $  302,115    $ 96,403    $   --   $  398,518
   Intersegment revenue........           --       (1,620)       --       (1,620)
                                   ----------    --------    -------  ----------
   Revenue from outside
    parties....................       302,115      94,783        --      396,898
   Operating income (loss).....        53,934     (30,980)   (15,719)      7,235
   Intersegment (income) loss..           896      (1,127)       --         (231)
                                   ----------    --------    -------  ----------
   Total operating income
    (loss).....................        54,830     (32,107)   (15,719)      7,004
                                   ==========    ========    =======  ==========
   Depreciation and
    amortization of intangible
    assets.....................        40,505       2,870       (378)     42,997
   Capital expenditures........        18,199       5,005        --       23,204
   AS OF DECEMBER 31, 1994
   Identifiable assets.........    $1,437,068    $251,574    $90,284  $1,778,926

                           NWCG HOLDINGS CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                        QUARTERLY FINANCIAL INFORMATION

  Summarized unaudited quarterly financial information for the years ended December 31, 1996 and 1995
(in thousands):

                                              THREE MONTHS ENDED
                                 ----------------------------------------------
                                 DECEMBER 31, SEPTEMBER 30, JUNE 30,  MARCH 31,
                                     1996         1996        1996      1996
                                 ------------ ------------- --------  ---------
   Net revenue..................   $193,080     $142,931    $173,605  $161,869
   Income (loss) from
    operations..................     34,393       (1,113)     27,042     2,872
   Net income (loss)............     10,571        2,832      (8,774)  (15,521)
                                              THREE MONTHS ENDED
                                 ----------------------------------------------
                                 DECEMBER 31, SEPTEMBER 30, JUNE 30,  MARCH 31,
                                     1995         1995        1995      1995
                                 ------------ ------------- --------  ---------
   Net revenue..................   $184,104     $138,494    $167,548  $114,864
   Income (loss) from
    operations..................     20,897          803      22,897    (1,912)
   Net loss.....................    (17,199)     (16,216)     (9,747)  (11,228)

                  DESCRIPTION OF PROSPECTUS INSIDE BACK COVER

        The back inside cover consists of a 6-1/4" by 4-1/2" image of the Company's logo. The surrounding background is black with gray lettering over it. The lettering includes the names of various of the Company's feature films and television programs.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN
THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Reorganization............................................................   18
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Selected Combined Financial Data..........................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Recent Developments.......................................................   34
Business..................................................................   37
Management................................................................   62
Principal Stockholder and Stock Ownership.................................   66
Relationships Between the Company and News Corporation....................   67
Certain Arrangements Regarding the Company's Ownership of Other Entities..   71
Description of Capital Stock..............................................   75
Shares Eligible for Future Sale...........................................   77
Certain United States Tax Considerations for Non-United States Holders....   78
Underwriting..............................................................   80
Legal Matters.............................................................   83
Experts...................................................................   83
Available Information.....................................................   83
Index to Financial Statements.............................................  F-1

  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               85,000,000 SHARES

                                     [LOGO]


                         FOX ENTERTAINMENT GROUP, INC.

                              CLASS A COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------


                              MERRILL LYNCH & CO.

                          ALLEN & COMPANY INCORPORATED

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                            BEAR, STEARNS & CO. INC.

                          DONALDSON, LUFKIN & JENRETTE

                               J.P. MORGAN & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                              SALOMON SMITH BARNEY

                                            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1998

PROSPECTUS


                                85,000,000 SHARES
                         FOX ENTERTAINMENT GROUP, INC.
[LOGO]                        CLASS A COMMON STOCK

                                  ----------

  All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), offered hereby are being sold by Fox Entertainment Group, Inc. (the "Company"). Of the 85,000,000 shares of Class A Common Stock offered hereby, 72,250,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 12,750,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price of the Class A Common Stock offered hereby will be between $21.00 and $24.00 per share. For a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock, see "Underwriting." The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange ("NYSE") under the symbol "FOX."

  Following the Offerings, the Company will have two classes of authorized common stock, Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes on all matters submitted to a vote of stockholders. The News Corporation Limited, a South Australia corporation ("News Corporation"), indirectly beneficially owns all of the Company's outstanding common stock and will, immediately after the Offerings, indirectly beneficially own all of the Company's issued and outstanding Class B Common Stock. Upon consummation of the Offerings, such Class B Common Stock will represent approximately 98.5% of the voting power of the Company. As a result of such ownership, News Corporation will be able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. See "Risk Factors--Relationships Between the Company and News Corporation," "Principal Stockholder and Stock Ownership" and "Relationships Between the Company and News Corporation."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         PRICE TO    UNDERWRITING   PROCEEDS TO
                                          PUBLIC     DISCOUNT (1)   COMPANY (2)
-------------------------------------------------------------------------------
Per Share.............................      $             $             $
-------------------------------------------------------------------------------
Total (3)............................. $             $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at
    $                  .
(3) The Company has granted the U.S. Underwriters and the International
    Managers options, exercisable within 30 days after the date hereof, to purchase up to 10,625,000 and 1,875,000 additional shares of Class A Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the Total Price to Public, Underwriting
    Discount and Proceeds to Company will be $              ,
    $                    and $                   , respectively. See
    "Underwriting."

                                  ----------

  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in
New York, New York on or about                       , 1998.

                                  ----------

MERRILL LYNCH INTERNATIONAL
            ALLEN & COMPANY INCORPORATED
                        GOLDMAN SACHS INTERNATIONAL
                                                      MORGAN STANLEY DEAN WITTER
BEAR, STEARNS INTERNATIONAL LIMITED
       DONALDSON, LUFKIN & JENRETTE
               J.P. MORGAN SECURITIES LTD.
                       NATIONSBANC MONTGOMERY SECURITIES LLC
                                              SALOMON SMITH BARNEY INTERNATIONAL

                                  ----------

          The date of this Prospectus is                       , 1998.

              [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Merrill Lynch International; Allen & Company Incorporated; Goldman Sachs International; Morgan Stanley & Co. International Limited; Bear, Stearns International Limited; Donaldson, Lufkin & Jenrette International; J.P. Morgan Securities Ltd.; NationsBanc Montgomery Securities LLC; and Salomon Brothers International Limited are acting as lead managers (the "Lead Managers") of each of the underwriters named below (the "International Managers"). Subject to the terms and conditions set forth in the international purchase agreement (the "International Purchase Agreement"), among the Company and the International Managers and concurrently with the sale of shares of Class A Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the number of shares of the Class A Common Stock set forth opposite its name below.

                                                                     NUMBER OF
          INTERNATIONAL MANAGERS                                       SHARES
          ----------------------                                     ----------
   Merrill Lynch International......................................
   Allen & Company Incorporated.....................................
   Goldman Sachs International......................................
   Morgan Stanley & Co. International Limited.......................
   Bear, Stearns International Limited..............................
   Donaldson, Lufkin & Jenrette International.......................
   J.P. Morgan Securities Ltd.......................................
   NationsBanc Montgomery Securities LLC............................
   Salomon Brothers International Limited...........................
                                                                     ----------
        Total ...................................................... 12,750,000
                                                                     ==========

  The Company has also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Allen & Company Incorporated; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Bear, Stearns & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; J.P. Morgan Securities Inc.; NationsBanc Montgomery Securities LLC; and Salomon Smith Barney Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 12,750,000 shares of Common Stock to the International Managers, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company, an aggregate of 72,250,000 shares of Class A Common Stock. The initial public offering price per share and the total underwriting discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Class A Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement are purchased. In certain circumstances under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $    per share of Class A Common Stock. The International Managers may allow, and such dealers may reallow, a discount not in

              [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
excess of $    per share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 1,875,000 additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of the Class A Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has also granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 10,625,000 additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered hereby to be sold to certain directors, officers, employees and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

  The Company and News Corporation have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

              [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol "FOX." In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

  Each of the International Managers has represented and agreed that (a) it has not offered or sold and, prior to the date six months after the date of this Prospectus, it will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute and will not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

  Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

  If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of the Class A Common Stock than are set forth on the cover pages of this Prospectus, the U.S. Representatives and Lead Managers, respectively, may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives and Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives and Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of the Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it were to discourage resales of the Class A Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the shares of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Certain of the Underwriters have from time to time provided investment banking financial advisory services to the Company, News Corporation and their respective affiliates, for which they have received customary compensation, and may continue to do so in the future. Stanley S. Shuman, an Executive Vice President and Managing Director of Allen & Company Incorporated, is a director of News Corporation and NAI. In addition, Allen & Company Incorporated and Mr. Shuman hold an aggregate of 1% of the equity of FFW.

               [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Reorganization............................................................   18
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Selected Combined Financial Data..........................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Recent Developments.......................................................   34
Business..................................................................   37
Management................................................................   62
Principal Stockholder and Stock Ownership.................................   66
Relationships Between the Company and News Corporation....................   67
Certain Arrangements Regarding the Company's Ownership of Other Entities..   71
Description of Capital Stock..............................................   75
Shares Eligible for Future Sale...........................................   77
Certain United States Tax Considerations for Non-United States Holders....   78
Underwriting..............................................................   80
Legal Matters.............................................................   83
Experts...................................................................   83
Available Information.....................................................   83
Index to Financial Statements.............................................  F-1

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               85,000,000 SHARES

                                     [LOGO]


                         FOX ENTERTAINMENT GROUP, INC.

                              CLASS A COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------


                          MERRILL LYNCH INTERNATIONAL

                          ALLEN & COMPANY INCORPORATED

                          GOLDMAN SACHS INTERNATIONAL

                           MORGAN STANLEY DEAN WITTER

                      BEAR, STEARNS INTERNATIONAL LIMITED

                          DONALDSON, LUFKIN & JENRETTE

                          J.P. MORGAN SECURITIES LTD.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                       SALOMON SMITH BARNEY INTERNATIONAL

                                            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

      SEC Registration Fee......................................... $  690,300
      NASD Filing Fee..............................................     30,500
      New York Stock Exchange Listing Fee..........................    408,350
      Legal Fees and Expenses......................................  1,000,000*
      Blue Sky Fees and expenses (including counsel fees)..........      5,000*
      Accounting Fees and Expenses.................................  1,000,000*
      Transfer Agent and Registrar Fees............................        500
      Printing and Engraving Expenses..............................  1,500,000*
      Miscellaneous Expenses.......................................  2,365,350*
                                                                    ----------
      Total........................................................ $7,000,000*
                                                                    ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Certificate of Incorporation and Bylaws of the Company provide, in effect, that, to the fullest extent and under the circumstances permitted by the DGCL, the Company will indemnify any person (or the estate of any person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers providing, subject to the terms therein, that the Company will indemnify such individuals for damages suffered by reason of the fact that any such individual is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Certificate of Incorporation of the Company, together with such indemnification agreements, relieve its directors from monetary damages for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. In connection with proceedings whether or not by or in the right of the Company, under the Bylaws, the Company will indemnify the officers and directors against expenses (including attorneys' fees), actually and reasonably incurred in connection with any action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding other than by or in the right of the Company, had no reasonable cause to believe such person's conduct was unlawful. With respect to indemnification other than by or in the right of the Company, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful. No indemnification will be made in connection with actions by or in the right of the Company in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement may, as permitted by Delaware law, be advanced by the Company prior to the final disposition of such action upon receipt of an undertaking by or on the behalf of such director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with Delaware law. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

  The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Certificate of Incorporation of the Company provides for such indemnification of its directors and officers as permitted by Delaware law.

  Reference is made to Article Ten of the Certificate of Incorporation of the Company for certain indemnification rights of officers and directors of the Company.

  The Directors of the Company will be covered under the directors' and officers' liability insurance policy maintained by News Corporation.

  The Purchase Agreements provide for reciprocal indemnification among the Company and the Underwriters and their respective officers, directors and control persons against certain liabilities in connection with this Registration Statement, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

  The Exhibits filed herewith are set forth in the Index to Exhibits.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON NOVEMBER 9, 1998.

                                          Fox Entertainment Group, Inc.

                                                  /s/ Arthur M. Siskind
                                          By: _________________________________
                                                    ARTHUR M. SISKIND

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Chairman and Chief Executive   November 9, 1998
____________________________________  Officer (Principal
         K. RUPERT MURDOCH            Executive Officer) and
                                      Director

                 *                   Chief Financial Officer        November 9, 1998
____________________________________  (Principal Financial and
           DAVID F. DEVOE             Accounting Officer) and
                                      Director

       /s/ Arthur M. Siskind         Director                       November 9, 1998
____________________________________
         ARTHUR M. SISKIND

                 *                   Director                       November 9, 1998
____________________________________
           PETER CHERNIN

                 *                   Director                       November 9, 1998
____________________________________
            CHASE CAREY

       /s/ Arthur M. Siskind
*By: __________________________
        AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                   PAGE NUMBER
                                                      EXHIBIT NO.       IN
                                                      IN DOCUMENT  SEQUENTIALLY
    EXHIBIT                                           INCORPORATED   NUMBERED
     NO.      DESCRIPTION                             BY REFERENCE   DOCUMENT
    -------   -----------                             ------------ ------------
     1.1      Form of the U.S. Purchase Agreement+
     1.2      Form of International Purchase Agree-
              ment+
     3.1      Form of Restated Certificate of In-
              corporation of the Company+
     3.2      Form of By-Laws of the Company+
     4.1      Specimen Certificate for Shares of
              Class A Common Stock of the Company+
     5.1      Opinion of Squadron, Ellenoff,
              Plesent & Sheinfeld, LLP
    10.1      Indenture, dated as of January 28,
              1993, by and among News America Hold-
              ings Incorporated, the guarantors
              named therein and State Street Bank
              and Trust Company (as successor to
              The First National Bank of Boston),
              as Trustee, with respect to senior
              debt securities                             2(/1/)
    10.2      First Supplemental Indenture, dated
              as of March 24, 1993, by and among
              News America Holdings Incorporated,
              the guarantors named therein and
              State Street Bank and Trust Company
              (as successor to The First National
              Bank of Boston), as Trustee, with re-
              spect to senior debt securities             2(/2/)
    10.3      Second Supplemental Indenture, dated
              as of April 8, 1993, by and among
              News America Holdings Incorporated,
              the guarantors named therein and
              State Street Bank and Trust Company
              (as successor to The First National
              Bank of Boston), as Trustee, with re-
              spect to senior debt securities             3(/2/)
    10.4      Third Supplemental Indenture, dated
              as of May 20, 1993, by and among News
              America Holdings Incorporated, the
              guarantors named therein and State
              Street Bank and Trust Company (as
              successor to The First National Bank
              of Boston), as Trustee, with respect
              to senior debt securities                 4.7(/3/)
    10.5      Fourth Supplemental Indenture, dated
              as of May 28, 1993, by and among News
              America Holdings Incorporated, the
              guarantors named therein and State
              Street Bank and Trust Company (as
              successor to The First National Bank
              of Boston), as Trustee, with respect
              to senior debt securities                 4.8(/3/)
    10.6      Fifth Supplemental Indenture, dated
              as of July 21, 1993, by and among
              News America Holdings Incorporated,
              the guarantors named therein and
              State Street Bank and Trust Company
              (as successor to The First National
              Bank of Boston), as Trustee, with re-
              spect to senior debt securities           4.6(/4/)
    10.7      Form of Sixth Supplemental Indenture,
              dated as of January 25, 1994, by and
              among News America Holdings Incorpo-
              rated, the guarantors named therein
              and State Street Bank and Trust Com-
              pany (as successor to The First Na-
              tional Bank of Boston), as Trustee,
              with respect to senior debt securi-
              ties                                      4.7(/5/)

                                                                   PAGE NUMBER
                                                      EXHIBIT NO.       IN
                                                      IN DOCUMENT  SEQUENTIALLY
    EXHIBIT                                           INCORPORATED   NUMBERED
     NO.      DESCRIPTION                             BY REFERENCE   DOCUMENT
    -------   -----------                             ------------ ------------
    10.8      Form of Seventh Supplemental
              Indenture, dated as of February 4,
              1994, by and among News America
              Holdings Incorporated, the guarantors
              named therein and State Street Bank
              and Trust Company (as successor to
              The First National Bank of Boston),
              as Trustee, with respect to senior
              debt securities                            4.8(/6/)
    10.9      Form of Eight Supplemental Indenture,
              dated as of May 12, 1994, by and
              among News America Holdings
              Incorporated, the guarantors named
              therein and State Street Bank and
              Trust Company (as successor to The
              First National Bank of Boston), as
              Trustee, with respect to senior debt
              securities                                 4.9(/6/)
    10.11     Form of Ninth Supplemental Indenture,
              dated as of July 27, 1995 by and
              among News America Holdings
              Incorporated, the guarantors named
              therein and State Street Bank and
              Trust Company (as successor to The
              First National Bank of Boston), as
              Trustee, with respect to senior debt
              securities                                4.10(/7/)
    10.12     Form of Indenture, dated as of March
              11, 1993 by and among News America
              Holdings Incorporated, the Guarantors
              named therein and The Bank of New
              York, as Trustee with respect to the
              Liquid Yield Option(TM) Notes
              ("LYONs") due March 11, 2013               4.1(/8/)
    10.13     First Supplemental Indenture, dated
              as of May 20, 1993, among News
              America Holdings Incorporated, the
              guarantors named therein and The Bank
              of New York, as Trustee, with respect
              to the LYONs                               4.2(/9/)
    10.14     Second Supplemental Indenture, dated
              as of July 21, 1993, among News
              America Holdings, the guarantors
              named therein and The Bank of New
              York, as Trustee, with respect to the
              LYONs                                      4.3(/9/)
    10.15     Form of Amended and Restated
              Indenture, dated as of March 24,
              1993, by and among News America
              Holdings Incorporated, the guarantors
              named therein and The Bank of New
              York, as Trustee, with respect to
              senior debt securities                    4.1(/10/)
    10.16     First Supplemental Indenture, dated
              as of May 20, 1993, by and among News
              America Holdings Incorporated, the
              guarantors named therein and The Bank
              of New York, as Trustee, with respect
              to senior debt securities                  4.2(/3/)
    10.17     Second Supplemental Indenture, dated
              as of May 28, 1993, by and among News
              America Holdings Incorporated, the
              guarantors named therein and The Bank
              of New York, as Trustee, with respect
              to senior debt securities                  4.3(/3/)
    10.18     Third Supplemental Indenture, dated
              as of July 21, 1993, by and among
              News America Holdings Incorporated,
              the guarantors named therein and The
              Bank of New York, as Trustee, with
              respect to senior debt securities        4.14(/11/)
    10.19     Fourth Supplemental Indenture, dated
              as of October 20, 1995, by and among
              News America Holdings Incorporated,
              the guarantors named therein and The
              Bank of New York, as Trustee, with
              respect to the senior debt securities    4.15(/11/)

                                                                   PAGE NUMBER
                                                      EXHIBIT NO.       IN
                                                      IN DOCUMENT  SEQUENTIALLY
    EXHIBIT                                          INCORPORATED    NUMBERED
     NO.      DESCRIPTION                            BY REFERENCE    DOCUMENT
    -------   -----------                            ------------  ------------
    10.20     Fifth Supplemental Indenture, dated
              as of January 8, 1998, by and among
              News America Incorporated, the guar-
              antors named therein and The Bank of
              New York, as Trustee, with respect
              to the senior debt securities              4.6(/12/)
    10.21     Composite Revolving Credit Agree-
              ment, dated as of May 19, 1993 (in-
              cluding amendments dated August 9,
              1993, September 14, 1993, May 12,
              1994, March 30, 1995, February 29,
              1996 and December 20, 1996) among
              News America Incorporated et al,
              several agents, managers and banks+
    10.22     Indenture for the 5% Subordinated
              Discount Debentures, dated as of No-
              vember 12, 1996, among News America
              Holdings Incorporated, The News Cor-
              poration Limited, each of the Sub-
              sidiary Guarantors named therein and
              The Bank of New York, as Trustee          4(i)(/13/)
    10.23     Funding Agreement, dated as of June
              11, 1997 by and among The News
              Corporation Limited, News Publishing
              Australia Limited and Fox Kids
              Worldwide, Inc.                          10.33(/14/)
    10.24     Amended and Restated Strategic
              Stockholders Agreement, dated as of
              August 1, 1997, by and among Haim
              Saban, certain entities listed on
              Schedule A thereto, Fox Broadcasting
              Company, Fox Broadcasting Sub, Inc.
              and Allen & Company Incorporated          10.1(/14/)
    10.25     Agreement Regarding Ownership
              Interests, dated April 29, 1996, by
              and among Liberty Media Corporation,
              News America Holdings Incorporated,
              Fox Regional Sports Holdings, Inc.,
              LMC Newco U.S., Inc., and
              Liberty/Fox Sports Financing LLC          10.1(/15/)
    10.26     First Amended and Restated Agreement
              Regarding Ownership Interests, dated
              as of December 15, 1997, by and
              among Liberty Media Corporation,
              News America Holdings Incorporated,
              Fox Regional Sports Holdings, Inc.,
              LMC Newco U.S. Inc., and Liberty/Fox
              Sports Financing LLC                   10.1(b)(/16/)
    10.27     Operating Agreement of Fox/Liberty
              Networks, LLC (f/k/a Liberty/Fox
              U.S. Sports LLC), dated April 29,
              1996, by and among LMC Newco U.S.,
              Inc., Fox Regional Sports Holdings,
              Inc. and Liberty/Fox Sports
              Financing LLC                             10.4(/15/)
    10.28     First Amended and Restated Operating
              Agreement of Fox/Liberty Networks,
              LLC, dated December 15, 1997 by and
              among LMC Newco U.S., Inc., Fox
              Regional Sports Holdings, Inc. and
              Liberty/Fox Sports Financing LLC       10.4(b)(/16/)
    10.29     Form of Master Intercompany
              Agreement between the Company and
              The News Corporation Limited+
    10.30(a)  Form of Intercompany Note of
              Twentieth Century Fox Film
              Corporation to FEG Holdings, Inc.
    10.30(b)  Form of Intercompany Note of the
              Company to News America Incorporated
    10.30(c)  Form of Intercompany Note of Fox
              Television Stations, Inc. to News
              America Incorporated

                                                                   PAGE NUMBER
                                                      EXHIBIT NO.       IN
                                                      IN DOCUMENT  SEQUENTIALLY
    EXHIBIT                                           INCORPORATED   NUMBERED
     NO.      DESCRIPTION                             BY REFERENCE   DOCUMENT
    -------   -----------                             ------------ ------------
    10.31     Form of Tax Sharing Agreement between
              the Company and News Publishing
              Australia Limited+
    10.32     Amendment No. 7, dated as of June 8,
              1998, to the Revolving Credit
              Agreement dated as of May 19, 1993
              (as amended on August 9, 1993,
              September 14, 1993, May 12, 1994,
              March 30, 1995, February 29, 1996 and
              December 20, 1996) among News America
              Incorporated et al, several agents,
              managers and banks+
    10.33     Amended and Restated Indenture, as
              amended and restated as of September
              30, 1994, between NWCG Holdings
              Corporation and Nationsbank of
              Georgia, National Association, as
              Trustee, with respect to the Senior
              Secured Discount Notes Due 1999          4.1A(/17/)
    21.1      List of Principal Subsidiaries of the
              Company
    23.1      Consent of Arthur Andersen LLP
    23.2      Consent of Ernst & Young LLP
    23.3      Consent of Squadron, Ellenoff,
              Plesent & Sheinfeld, LLP (contained
              in the Opinion filed as Exhibit 5.1)
    24.1      Power of Attorney+
    27        Financial Data Schedule+

--------

 + Previously filed.
(1) Incorporated by reference to the Report on Form 6-K of The News Corporation Limited, dated January 28, 1993.
(2) Incorporated by reference to the Report on Form 6-K of The News Corporation Limited, dated April 26, 1993.
(3) Incorporated by reference to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 of the News America Holdings Incorporated (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
(4) Incorporated by reference to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-74574) filed with the Securities and Exchange Commission on January 28, 1994.
(5) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-74574) filed with the Securities and Exchange Commission on February 4, 1994.
(6) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-79334) filed with the Securities and Exchange Commission on June 14, 1994.
(7) Incorporated by reference to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-94868) filed with the Securities and Exchange Commission on July 24, 1995.
(8) Incorporated by reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-62008) filed with the Securities and Exchange Commission on August 18, 1993.
(9) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-62008) and Post-Effective Amendment No. 2 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-81272) filed with the Securities and Exchange Commission on July 21, 1994.

(10) Incorporated by reference to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 33-67008) filed with the Securities and Exchange Commission on May 4, 1993.
(11) Incorporated by reference to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated on Form F-3 (Registration No. 33-98238) filed with the Securities and Exchange Commission on October 23, 1995.
(12) Incorporated by reference to the Registration Statement of News America Incorporated on Form F-4 (Registration No. 333-8744) filed with the Securities and Exchange Commission on May 12, 1998.
(13) Incorporated by reference to the Registration Statement on Form F-3 of The News Corporation Limited (Registration No. 333-6896) filed with the Securities and Exchange Commission on January 26, 1998.
(14) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 of Fox Kids Worldwide, Inc. (Registration No. 333-12995) filed with the Securities and Exchange Commission on January 26, 1998.
(15) Incorporated by reference to the Registration Statement of Fox/Liberty Networks, LLC on Form S-4 (Registration No. 333-38689) filed with the Securities and Exchange Commission on October 24, 1997.
(16) Incorporated by reference to Amendment No. 2 to Registration Statement of Fox/Liberty Networks, LLC and FLN Finance, Inc. on Form S-4 (Registration No. 333-38689) filed with the Securities and Exchange Commission on December 18, 1997.
(17) Incorporated by reference to Amendment No. 1 to the Registration Statement of NWCG Holdings Corporation on Form S-1 (Registration No. 33-82274) filed with the Securities and Exchange Commission on October 18, 1994.